    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           KOLL REAL ESTATE SERVICES
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     6552                    95-4502592
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 833-9360
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RAYMOND E. WIRTA
                            CHIEF EXECUTIVE OFFICER
                           KOLL REAL ESTATE SERVICES
                            4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 833-9360
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
       CYNTHIA M. DUNNETT, ESQ.                RICHARD A. STRONG, ESQ.
          RIORDAN & MCKINZIE                   KENNETH M. DORAN, ESQ.
  300 SOUTH GRAND AVENUE, 29TH FLOOR         GIBSON, DUNN & CRUTCHER LLP
     LOS ANGELES, CALIFORNIA 90071             333 SOUTH GRAND AVENUE
            (213) 629-4824                  LOS ANGELES, CALIFORNIA 90071
                                                   (213) 229-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS OF              PROPOSED MAXIMUM
     SECURITIES TO BE REGISTERED       AGGREGATE OFFERING PRICE(1) AMOUNT OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------
Common Stock ($.01 par value)........          $86,250,000                  $29,742
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           KOLL REAL ESTATE SERVICES

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

        ITEM NUMBER AND HEADING IN FORM S-1        HEADING OR LOCATION IN PROSPECTUS
        -----------------------------------        ---------------------------------
  1. Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus.............................  Outside Front Cover Page

  2. Inside Front and Outside Back Cover
      Pages of Prospectus....................  Inside Front Cover Page; Additional
                                               Information; Outside Back Cover Page

  3. Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges.....  Summary; Risk Factors

  4. Use of Proceeds.........................  Summary; Use of Proceeds

  5. Determination of Offering Price.........  Outside Front Cover Page; Underwriting

  6. Dilution................................  Risk Factors; Dilution

  7. Selling Security Holders................  Outside Front Cover Page; Principal and
                                               Selling Stockholders

  8. Plan of Distribution....................  Outside Front Cover Page; Underwriting

  9. Description of Securities to be
      Registered.............................  Summary; Dividend Policy; Capitalization;
                                               Description of Capital Stock

 10. Interests of Named Experts and Counsel..  Legal Matters; Experts

 11. Information with Respect to the
      Registrant.............................  Outside Front Cover Page; Summary; Risk
                                               Factors; Dividend Policy; Capitalization;
                                               Selected Consolidated Financial Data;
                                               Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations; Business; Management; Certain
                                               Transactions; Principal and Selling
                                               Stockholders; Shares Eligible for Future
                                               Sale; Financial Statements

 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 19, 1996

PROSPECTUS

                                       SHARES
                           KOLL REAL ESTATE SERVICES

[LOGO OF KOLL REAL ESTATE SERVICES]

                                  COMMON STOCK
                                    -------

  Of the      shares of common stock, $.01 par value per share (the "Common
Stock"), of Koll Real Estate Services (the "Company") being offered hereby (the
"Offering"),      shares are being sold by the Company and      shares are
being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be $ per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the proposed symbol "KOLL."

  SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                    -------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                     PROCEEDS TO
                                   PRICE TO UNDERWRITING PROCEEDS TO   SELLING
                                    PUBLIC  DISCOUNT(1)  COMPANY(2)  STOCKHOLDERS
- ---------------------------------------------------------------------------------
Per Share.......................     $          $            $           $
- ---------------------------------------------------------------------------------
Total(3)........................    $          $            $           $
- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------

(1) The Company, Koll Management Services, Inc. and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $    .
(3) The Company has granted the several Underwriters an option to purchase up
    to an additional     Shares of Common Stock to cover over-allotments. If
    all of such Shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $    , $     and $    ,
    respectively. See "Underwriting."
                                    -------

  The Shares are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be
made in New York, New York on or about    , 1996.

                                    -------
MERRILL LYNCH & CO.                                    BT SECURITIES CORPORATION
                                    -------

                  The date of this Prospectus is      , 1996.

                                     KOLL

      Growth in Revenue                                Growth in EBITDA
         [Bar Graph]                                      [Bar Graph]


    Investment Management                        Property & Corporate Services
   Assets Under Management                       Square Feet Under Management
         [Bar Graph]                                      [Bar Graph]


     Portfolio by Region                           Portfolio by Product Type
         [Pie Chart]                                      [Pie Chart]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          [INSIDE FRONT COVER FOLDOUT]

                             KOLL PRINCIPAL OFFICES

[Photo 1]                                                                                   [Photo 4]
                                  [Map 1]
[Photo 2]               [Map 2]                           [Map 3]                           [Photo 5]
[Photo 3]                                                                                   [Photo 6]

   WEST        CENTRAL      MIDWEST      SOUTHEAST          EAST       INTERNATIONAL
- ----------  ------------- ------------ -------------- ---------------- -------------
San Fran-
 cisco      Albuquerque   Chicago      Nashville      Philadelphia       Jakarta
San Jose    Denver        Detroit      Atlanta        Boston             Beijing
Foster
 City       Tulsa         Cincinnati   Tampa          New York City      Shanghai
Emeryville  Oklahoma City Columbus     Orlando        Washington, D.C.   Singapore
Los Ange-
 les        Kansas City   Dayton       Ft. Lauderdale Baltimore          Tokyo
Long Beach  Houston       Indianapolis Raleigh        Hartford
Newport
 Beach      Dallas        Minneapolis  Lexington      Buffalo
San Diego   New Orleans                Florence       Paramus
Las Vegas   Abilene                                   Providence
Seattle     Austin
Portland    San Antonio
Honolulu    Phoenix
            Tuscon

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, as used in this Prospectus (i) the term "KRES" refers to Koll Real Estate Services, a Delaware corporation, the terms "KMS" and "Predecessor Company" refer to Koll Management Services, Inc., a Delaware corporation and wholly-owned subsidiary of KRES, and its subsidiaries, and the term "Company" refers to KRES and KMS and its subsidiaries, and, with respect to periods prior to its acquisition by KRES, to KMS and its subsidiaries, (ii) all information assumes that the over-allotment option granted to the Underwriters has not been exercised and is not adjusted
to reflect a   -for-   stock split to be effected prior to the consummation of
the Offering and (iii) all references to a fiscal year shall mean the fiscal year of the Company in which such year concludes (for example, the fiscal year commencing April 1, 1995 and ending March 31, 1996 is referred to herein as fiscal 1996). This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  The Company is a fully-integrated real estate services company that provides property, facility and investment management services to institutional and corporate owners of and investors in commercial real estate in the United States and Asia. The Company's services include (i) property and facilities management and leasing services for approximately 1,740 commercial properties containing approximately 149 million square feet and over 19,000 tenants, (ii) investment management for asset portfolios consisting primarily of commercial real estate investments, which had an aggregate cost basis of approximately $2.0 billion as of June 30, 1996 and (iii) a variety of related services which provide the Company's clients with "one-stop shopping" throughout the ownership of their real estate investments. The Company's approximately 2,600 employees provide these services through a network of 279 offices located in 22 out of the 25 largest Metropolitan Statistical Areas ("MSAs") in the United States and in five major cities in Asia. According to Commercial Property News' 1996 Annual Survey of Property Managers, the Company is one of the ten largest commercial property management companies in the United States.

  Since fiscal 1992, the Company has implemented an aggressive growth strategy through acquisitions, capitalizing upon its extensive real estate capabilities, property and facilities management experience and reputation as a quality service provider. From fiscal 1992 through fiscal 1996, the Company (i) increased the total square footage it manages or leases from approximately 38 million square feet to approximately 149 million square feet, (ii) established the Investment Management Division, which raised and invested approximately $585 million in fiscal 1996, and (iii) developed numerous related services which have been cross-marketed to the Company's existing and new clients. The Company's revenue increased at a compound annual rate of approximately 42% from $29.1 million for fiscal 1992 to $119.7 million for fiscal 1996 and the Company's EBITDA (as defined herein) increased at a compound annual rate of approximately 39% from $4.8 million to $17.7 million for the same periods.

  The Company believes that its primary competitive advantages for continued growth in the consolidating real estate services industry include its (i) ability to offer customers comprehensive, high-quality services at competitive prices in multiple geographic markets, (ii) large-scale operations, with the appropriate corporate infrastructure to assimilate additional acquisitions,
(iii) ability to capitalize on the "Koll" name, which the Company believes is widely recognized and respected in the real estate services industry, (iv) innovative approach to developing new services in response to perceived market demands, (v) experienced management team, the executive officers and key employees of which have an average tenure of over 20 years in the real estate
services industry and who, after the Offering, will collectively own   % of the
Company's Common Stock (assuming exercise of outstanding performance stock options) and (vi) access to capital to fund continued internal growth and acquisitions.

  The Company's growth strategy has focused on the acquisition of regional property management companies in strategically-targeted markets, investment management companies and other complementary service providers. Since fiscal 1992, the Company has completed 21 acquisitions for an aggregate purchase price of approximately $43 million, and currently has five acquisitions pending, all of which are listed below:

 PROPERTY AND CORPORATE SERVICES DIVISION (1)

                                                      SQUARE FEET
                                                      MANAGED AT
  DATED                                                 DATE OF      GEOGRAPHIC
 ACQUIRED                ACQUISITION                  ACQUISITION  MARKET SERVED
 --------                -----------                 ------------- --------------
                                                     (IN MILLIONS)
 Pending  Property Management and Brokerage
           Company..................................      5.5      California, Oregon and Washington
 Pending  Leasing and Brokerage Company (2).........       --      Southern California
 Pending  Relocations, Inc. (3).....................       --      China
 Pending  PT IPAC Propertindo (4)...................      1.7      Indonesia
 Pending  The Landmark Property Corporation (5).....      3.0      Hawaii
  7/96    Total Employee Relations, Inc. (6)........       --      United States
  10/95   Bridgewood Properties.....................      1.8      New Jersey
  7/95    The Shelard Group, Inc. ..................      7.9      Minnesota
  4/95    Jones & Company...........................      1.0      Kansas and Missouri
  3/95    Ross-Dove Company, Inc. (7)...............       --      International
  1/95    CBS Investment Realty, Inc. ..............     19.2      Southwestern and Western U.S.
  10/94   Midstates Management Company, Inc. .......      3.6      Illinois
  2/94    Karsten Realty Advisors (8)...............      2.0      Southwestern, Western and
                                                                    Eastern U.S.
  2/94    The Peregrine White Company, Inc. (9).....       --      Eastern U.S.
  2/94    Bonutto-Hofer Investments (8).............      0.6      Western U.S.
  7/93    Rubloff Inc. .............................     32.0      Midwestern, Southern, Central and
                                                                    Southeastern U.S.
  1/93    Tishman Midwest Management Corp. .........      2.2      New York
  9/92    The Swearingen Management Company, Inc. ..      4.1      Texas
  2/92    Sunwest Asset Management..................      4.8      California
  1/92    CC&F Asset Management Co., Inc. (10). ....     13.9      New England, Illinois
  7/91    Tipton Associates, Inc ...................      1.3      Ohio
  4/91    Linclay...................................      1.3      Ohio
  4/91    Shannon Management Services, Inc. ........      1.8      Texas

                                                   (footnotes on following page)

 INVESTMENT MANAGEMENT DIVISION

                                               ASSETS UNDER
                                               MANAGEMENT AT
 DATED                                            DATE OF
ACQUIRED              ACQUISITION               ACQUISITION            SERVICES ACQUIRED
- --------              -----------              -------------           -----------------
                                               (IN MILLIONS)
  4/95    National Real Estate Index..........     $  5      Real estate research & publishing,
                                                              investment management
  5/94    Dover Retail Properties, Inc. (11)..      --       Investment and property management
  2/94    Karsten Realty Advisors (8).........     $637      Investment and property management
  2/94    Bonutto-Hofer Investments (8).......     $351      General partner services
  4/93    D.A. Management, Inc. ..............     $ 59      Investment management

- --------
 (1) Unless otherwise noted, the entities listed below provide property and/or facilities management or related services.
 (2) Provides leasing and sales brokerage and consulting services for retail real estate.
 (3) Provides relocation services to employees of multinational corporations relocating to Hong Kong and China.
 (4) Pending acquisition of a 50% interest.
 (5) Pending acquisition of a 99.8% interest.
 (6) Provides employee relations consulting.
 (7) Acquisition of a 50.1% interest. Provides capital asset disposition services.
 (8) Both property management and investment management contracts were included as part of this acquisition.
 (9) Provides leasing and tenant representation services.
(10) Acquisition of a 50% interest.
(11) Represents acquisition of remaining general partnership interests of assets under management acquired with Bonutto-Hofer Investments.

  After completing 20 acquisitions during the previous five years, in October 1995 the Company focused its resources on (i) assimilating these acquisitions,
(ii) enhancing its existing corporate infrastructure in order to accommodate continued growth and (iii) improving its financial flexibility to fund future acquisitions. The Company recently completed one smaller acquisition, currently has five acquisitions pending and continually assesses acquisition opportunities as part of its growth strategy. Management believes there are significant opportunities in the fragmented and consolidating real estate services industry to acquire additional companies that will complement and expand the Company's existing operations. Following completion of the Offering, the Company expects to have approximately $ million of net proceeds from the Offering to fund future acquisitions.

  The real estate services industry continues to experience consolidation. Since the late 1980's, competition among real estate service providers has increased dramatically, institutional ownership of real estate in the United States has become more concentrated and corporate owners of real estate have increasingly outsourced their real estate service needs to third-party providers in order to refocus their resources on core businesses. The desire of institutions and corporations to receive comprehensive real estate services from a reduced number of providers capable of broad geographic coverage and the downward pressure on fees paid to real estate service providers due to increased competition, have driven, and should continue to drive, the consolidation taking place in the industry today. The Company believes that this consolidation will motivate the large number of local and regional real estate service providers to sell to, or form alliances with, major national and international companies. Despite this consolidation, the real estate services industry still remains highly fragmented. As the chart below depicts, the top ten property managers (based on square footage) manage less than 3% and the top 50 property managers manage less than 5% of the approximately 60 billion total square feet of commercial property (industrial, office and retail) located in the United States.

[PIE CHART]


  The Company provides a broad spectrum of real estate and real estate-related services through two principal operating divisions: Property and Corporate Services and Investment Management. The Property and Corporate Services Division provides (i) property management services, which include maintenance, marketing and leasing services for investor-owned, but not typically investor-occupied, property and (ii) corporate and facilities management services, which include the administration, management and maintenance of corporate-owned and occupied property, as well as tenant representation, capital asset disposition, strategic real estate consulting and other ancillary services for corporate clients. The Investment Management Division provides a variety of services to the pension fund and institutional real estate investment community including
(i) real estate investment fund and portfolio management, (ii) acquisition, disposition, financing and valuation services related to commercial properties and (iii) real estate market and securities research.

  In order to support its broad geographic operations and diverse services, the Company has developed a centralized corporate support structure that provides a variety of uniform, high-quality technical and personnel support services to the entire organization, including management information systems, risk management, employee training and human resources administration. The Company believes these centralized support services provide it with a distinct competitive advantage and have been instrumental in the Company's ability to assimilate acquisitions effectively. In addition, since a portion of the Company's administrative costs are fixed, the Company believes it will be able to add revenue associated with additional square footage and assets under management without significantly increasing those costs.

  The Company's primary business and operating strategy is to pursue increased revenue, market share and profitability through growth in square footage under management, assets under management and related new services combined with proactive cost control. Key elements of the Company's strategy involve (i) continuing to grow through acquisitions, (ii) continuing to provide and develop new services for existing and prospective institutional and corporate clients,
(iii) capitalizing on the trend by large corporations to outsource their real estate service needs to major national and international third-party providers,
(iv) positioning the Company to take advantage of currently recovering real estate markets in the U.S. and emerging markets in Asia and (v) developing and offering new services to property tenants and their employees.

                                  THE OFFERING

Common Stock Offered by the Compa-
 ny................................       shares (1)
Common Stock Offered by the Selling
 Stockholders......................       shares (2)
Common Stock to be outstanding af-
 ter the Offering..................       shares (1)(3)
Use of Proceeds....................  The net proceeds of the Offering will be used to repay indebtedness outstanding
                                     under the Bank Credit Facility (as defined
                                     herein), to fund acquisitions and internal
                                     growth and for general corporate purposes.
                                     See "Use of Proceeds."
Proposed Nasdaq National Market
 Symbol............................  "KOLL"

- --------
(1) Does not include up to      shares of Common Stock subject to an over-
    allotment option granted by the Company to the Underwriters. See "Underwriting."
(2) The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.
(3) Does not include 548,500 shares of Common Stock issuable upon the exercise of performance stock options outstanding as of June 30, 1996.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND ASSETS UNDER MANAGEMENT)

  The following tables set forth summary financial and other data for the Company on a consolidated historical basis and on a consolidated pro forma basis for the periods and dates indicated. The summary historical financial data as of March 31, 1996 and 1995 and for the years ended March 31, 1996 and 1994 and the four month and eight month periods ended March 31, 1995 and November 30, 1994, respectively, are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company and the Predecessor Company included elsewhere in this Prospectus. The summary financial data as of March 31, 1994, 1993 and 1992 and for the years ended March 31, 1993 and 1992 are derived from the audited consolidated financial statements of the Predecessor Company not included herein. The summary historical consolidated financial data as of and for the three month periods ended June 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Due to seasonality of the Company's business, operating results for the three month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1997.

  Pro forma amounts include completed and pending acquisitions as if such acquisitions had occurred as of the beginning of the period for income statement and other data and as of the end of the period for balance sheet data. The pro forma amounts also reflect the application of a portion of the net proceeds from the Offering in an amount sufficient to repay the pro forma amount outstanding under the Company's Bank Credit Facility as of June 30, 1996. The pro forma financial data is not necessarily indicative of what the Company's actual financial position and results of operations would have been as of and for the periods indicated if those acquisitions had been consummated on such dates, nor does it purport to represent the Company's financial position and results of operations for future periods.

  The financial and other data presented below are qualified by reference to and should be read in conjunction with the Company's pro forma and audited consolidated historical financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                                                               KOLL MANAGEMENT
                                       KOLL REAL ESTATE SERVICES (1)                   SERVICES, INC. (PREDECESSOR) (1)
                          ---------------------------------------------------------  ------------------------------------
                            PRO
                           FORMA                      PRO FORMA
                          --------                    ---------
                           THREE                                            FOUR        EIGHT
                           MONTHS    THREE MONTHS       YEAR      YEAR     MONTHS       MONTHS          YEAR ENDED
                           ENDED    ENDED JUNE 30,      ENDED     ENDED     ENDED       ENDED            MARCH 31,
                          JUNE 30, ------------------ MARCH 31, MARCH 31, MARCH 31,  NOVEMBER 30, -----------------------
                          1996 (2) 1996 (2)  1995 (2)   1996      1996      1995         1994      1994    1993    1992
                          -------- --------  -------- --------- --------- ---------  ------------ ------- ------- -------
Revenue.................  $ 31,570 $ 29,630  $ 27,566 $129,620  $119,700  $ 32,490     $ 51,566   $59,671 $38,924 $29,096
Costs and expenses,
 excluding depreciation,
 amortization and
 interest...............    28,515   26,711    24,578  112,161   102,899    28,939       47,472    53,152  33,742  24,322
Depreciation............       563      535       420    2,012     1,883       486          682       736     184      98
Amortization............     2,090    1,927     1,357    7,742     6,937     1,389        1,545       980     455     154
Operating income........       887      942     1,118    8,617     8,893     1,565        1,822     5,143   4,543   4,522
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................       756      (55)      261    8,092     5,002       973        1,470     5,017   4,506   4,522
Net income (loss).......       380      (26)      104    3,566     2,047       388          250     2,987   2,701   2,713
Earnings (loss) per
 share..................
Average number of common
 shares and common share
 equivalents (3)........
OTHER DATA:
EBITDA (4)..............  $  3,540 $  3,404  $  2,895 $ 18,371  $ 17,713  $  3,440     $  5,257   $ 6,859 $ 5,182 $ 4,774
Square feet under
 management (5).........   159,388  149,188   136,287  155,405   145,205   129,976      106,555    91,425  65,275  58,699
Assets under management
 (in millions)(5).......     1,985    1,985              1,643     1,643     1,436                  1,127     780
BALANCE SHEET DATA (AT
END OF PERIOD):
Working capital.........  $ 15,701 $  4,948  $  3,738       --  $ 12,796  $ (2,298)          --   $ 3,304 $ 9,832 $ 8,404
Total assets............   126,896  122,379   106,923       --   126,207    96,696           --    32,858  17,357  14,500
Long-term liabilities...     8,404   40,363    33,482       --    45,297    27,597           --     2,832     250      --
Minority interest.......    12,076   11,542     8,907       --    13,631     8,552           --     2,383     552     244
Stockholders' equity....    80,758   35,219    33,384       --    35,245    32,985           --    14,159  12,616   9,915

                                                   (footnotes on following page)

- --------
(1) The financial data for Koll Real Estate Services reflect the effects of the Merger (as defined herein) and as a result are not comparable to the financial data for Koll Management Services, Inc. (the Predecessor Company) prior to the Merger.
(2) A significant component of the Company's revenue is transactional in nature which is subject to certain seasonality. Historically, the Company's revenue, operating income and net income in the first and fourth quarters of its fiscal years are generally lower than in the second and third quarters due to these fluctuations, which is consistent with industry trends. Therefore, quarterly results are not necessarily representative of results for the entire year.
(3) See Note 1 of Notes to Consolidated Financial Statements and the Pro Forma Financial Statements for a description of the shares used in calculating earnings (loss) per share.
(4) EBITDA represents net income before interest, income taxes, depreciation and amortization, non-cash compensation under stock award plans and certain other non-recurring items including compensation expense related to the Merger of $1,208,000 for the eight months ended November 30, 1994. Management believes that it is industry practice to evaluate real estate services companies based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA removes the effect of certain non-cash charges on operating performance, such as the amortization of acquired management contracts and merger costs, which management believes results in an effective measure of operating performance. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance.
(5) Square feet under management represents the properties for which the Company provided management or leasing services through its Property and Corporate Services Division as of the end of the period presented. Assets under management represents the cost basis of assets the Company managed through its Investment Management Division as of the end of the period presented.

                                 RISK FACTORS

  The following factors, in addition to information appearing elsewhere in this Prospectus, should be carefully considered before making an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

RISKS INHERENT IN GROWTH STRATEGY

  A substantial component of the Company's growth since 1991 has been through acquisitions of selected property and investment management and related services companies. The Company's future growth will be dependent in part upon the continued availability of suitable acquisition candidates at favorable prices and upon favorable terms and conditions. There can be no assurance that future acquisitions can be consummated on favorable terms. Acquisitions entail risks that acquisition candidates will fail to perform in accordance with expectations and that business judgments with respect to the value, strengths and weaknesses of acquisition candidates will prove inaccurate. A failure to successfully continue its growth strategy could have an adverse effect on the Company's results of operations. See "Business--Business Strategy" and "-- Acquisitions."

  While the Company's experience to date in integrating operations acquired from other companies has been generally favorable, there can be no assurance that more significant difficulties will not be encountered in the future. The Company's growth is expected to place significant demands on the Company's financial and management resources. Such problems could reduce or eliminate operating efficiencies and cost savings the Company hopes to realize upon the integration of acquired operations.

NEED FOR ADDITIONAL FINANCING

  The Company will require additional financing to sustain its acquisition program. The Company expects to finance future acquisitions and internal growth through a combination of funds available under its bank credit facility, as amended (the "Bank Credit Facility"), cash on hand, including a portion of the net proceeds from the Offering, cash flow from operations, additional indebtedness incurred by the Company and public or private sales of the Company's capital stock. There can be no assurance that the Company's internal resources or other financing will be sufficient to finance acquisitions and internal growth. The Company is presently negotiating an amendment to the Bank Credit Facility that will provide additional availability for both acquisitions and general corporate purposes after consummation of the Offering. No assurance can be given that such negotiations will be successfully concluded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

  Recent economic conditions have led to increased competition among commercial real estate service companies. Some of the Company's competitors and potential competitors have greater financial and marketing resources than the Company. There can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to maintain or increase its market share and could adversely affect the Company's financial results. Although there can be no assurance that increased competition will not force the Company to reduce its prices in the future, the Company believes that the broad range of real estate services it offers may afford some protection against any downward pressure on fees. Competition in the investment management business is based on scope of services provided, fees charged and results achieved. Some of the Company's competitors in this area have been in business longer, have more established business relationships and may have larger dedicated research staffs than the Company. However, the Company believes that the knowledge, experience and accountability of its investment management personnel allow it to compete effectively. See "Business--Competition."

REAL ESTATE ECONOMIC CLIMATE

  The condition of the real estate market tends to be cyclical and related to the condition of the economy as a whole or, at least, to the perceptions of investors and developers as to the economic outlook. The sharp downturn in the commercial real estate market beginning in the late 1980's has caused and may continue to cause some property owners to dispose of or lose their properties through foreclosures and has caused certain real estate firms to undergo restructurings or changes in control. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the Company to lose management agreements or make the agreements it retains less profitable.

  The Company's revenue from property management services is generally a percentage of aggregate rent collections from the properties, with many of the Company's management agreements providing for a specified minimum management fee. Accordingly, the Company's continued success will be dependent in part upon the performance of the properties it manages. Such performance in turn will depend in part upon the Company's ability to attract and retain creditworthy tenants, the magnitude of defaults by tenants under their respective leases, the Company's ability to control operating expenses, governmental regulations, local rent control or stabilization ordinances which are or may be put into effect, various uninsurable risks, financial conditions prevailing generally and in the areas in which such properties are located, the nature and extent of competitive properties and the real estate market generally. See "Business--Industry Trends."

RISK RELATED TO GENERAL PARTNER STATUS

  The Company is a general partner in 33 general and limited partnerships. Nine of such partnerships are involved in the acquisition, rehabilitation, subdivision and sale of multi-tenant industrial business parks, eight of such partnerships own shopping centers and 16 of such partnerships hold portfolios of office, industrial and other retail real estate. As a general partner, the Company may be liable to its partners as well as liable for the obligations of such partnerships, including environmental liabilities. All of the Company's general partnership interests are held through its subsidiaries and the Company believes that its exposure to contingent liabilities is limited to the total invested capital in and advances to its subsidiaries holding the general partnership interests. Management does not believe that significant contingent liabilities exist with respect to these general partnership interests.

RISKS ASSOCIATED WITH OPERATIONS OUTSIDE THE UNITED STATES

  A portion of the Company's assets and operations is located outside the United States. The Company's plans to expand its overseas operations may be affected by economic, political and governmental conditions in the countries where the Company's services are or are proposed to be provided. In addition, changes in economic policies and political conditions in any of the foreign countries in which the Company operates could result in new or additional currency or exchange controls or other restrictions being imposed on the operations of the Company.

CONTROL BY PRINCIPAL STOCKHOLDER

  After the sale of the Common Stock offered hereby, FS&Co. will own
approximately   % of the Common Stock (  % if the Underwriters' over-allotment option is exercised in full). As used herein, "FS&Co." refers to Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies. As a result of its stock ownership in and relationship with the Company, as well as the voting agreements contained in that certain Third Amended and Restated Stockholders Agreement (the "Restated Stockholders Agreement") to be entered into upon consummation of the Offering by and among the Company, FS&Co., The Koll Company, The Koll Holding Company ("KHC") and AP KMS Partners, L.P. ("Apollo"), FS&Co. will continue to be able to control or strongly influence the business and affairs of the Company, including but not limited to having sufficient voting power to substantially control the election of a majority of the Board of Directors of the Company and, in general, to significantly influence the outcome of certain corporate transactions including mergers, consolidations, and the sale of substantially all of the Company's assets, and preventing or causing a change in the control of the Company. See "Principal and Selling Stockholders" and "Certain Transactions--Stockholders Agreement."

UNISSUED PREFERRED STOCK

  Pursuant to the Company's Certificate of Incorporation, as amended, the Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. In addition to the 5,301,854 shares of Common Stock outstanding prior to the Offering, up to 590,000 additional shares of Common Stock may be issued upon exercise of options granted or to be granted pursuant to the Company's Amended 1994 Nonqualified Performance Stock Option Plan (the "Performance Option Plan"), of which options with respect to 548,500 shares of Common Stock have been granted and which will vest in five annual installments commencing March 31, 1997. Vesting may be accelerated in the event the Company achieves certain operating results. The Company and its directors, executive officers and existing stockholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a
period of   days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting." Certain stockholders have certain registration rights with respect to the securities held or which may be acquired by them. See "Certain Transactions--Registration Rights Agreements" and "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS; DIVIDEND POLICY

  The Company has not paid any dividends upon the Common Stock since its formation. The Company does not currently intend to pay any dividends upon the Common Stock in the foreseeable future. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. As a holding company, the Company is dependent on distributions from its subsidiaries to pay dividends. Such distributions are prohibited under the terms of the Bank Credit Facility. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or, if developed, be sustained after the Offering. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company and representatives of the Underwriters (the "Representatives"). See "Underwriting." In recent years, the stock market in general and the stock prices of new public companies in particular have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in or failure to meet earnings estimates by analysts, market conditions in the industry, regulatory actions and general market conditions may have a significant effect on the market price of the Common Stock.

DILUTION

  The initial public offering price will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution in the book value per share of Common Stock from the initial public offering price. See "Dilution."

                                  THE COMPANY

  The Company is a fully-integrated real estate services company that provides property, facility and investment management services to institutional and corporate owners of and investors in commercial real estate in the United States and Asia. The Company's services include (i) property and facilities management and leasing services for approximately 1,740 commercial properties containing approximately 149 million square feet and over 19,000 tenants, (ii) investment management for asset portfolios consisting primarily of commercial real estate investments, which had an aggregate cost basis of approximately $2.0 billion as of June 30, 1996 and (iii) a variety of related services which provide the Company's clients with "one-stop shopping" throughout the ownership of their real estate investments. The Company's approximately 2,600 employees provide these services through a network of 279 offices located in 22 out of the 25 largest MSAs in the United States and in five major cities in Asia. According to Commercial Property News' 1996 Annual Survey of Property Managers, the Company is one of the ten largest commercial property management companies in the United States.

  Since fiscal 1992, the Company has implemented an aggressive growth strategy through acquisitions, capitalizing upon its extensive real estate capabilities, property and facilities management experience and reputation as a quality service provider. From fiscal 1992 through fiscal 1996, the Company
(i) increased the total square footage it manages or leases from approximately 38 million square feet to approximately 149 million square feet, (ii) established the Investment Management Division, which manages portfolios of assets which had an aggregate cost basis of approximately $2.0 billion at June 30, 1996, and (iii) established numerous related services which have been cross-marketed to the Company's existing and new clients. The Company's revenue increased at a compound annual rate of approximately 42% from $29.1 million for fiscal 1992 to $119.7 million for fiscal 1996 and the Company's EBITDA increased at a compound annual rate of approximately 39% from $4.8 million to $17.7 million for the same periods.

  The Company believes that its primary competitive advantages for continued growth in the consolidating real estate services industry include its (i) ability to offer customers comprehensive, high-quality services at competitive prices in multiple geographic markets, (ii) large-scale operations, with the appropriate corporate infrastructure to assimilate additional acquisitions,
(iii) ability to capitalize on the "Koll" name, which the Company believes is widely recognized and respected in the real estate services industry, (iv) innovative approach in developing new services in response to perceived market demands, (v) experienced management team, the executive officers and key employees of which have an average tenure of over 20 years in the real estate
services industry and who, after the Offering, will collectively own   % of
the Company's Common Stock (assuming exercise of outstanding performance stock options), and (vi) access to capital to fund continued internal growth and acquisitions.

  Koll Management Services, Inc. ("KMS") was incorporated in California in June 1988 and reincorporated in Delaware in May 1991. On July 31, 1991, KMS completed an initial public offering ("IPO") of 1.1 million shares of its common stock at $10 per share, which yielded net proceeds to KMS of $5.4 million. KMS was traded on the Nasdaq National Market under the symbol "KOLL." Prior to its IPO, KMS was a wholly-owned subsidiary of The Koll Company, a real estate development, construction and management company founded in 1962 in Newport Beach, California, by Donald M. Koll, Chairman of the Company. In the years following the IPO, KMS's management did not realize its expectation to issue additional debt or equity at favorable terms in order to fund its strategy for growth through acquisitions and, as a result, management supported the completion of a merger (the "Merger") in 1994. Koll Real Estate Services ("KRES") was organized in May 1994 by FS&Co. in order to effectuate the Merger and FS&Co.'s investment in the Company. On November 23, 1994, the stockholders of KMS approved the Merger pursuant to which each share of KMS's common stock (other than shares held by KRES) was converted into the right to receive $16.00. Upon consummation of the Merger, KMS became a wholly-owned subsidiary of KRES and KMS's common stock was no longer publicly traded. In connection with the settlement of stockholder litigation relating to the Merger, in September 1995 KMS paid its former stockholders (other than KRES, The Koll Company and KMS's former directors and officers) an additional $0.50 per share for each share of KMS common stock held by such stockholders.

  The Company's principal executive offices are located at 4343 Von Karman Avenue, Newport Beach, California 92660, and its telephone number is (714) 833-9360.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of     shares of Common Stock
offered by the Company hereby are estimated to be approximately $   million
($ million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $ per share and after deducting estimated underwriting discounts and offering expenses payable by the Company.

  The Company intends to use the net proceeds to repay approximately $
million of indebtedness expected to be outstanding under the Bank Credit
Facility upon closing of the Offering, of which approximately $   million was
used to fund acquisitions and the balance of which was used for general
corporate purposes. The remaining $   million of net proceeds ($    million if
the Underwriters' over-allotment option is exercised in full) will be used (i) to fund acquisition opportunities of real estate services and investment management companies, (ii) to fund internal growth and (iii) for general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, investment grade, interest bearing securities. See "Business -- Business Strategy" and "--Recent and Pending Acquisitions."

  The Company is continually assessing acquisition opportunities as part of its growth strategy and currently has five acquisitions pending. Should these acquisitions be consummated, they will be funded out of a portion of the proceeds of the Offering. See "Business--Recent and Pending Acquisitions."

  All amounts outstanding under the Bank Credit Facility, which has a final maturity date of December 31, 1999, bear interest at a customary base rate or Eurodollar rate plus a margin based upon KMS's leverage ratio (the ratio of total debt to earnings before interest, taxes, depreciation and amortization and costs related to the Merger), which margins range from 0% to 1.25% in the case of the base rate and from 0.625% to 2.25% in the case of the Eurodollar rate. The Company is currently negotiating an amendment to the Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain future earnings to finance its operations and acquisitions, and therefore does not anticipate paying any cash dividends in the foreseeable future. As a holding company, the Company is dependent on distributions from its subsidiaries to pay dividends. Such distributions are prohibited under the terms of the Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 5 of the Company's Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization as of June 30, 1996. The table also sets forth the Company's capitalization as of June 30,
1996 as adjusted to reflect the Company's issuance and sale of     shares of
Common Stock pursuant to the Offering, the Company's receipt of the estimated
net proceeds therefrom (at an assumed initial public offering price of $   per
share and after deducting the estimated underwriting discounts and offering expenses payable by the Company), and the application of the estimated net proceeds therefrom, as described under the caption "Use of Proceeds." The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma consolidated financial information and the financial statements and notes thereto included elsewhere in the Prospectus.

                                                                   AS OF
                                                               JUNE 30, 1996
                                                             ------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             --------  --------
                                                              (IN THOUSANDS)
Notes payable to banks:
  Bank Credit Facility......................................  $44,212  $    --
  Other.....................................................      225      225
                                                             --------  -------
                                                               44,437      225
Acquisition obligations.....................................    4,845    4,845
Minority interest...........................................   11,542   11,542
Other long-term.............................................    4,039    4,039
Stockholders' equity:
  Preferred Stock, $.01 par value; 2,000,000 shares
   authorized; no shares outstanding........................       --       --
  Common Stock, $.01 par value; 35,000,000 shares autho-
   rized; 5,301,854     issued and outstanding;     issued
   and outstanding, as adjusted (1).........................       53
  Additional paid-in capital................................   33,907
  Retained earnings.........................................    2,409    2,409
  Less notes receivable from stockholders...................   (1,150)  (1,150)
                                                             --------  -------
    Total stockholders' equity..............................   35,219
                                                             --------  -------
Total capitalization........................................ $100,082  $
                                                             ========  =======

- --------
(1) Does not include up to     shares of Common Stock subject to an over-
    allotment option granted by the Company to the Underwriters or 548,500 shares of Common Stock issuable upon the exercise of performance stock options outstanding as of June 30, 1996. See "Underwriting."

                                   DILUTION

  As of June 30, 1996, the Company had a deficit in net tangible book value of
$22.9 million, or $    per share of Common Stock. Net tangible book value per
share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.
After giving effect to the Company's sale of     shares of Common Stock
offered hereby at an assumed initial public offering price of $    per share,
and the application of estimated net proceeds therefrom (after deducting the estimated underwriting discounts and offering expenses payable by the Company), the Company's pro forma net tangible book value as of June 30, 1996
would have been approximately $    per share. This represents an immediate
increase of $    per share to existing stockholders and an immediate dilution
of $    per share to new investors. The following table illustrates this per share dilution:

   Initial public offering price per share............................     $
                                                                           ---
   Net tangible book value per share before Offering.................. $
                                                                       ---
   Increase in net tangible book value per share attributable to new public investors..................................................
                                                                       ---
   Net tangible book value per share after Offering...................
                                                                           ---
   Dilution per share to new investors................................     $
                                                                           ===

  The following table summarizes, on a pro forma basis as of June 30, 1996, the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid (before deducting the estimated underwriting discounts and offering expenses payable by the Company), and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in the Offering (based upon an assumed
initial public offering price of $    per share):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 5,301,854      %  $35,151,020      %      $6.63
New investors...............
                             ---------   ---   -----------   ---       -----
  Total.....................                %  $                %      $
                             =========   ===   ===========   ===       =====

  The foregoing tables assume no exercise of any outstanding stock options after June 30, 1996. As of June 30, 1996, there were 590,000 shares of Common Stock reserved for issuance under the Performance Option Plan, of which options had been granted with respect to 548,500 shares of Common Stock at a weighted average exercise price of approximately $10.67 per share. To the extent that these outstanding options are exercised, the dilution would be
$    per share to new investors. See "Management--Compensation Plans--Amended
1994 Nonqualified Performance Stock Option Plan" and Note 10 to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND ASSETS UNDER MANAGEMENT)

  The following tables set forth selected financial and other data for the Company on a consolidated historical basis and on a consolidated pro forma basis for the periods and dates indicated. The selected historical financial data as of March 31, 1996 and 1995 and for the years ended March 31, 1996 and 1994 and the four month and eight month periods ended March 31, 1995 and November 30, 1994, respectively, are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company and the Predecessor Company included elsewhere in this Prospectus. The selected financial data as of March 31, 1994, 1993 and 1992 and for the years ended March 31, 1993 and 1992 are derived from the audited consolidated financial statements of the Predecessor Company not included herein. The selected historical consolidated financial data as of and for the three month periods ended June 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Due to seasonality of the Company's business, operating results for the three month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1997.

  Pro forma amounts include completed and pending acquisitions as if such acquisitions had occurred as of the beginning of the period for income statement and other data and as of the end of the period for balance sheet data. The pro forma amounts also reflect the application of a portion of the net proceeds from the Offering in an amount sufficient to repay the pro forma amount outstanding under the Company's Bank Credit Facility as of June 30, 1996. The pro forma financial data is not necessarily indicative of what the Company's actual financial position and results of operations would have been as of and for the periods indicated if those acquisitions had been consummated on such dates, nor does it purport to represent the Company's financial position and results of operations for future periods.

  The financial and other data presented below are qualified by reference to and should be read in conjunction with the Company's pro forma and audited consolidated historical financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                                                                   KOLL MANAGEMENT
                                           KOLL REAL ESTATE SERVICES (1)                   SERVICES, INC. (PREDECESSOR) (1)
                              ---------------------------------------------------------  ------------------------------------
                                PRO
                               FORMA                      PRO FORMA
                              --------                    ---------
                               THREE                                            FOUR        EIGHT
                               MONTHS    THREE MONTHS       YEAR      YEAR     MONTHS       MONTHS          YEAR ENDED
                               ENDED    ENDED JUNE 30,      ENDED     ENDED     ENDED       ENDED            MARCH 31,
                              JUNE 30, ------------------ MARCH 31, MARCH 31, MARCH 31,  NOVEMBER 30, -----------------------
                              1996 (2) 1996 (2)  1995 (2)   1996      1996      1995         1994      1994    1993    1992
                              -------- --------  -------- --------- --------- ---------  ------------ ------- ------- -------
INCOME STATEMENT DATA:
Revenue.................      $ 31,570 $ 29,630  $ 27,566 $129,620  $119,700  $ 32,490     $ 51,566   $59,671 $38,924 $29,096
Costs and expenses,
 excluding depreciation,
 amortization and
 interest...............        28,515   26,711    24,578  112,161   102,899    28,939       47,472    53,152  33,742  24,322
Depreciation............           563      535       420    2,012     1,883       486          682       736     184      98
Amortization............         2,090    1,927     1,357    7,742     6,937     1,389        1,545       980     455     154
Operating income........           887      942     1,118    8,617     8,893     1,565        1,822     5,143   4,543   4,522
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................           756      (55)      261    8,092     5,002       973        1,470     5,017   4,506   4,522
Net income (loss).......           380      (26)      104    3,566     2,047       388          250     2,987   2,701   2,713
Earnings (loss) per
 share (3)..............
Average number of common
 shares and common
 shares equivalent (3)..
OTHER DATA:
EBITDA (4)..............      $  3,540 $  3,404  $  2,895 $ 18,371  $ 17,713  $  3,440     $  5,257   $ 6,859 $ 5,182 $ 4,774
Square feet under
 management (5).........       159,388  149,188   136,287  155,405   145,205   129,976      106,555    91,425  65,275  58,699
Assets under management
 (in millions) (5)......         1,985    1,985              1,643     1,643     1,436                  1,127     780
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........      $ 15,701 $  4,948  $  3,738       --  $ 12,796  $ (2,298)          --   $ 3,304 $ 9,832 $ 8,404
Total assets............       126,896  122,379   106,923       --   126,207    96,696           --    32,858  17,357  14,500
Long-term liabilities...         8,404   40,363    33,482       --    45,297    27,597           --     2,832     250     --
Minority interest.......        12,076   11,542     8,907       --    13,631     8,552           --     2,383     552     244
Stockholders' equity....        80,758   35,219    33,384       --    35,245    32,985           --    14,159  12,616   9,915

                                                   (footnotes on following page)

- --------
(1) The financial data for Koll Real Estate Services reflect the effects of the Merger and as a result are not comparable to the financial data for Koll Management Services, Inc. (the Predecessor Company) prior to the Merger.
(2) A significant component of the Company's revenue is transactional in nature which is subject to certain seasonality. Historically, the Company's revenue, operating income and net income in the first and fourth quarters of its fiscal years are generally lower than in the second and third quarters due to these fluctuations, which is consistent with industry trends. Therefore, quarterly results are not necessarily representative of results for the entire year.
(3) See Note 1 of Notes to Consolidated Financial Statements and the Pro Forma Financial Statements for a description of the shares used in calculating earnings (loss) per share.
(4) EBITDA represents net income before interest, income taxes, depreciation and amortization, non-cash compensation under stock award plans and certain other non-recurring items including compensation expense related to the Merger of $1,208,000 for the eight months ended November 30, 1994. Management believes that it is industry practice to evaluate real estate services companies based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA removes the effect of certain non-cash charges on operating performance, such as the amortization of acquired management contracts and merger costs, which management believes results in an effective measure of operating performance. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance.
(5) Square feet under management represents the properties for which the Company provided management or leasing services through its Property and Corporate Services Division as of the end of the period presented. Assets under management represents the cost basis of assets the Company managed through its Investment Management Division as of the end of the period presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's historical audited and pro forma consolidated financial statements and notes thereto and "Selected Consolidated Financial and Operating Data" included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

GENERAL

  Since fiscal 1992, the Company has implemented an aggressive growth plan as it has continued its strategy of solidifying its position as a leading fully-integrated real estate services company. The growth reflected in the Company's financial statements is the result principally of acquisitions of real estate service companies and secondarily internal growth from new assignments from existing and first-time clients. The Company's acquisition program has focused on (i) regional property management companies in strategically-targeted markets, (ii) investment management companies and (iii) other complementary service providers. Since fiscal 1992, the Company has completed 21 acquisitions for an aggregate purchase price of approximately $43.0 million, the most significant of which (based on revenue and net income) were: The Shelard Group, Inc. ("Shelard"), Ross-Dove Company, Inc. ("Ross-Dove"), CBS Investment Realty, Inc. ("CBS"), Karsten Realty Advisors ("Karsten") and Rubloff Inc. ("Rubloff"). Other acquisitions that were strategically significant include National Real Estate Index ("NREI") and The Peregrine White Company, Inc. ("Peregrine White").

  The Company's revenue is derived primarily from services provided by the Property and Corporate Services Division and Investment Management Division ("Fee Based Services") and includes property and investment management fees, reimbursement for expenses related to management personnel, leasing and other transaction commissions (net of related commissions paid to others), construction management fees and auction commissions. A significant component of the Company's revenue is transactional in nature which is subject to certain seasonality. Historically, the Company's revenue, operating income and net income in the first and fourth quarters of its fiscal years are generally lower than in the second and third quarters due to this seasonality, which is consistent with industry trends. Therefore, quarterly results are not necessarily representative of results for an entire year. Costs and expenses of Fee Based Services are generally those costs incurred directly in connection with the Company's management of properties and assets, in addition to the costs associated with the operations of the Company's regional offices. Under the terms of the Company's typical property and facilities management contract, a significant portion of the direct management costs are reimbursed. Such reimbursement is included in revenue.

  The Company's administrative costs represent the costs of the Company's corporate management and the various overhead departments including accounting, human resources, payroll and management information services. Historically, revenue growth has outpaced increases in administrative costs. This relationship has mitigated the effect on the Company of price competition in the industry, enabling the Company to operate more competitively.

  In the future, to the extent that the Company is successful in acquiring new companies and management agreements, the Company will experience increased expenses associated with the amortization of acquired management agreements and goodwill and, if the acquisitions are financed by additional indebtedness, an increase in interest expense. Accordingly, acquisitions may result in a decrease in income from operations. However, the Company intends to pursue acquisitions of management agreements that result in an increase in EBITDA after all transaction costs relating to the acquistion are absorbed. EBITDA represents net income before interest, income taxes, depreciation and amortization, non-cash compensation under stock award plans and certain other non-recurring items. Management believes that it is industry practice to evaluate real estate services companies based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA removes the effect of certain non-cash charges on operating performance, such as the amortization of acquired management contracts and merger costs, which management believes results in an effective measure of operating performance. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance.

  In November 1994, KRES acquired 100% of the outstanding common stock of KMS pursuant to the Merger (see "The Company"). Therefore, the following information for fiscal 1995, which is derived from consolidated statements of income for fiscal 1995, consists of four months of operations for KRES and eight months of operations for KMS. For comparative purposes, the following analyses compare these combined operations for fiscal 1995 to each of the twelve months ended March 31, 1996 and 1994.

RESULTS OF OPERATIONS

  The following tables set forth items derived from the Company's consolidated statements of operations for each of the periods presented in dollars and as a percent of revenue.

                         THREE MONTHS ENDED JUNE 30,                 YEAR ENDED MARCH 31,
                         -------------------------------  ---------------------------------------------
                                                                            COMBINED
                             1996             1995             1996           1995            1994
                         --------------   --------------  --------------  --------------  -------------
                                                 (DOLLARS IN THOUSANDS)
Revenue:
 Fee Based Services..... $29,193   98.5 % $26,962   97.8% $116,310  97.2% $81,758   97.3% $58,496  98.0%
 Interest income........      58    0.2        56    0.2       282   0.2      118    0.1       47   0.1
 Other..................     379    1.3       548    2.0     3,108   2.6    2,180    2.6    1,128   1.9
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
                          29,630  100.0    27,566  100.0   119,700 100.0   84,056  100.0   59,671 100.0
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
Costs and Expenses:
 Fee based services.....  22,025   74.3    18,963   68.8    80,497  67.2   57,007   67.8   38,003  63.7
 Administrative costs...   5,510   18.6     4,736   17.2    21,723  18.1   17,102   20.4   14,247  23.9
 Compensation expense
  related to Merger.....     --     --        --     --        --    --     1,208    1.4      --    --
 Interest expense.......     997    3.4       857    3.1     3,891   3.3      944    1.1      126   0.2
 Depreciation expense...     535    1.8       420    1.5     1,883   1.6    1,168    1.4      736   1.2
 Amortization expense...   1,927    6.5     1,357    4.9     6,937   5.8    2,934    3.5      980   1.7
 Minority interest in
  income (loss) of
  consolidated
  entities..............    (824)  (2.8)      879    3.2       679   0.6    1,094    1.3      902   1.5
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
                          30,170  101.8    27,212   98.7   115,610  96.6   81,457   96.9   54,994  92.2
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
Income before equity in
 income of
 unconsolidated
 entities, income taxes
 and extraordinary
 item...................    (540)  (1.8)      354    1.3     4,090   3.4    2,599    3.1    4,677   7.8
Equity income (loss) of
 unconsolidated
 entities...............     485    1.6       (93)  (0.3)      912   0.8     (156)  (0.2)     340   0.6
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
Income (loss) before
 income taxes and
 extraordinary item.....     (55)  (0.2)      261    1.0     5,002   4.2    2,443    2.9    5,017   8.4
Income taxes............     (29)  (0.1)      157    0.6     2,955   2.5    1,327    1.6    2,030   3.4
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
Income (loss) before
 extraordinary item.....     (26)  (0.1)      104    0.4     2,047   1.7    1,116    1.3    2,987   5.0
Extraordinary item......     --     --        --     --        --    --       478    0.6      --    --
                         -------  -----   -------  -----  -------- -----  -------  -----  ------- -----
                         $   (26)  (0.1)% $   104    0.4% $  2,047   1.7% $   638    0.7% $ 2,987   5.0%
                         =======  =====   =======  =====  ======== =====  =======  =====  ======= =====
EBITDA.................. $ 3,404   11.5 % $ 2,895   10.5% $ 17,713  14.8% $ 8,697   10.3% $ 6,859  11.5%
                         =======  =====   =======  =====  ======== =====  =======  =====  ======= =====

  The following table summarizes the revenue, expenses, and operating margins for Fee Based Services by operating segment for the three month periods ended June 30, 1996 and 1995 and the years ended March 31, 1996, 1995 and 1994.

                         THREE MONTHS ENDED JUNE 30,              YEAR ENDED MARCH 31,
                         ----------------------------  --------------------------------------------
                                                                         COMBINED
                             1996           1995            1996           1995           1994
                         -------------  -------------  --------------  -------------  -------------
                                                 (DOLLARS IN THOUSANDS)
Property and Corporate
 Services:
 Revenue................ $24,576 100.0% $21,807 100.0% $ 95,625 100.0% $65,230 100.0% $52,225 100.0%
 Costs of fee based
  services..............  18,868  76.8   16,148  74.1    69,583  72.8   47,779  73.2   34,286  65.6
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Gross operating margin
  (1)...................   5,708  23.2    5,659  25.9    26,042  27.2   17,451  26.8   17,939  34.4
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Allocated
  administrative costs..   3,971  16.2    3,742  17.1    15,055  15.7   12,309  18.9   11,338  21.7
 Depreciation and
  amortization..........     988   4.0      690   3.2     3,488   3.7    1,340   2.1      959   1.9
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Segment operating
  profit................ $   749   3.0% $ 1,227   5.6% $  7,499   7.8% $ 3,802   5.8% $ 5,642  10.8%
                         ======= =====  ======= =====  ======== =====  ======= =====  ======= =====
Investment Management:
 Revenue................ $ 4,617 100.0% $ 5,155 100.0% $ 20,685 100.0% $16,528 100.0% $ 6,271 100.0%
 Costs of fee based
  services..............   3,157  68.4    2,815  54.6    10,914  52.8    9,228  55.8    3,717  59.3
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Gross operating margin
  (1)...................   1,460  31.6    2,340  45.4     9,771  47.2    7,300  44.2    2,554  40.7
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Allocated
  administrative costs..     257   5.6      235   4.6       938   4.5      822   5.0      267   4.2
 Depreciation and
  amortization..........     709  15.3      438   8.5     2,161  10.4    1,034   6.3      212   3.4
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Segment operating
  profit................ $   494  10.7% $ 1,667  32.3% $  6,672  32.3% $ 5,444  32.9% $ 2,075  33.1%
                         ======= =====  ======= =====  ======== =====  ======= =====  ======= =====
Total Fee Based
 Services:
 Revenue................ $29,193 100.0% $26,962 100.0% $116,310 100.0% $81,758 100.0% $58,496 100.0%
 Costs of fee based
  services..............  22,025  75.4   18,963  70.3    80,497  62.2   57,007  69.7   38,003  65.0
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Gross operating margin
  (1)...................   7,168  24.6    7,999  29.7    35,813  30.8   24,751  30.3   20,493  35.0
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Allocated
  administrative costs..   4,228  14.5    3,977  14.8    15,993  13.8   13,131  16.1   11,605  19.8
 Depreciation and
  amortization..........   1,697   5.8    1,128   4.2     5,649   4.9    2,374   2.9    1,171   2.0
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
 Total segment operating
  profit................ $ 1,243   4.3% $ 2,894  10.7% $ 14,171  12.1% $ 9,246  11.3% $ 7,717  13.2%
                         ======= =====  ======= =====  ======== =====  ======= =====  ======= =====

- --------
(1) In addition to acquisitions, as part of its growth strategy the Company develops new services and operations in response to perceived market demands. These services and operations have included corporate advisory, facilities management, international operations, medical services and securitized investment management. The costs and expenses incurred by these new services and operations are generally expensed as incurred. Revenue is typically realized after associated expenses are incurred and as such, the start-up of these services and operations has negatively impacted the results for the periods shown. The Company's gross operating margins for total Fee Based Services without these investments would have been 27.8%, 30.8%, 33.4%, 32.1% and 36.2% for the three months ended June 30, 1996 and 1995 and for the years ended March 31, 1996, 1995 and 1994, respectively.

  The gross operating margins before allocated administrative costs and depreciation and amortization expense in the Property and Corporate Services Division have decreased since fiscal 1994 as a result of price competition and start-up costs relating to new lines of business. In order to mitigate the effect of decreasing gross margins, the Company has decreased administrative costs as a percent of total revenue from fiscal 1994 to 1996 as a result of the Company's ability to spread overhead over a larger revenue base. There can be no assurance that the Company will continue to be able to decrease administrative costs as a percentage of total revenue. The Property and Corporate Services Division is generally characterized by lower gross margins than the Investment Management Division due to price competition in the property management business. Although the Investment Management Division is also subject to the effect of downward pressure on investment management fees, a significant portion of the Division's revenue is comprised of transaction-based fees, which have not historically been subject to price competition to the same extent as property management fees. The Company anticipates that its business will continue to be subject to price competition which should result in continuing opportunities for acquisitions.

  During fiscal 1996, approximately 12% of the Company's total Fee Based Service revenue was derived from property and asset management fees under management agreements with entities affiliated with the Company and 88% from management agreements with third-party owners. Because of the Company's large size and the diversity of its clients, the loss of any particular management agreement for an individual property would not be likely to have a material adverse effect on the Company. During fiscal 1996, no single client (including as a single client any group of related entities) not affiliated with the Company accounted for more than 5% of the Company's revenue. The Company believes that the management agreements with affiliated entities and the long-term relationships with unaffiliated entities provide a stable, recurring revenue stream to the Company.

  The Company's revenue is based in large part on property management fees which are directly related to the level of rents collected at the properties. For the last several years, occupancy and rental rates across the country have generally been either stable or increasing. In most areas of the Company's operations, the absence for several years of significant new commercial property construction is now resulting in upward pressure on both occupancy and rental levels. The Company believes that increased collected rents arising from either higher occupancy or higher rents would have no material effect on overhead costs and therefore an increase in collected rents, without other changes, would produce a significantly greater percentage increase in pre-tax net income. There can be no assurance that rent collections will increase or that costs will not increase due to inflation or other causes.

FOR THE QUARTERS ENDED JUNE 30, 1996 AND 1995

  Revenue from Property and Corporate Services Division. The majority of this division's revenue is recurring base contract fees and direct cost reimbursement. Other revenue includes commissions from leasing and property sales transactions net of related commissions paid to others. Revenue of $24.6 million for the quarter ended June 30, 1996 increased $2.8 million (12.7%) as compared to revenue of $21.8 million for the quarter ended June 30, 1995. The Shelard acquisition in July 1995 added $2.4 million to revenue and facilities management contracts added revenue of $1.9 million. Offsetting these increases were lower transaction fees due to delays in expected transaction closings in the quarter ended June 30, 1996. Managed square feet increased 12.9 million square feet from June 30, 1995 to June 30, 1996.

  Revenue from the Investment Management Division. Revenue is generated by recurring base investment management fees and contract incentive fees related to the achievement of yields in excess of base amounts stipulated in various of the Company's investment management contracts. Other components of revenue include fees associated with the acquisition and disposition of real estate assets on behalf of clients. Revenue of $4.6 million for the quarter ended June 30, 1996 decreased $538,000 (10.4%) as compared to revenue of
$5.2 million for the quarter ended June 30, 1995 primarily due to lower acquisition activity due to the timing of the closing of a new investment
fund. Assets under management increased $      million from June 30, 1995 to
June 30, 1996.

  Costs of Property and Corporate Services Division. Costs and expenses of this division's Fee Based Services are generally those costs, primarily salaries and wages, incurred directly in connection with the management of properties and associated with the operations of this division's regional offices. Costs of $18.9 million for the quarter ended June 30, 1996 increased $2.7 million (16.8%) as compared to costs of $16.1 million for the quarter ended June 30, 1995. The Shelard acquisition contributed $1.6 million to the increase, $1.3 million was related to new facilities management contracts and $624,000 of the increase was attributable to increased investment in the Company's international operations. These increases were partially offset by $1.1 million of reduced expenses primarily in the corporate advisory and capital asset disposition groups.

  Costs of Investment Management Division. Costs and expenses of this division's Fee Based Services are generally those costs, primarily salaries and wages, incurred directly in connection with providing investment management services. Costs of $3.2 million for the quarter ended June 30, 1996 increased $342,000 (12.1%) as compared to costs of $2.8 million for the quarter ended June 30, 1995 primarily as a result of increased expenses of $235,000 related to the establishment of ventures with Alliance and ENSR.

  Gross Operating Margin. Due to the factors noted above, the Company's margins for the Property and Corporate Services Division were 23.2% and 25.9% of revenue and the Company's margins for the Investment Management Division were 31.6% and 45.4% of revenue for the quarters ended June 30, 1996 and 1995, respectively.

  Administrative Costs. Administrative costs represent the costs of the various corporate overhead departments including accounting, human resources, payroll and management information services. Costs of $5.5 million for the quarter ended June 30, 1996 increased $774,000 (16.3%) as compared to costs of $4.7 million for the quarter ended June 30, 1995 due primarily to increased staff in the Company's accounting departments in response to the Company's recent growth.

  Interest Expense. Interest expense of $997,000 increased $140,000 (16.3%) for the quarter ended June 30, 1996 as compared to $857,000 the quarter ended June 30, 1995 due to additional borrowings under the Bank Credit Facility to finance the Shelard acquisition and for working capital purposes.

  Depreciation Expense. Depreciation expense is computed using the straight-line method over estimated useful lives ranging from three to seven years on capital assets such as computer hardware and software, office furniture and equipment and leasehold improvements. Depreciation expense of $535,000 for the quarter ended June 30, 1996 increased $115,000 (27.4%) as compared to $420,000 for the quarter ended June 30, 1995 primarily as the result of the Company's investment in computer hardware and software.

  Amortization Expense. Amortization expense consists primarily of amortization of the costs of acquired management agreements, covenants not to compete and goodwill associated with the Merger and other acquisitions. The costs associated with acquired management agreements are amortized on a straight-line basis over the estimated periods benefited, ranging from two to ten years. Covenants not to compete are amortized on a straight-line basis over the periods benefited, ranging from five to ten years. Goodwill resulting from the Merger is being amortized over 30 years and goodwill resulting from other acquisitions is being amortized over a range of five to 30 years. Amortization expense of $1.9 million increased $570,000 (42%) for the quarter ended June 30, 1996 as compared to $1.4 million for the quarter ended June 30, 1995 primarily due to the amortization of the cost of management agreements acquired from Shelard in July 1995 and the amortization of costs incurred in the formation of an investment fund.

  Minority Interest. The $1.7 million (193.7%) change in minority interest was the result of (i) lower acquisition activity due to the timing of the closing during the quarter of a new investment fund in a partnership in which the Company has a 50.1% interest and (ii) lower fees in the Chicago region of a subsidiary in which the Company has a 50% interest.

  Equity Income (Losses). Equity income of $485,000 increased $578,000 for the quarter ended June 30, 1996 as compared to a loss of $93,000 for the quarter ended June 30, 1995 primarily due to the increase in earnings of Koll Telecommunications Services, L.L.C. ("Koll Telecommunications"), an entity in which the Company has a 30% interest.

  Income (Loss) Before Extraordinary Item and EBITDA. Income (loss) before extraordinary item decreased $130,000 from income of $104,000 for the quarter ended June 30, 1995 to a loss of $26,000 for the quarter ended June 30, 1996 as a result of the factors cited above. EBITDA of $3.4 million for the quarter ended June 30, 1996 increased $509,000 (17.6%) from $2.9 million for the quarter ended June 30, 1995.

FOR THE YEARS ENDED MARCH 31, 1996 AND 1995

  Revenue from Property and Corporate Services Division. Revenue of $95.6 million for the year ended March 31, 1996 increased $30.4 million (46.6%) as compared to revenue of $65.2 million for the year ended March 31, 1995. The acquisitions of Shelard, CBS and Ross-Dove contributed $23.2 million of the revenue increase. Other revenue contributions included (i) approximately $5.9 million in additional facilities management revenue, primarily from four new contracts and (ii) a $2.1 million increase from two smaller acquisitions. Managed square feet increased 14.6 million square feet from March 31, 1995 to March 31, 1996.

  Revenue from Investment Management Division. Revenue of $20.7 million for the year ended March 31, 1996 increased $4.2 million (25.2%) as compared to revenue of $16.5 million for the year ended March 31, 1995 primarily due to acquisition and management fees earned from newly-formed investment funds. Additionally, the NREI acquisition in April 1995 added $1.0 million in revenue. Assets under management increased $207 million from March 31, 1995 to March 31, 1996.

  Costs of Property and Corporate Services Division. Costs of $69.6 million for the year ended March 31, 1996 increased $21.8 million (45.6%) as compared to $47.8 million for the year ended March 31, 1995. The acquisitions of Shelard, CBS and Ross-Dove added expenses totaling $17.0 million. The balance of the increase was primarily due to (i) approximately $4.1 million related to new facilities management contracts, (ii) $1.6 million related to two smaller acquisitions and (iii) approximately $1.5 million related to the Company's investment in international operations. These increases were partially offset by reduced expenses associated with headcount reductions and restructuring of compensation arrangements.

  Costs of Investment Management Division. Costs of $10.9 million for the year ended March 31, 1996 increased $1.7 million (18.3%) as compared to costs of $9.2 million for the year ended March 31, 1995 primarily due to the acquisition of NREI in April 1995.

  Gross Operating Margin. Due to the factors noted above, the Company's margins for the Property and Corporate Services Division were 27.2% and 26.8% of revenue and the Company's margins for the Investment Management Division were 47.2% and 44.2% of revenue for the years ended March 31, 1996 and 1995, respectively.

  Administrative Costs. Costs of $21.7 million for the year ended March 31, 1996 increased $4.6 million (27.0%) as compared to costs of $17.1 million for the year ended March 31, 1995 primarily due to increased staffing in various overhead departments to support the Company's growth, including property and corporate accounting and management information services. Administrative costs as a percentage of the Company's revenue, however, decreased from 20.3% to 18.1%.

  Interest Expense. Interest expense of $3.9 million for the year ended March 31, 1996 increased $2.9 million (312.2%) as compared to $944,000 for the year ended March 31, 1995 as the result of borrowings under the Bank Credit Facility, which was secured in connection with the Merger for acquisition and working capital purposes. The Company borrowed $24.9 million primarily for the acquisition of CBS, Ross-Dove and Shelard beginning in January 1995 and also increased borrowings for working capital on the Bank Credit Facility.

  Depreciation Expense. Depreciation expense of $1.9 million for the year ended March 31, 1996 increased $715,000 (61.2%) as compared to $1.2 million for the year ended March 31, 1995 primarily as a result of the Company's investment in computer hardware and software.

  Amortization Expense. Amortization expense of $6.9 million for the year ended March 31, 1996 increased $4.0 million (136.4%) as compared to $2.9 million for the year ended March 31, 1995 as the result of amortization of goodwill and acquired management contracts related to the Ross-Dove and CBS acquisitions, which were completed in March 1995, the fiscal 1996 acquisitions, including Shelard, and the amortization of goodwill related to the Merger.

  Minority Interest. Minority interest decreased $415,000 (37.9%) from $1.1 million for the year ended March 31, 1995 to $679,000 for the year ended March 31, 1996 due to an increase in the net loss of a subsidiary in which the Company has a 50% interest, which was partially offset by an increase in acquisition and management fees earned from newly-formed investment funds in subsidiaries in which the Company has a 50.1% interest.

  Equity Income (Losses). The $1.1 million change from an equity loss of $156,000 for the year ended March 31, 1995 to equity income of $912,000 for the year ended March 31, 1996 was primarily due to an increase in the net income of Koll Telecommunications.

  Income (Loss) Before Extraordinary Item and EBITDA. For the year ended March 31, 1996 as compared to the year ended March 31, 1995, income (loss) before extraordinary item increased $931,000 (83.4%) from $1.1 million to $2.0 million and EBITDA increased $9.0 million (103.7%) from $8.7 million to $17.7 million primarily due to the Company's growth through acquisitions and existing operations.

FOR THE YEARS ENDED MARCH 31, 1995 AND 1994

  Revenue from Property and Corporate Services Division. Revenue of $65.2 million for the year ended March 31, 1995 increased $13.0 million (24.9%) as compared to revenue of $52.2 million for the year ended March 31, 1994, resulting from a $6.1 million revenue increase attributable to having a full year of operations in fiscal 1995 for the Rubloff acquisition, which was completed in July 1993, and to the fiscal 1995 fourth quarter closing of the CBS and Ross-Dove acquisitions. Also contributing to the increase in revenue was $3.3 million related to four smaller acquisitions and additional facilities management revenue of $2.3 million. Managed square feet increased
33.2 million square feet from March 31, 1994 to March 31, 1995.

  Revenue from Investment Management Division. Revenue of $16.5 million for the year ended March 31, 1995 increased $10.3 million (163.6%) as compared to revenue of $6.3 million for the year ended March 31, 1994, resulting from a $4.1 million revenue increase attributable to having a full year of operations in fiscal 1995 for the Karsten acquisition, which closed in February 1994, and a $5.1 million revenue increase related to fees earned from newly-formed investment funds. Assets under management increased $309 million from March 31, 1994 to March 31, 1995.

  Costs of Property and Corporate Services Division. Costs of $47.8 million for the year ended March 31, 1995 increased $13.5 million (39.4%) as compared to $34.3 million for the year ended March 31, 1994 primarily as the result of having a full year of operations in fiscal 1995 for the Rubloff acquisition and the acquisitions of CBS and Ross-Dove. These three acquisitions contributed $7.4 million of the increase. The balance of the increase was attributable to (i) the Company's further expansion into the tenant representation business, which added approximately $2.2 million in expense, and (ii) expenses of $676,000 related to one smaller acquisition.

  Costs of Investment Management Division. Costs of $9.2 million for the year ended March 31, 1995 increased $5.5 million (148.3%) as compared to $3.7 million for the year ended March 31, 1994 primarily due to having a full year of operations in fiscal 1995 for the Karsten acquisition, which contributed $3.5 million of the increase. Two smaller acquisitions and additional costs related to the formation of investment funds also contributed to the increase.

  Gross Operating Margin. Due to the factors noted above, the Company's margins for the Property and Corporate Services Division decreased from 34.4% to 26.8% of revenue and the Company's margins for the Investment Management Division increased from 40.7% to 44.2% of revenue for the years ended March 31, 1994 and 1995, respectively.

  Administrative Costs. Costs of $17.1 million for the year ended March 31, 1995 increased $2.9 million (20.0%) as compared to costs of $14.2 million for the year ended March 31, 1994 primarily due to increased staffing in various overhead departments to support the Company's growth, including management information services, human resources, payroll and training. Administrative costs as a percentage of revenue, however, decreased from 23.9% to 20.3%.

  Interest Expense. Interest expense of $944,000 for the year ended March 31, 1995 increased $818,000 (649.2%) as compared to $126,000 for the year ended March 31, 1994 as the result of borrowings for acquisitions, including Karsten and Rubloff, as well as an increase in the Company's working capital requirements.

  Depreciation Expense. Depreciation expense of $1.2 million for the year ended March 31, 1995 increased $432,000 (58.7%) as compared to $736,000 for the year ended March 31, 1994 primarily as a result of the Company's investment in computer hardware and software.

  Amortization Expense. Amortization expense of $2.9 million for the year ended March 31, 1995 increased $2.0 million (199.4%) as compared to $980,000 for the year ended March 31, 1994 due primarily to amortization of acquired management contracts related to the Rubloff and Karsten acquisitions and amortization of goodwill resulting from the Merger.

  Minority Interest. Minority interest of $1.1 million for the year ended March 31, 1995 increased $192,000 (21.3%) as compared to $902,000 for the year ended March 31, 1994 due to an increase in acquisition fees earned from newly-formed investment funds in subsidiaries in which the Company has a 50.1% interest, offset by a loss incurred by a subsidiary in which the Company has a 50% interest.

  Equity Income (Losses). Equity income was $340,000 in fiscal 1994 as compared to an equity loss of $156,000 in fiscal 1995. The subsidiaries which contributed the income in fiscal 1994 contributed a similar amount of income in fiscal 1995, however, this income was offset by losses incurred as the result of the start-up of Koll Telecommunications and losses, related to the various investment partnerships which were acquired in February and May 1994, created primarily by depreciation expense on the partnerships' real estate assets.

  Income Taxes. The Company's effective income tax rate increased from 40% in fiscal 1994 to 54% in fiscal 1995 primarily as a result of the non-deductibility for income tax purposes of certain expenses related to the Merger.

  Income (Loss) Before Extraordinary Item and EBITDA. For the year ended March 31, 1995 as compared to the year ended March 31, 1994, income before extraordinary item decreased $1.9 million (62.6%) from $3.0 million to $1.1 million and EBITDA increased $1.8 million (26.8%) from $6.9 million to $8.7 million primarily due to the Company's growth through acquisitions and existing operations.

LIQUIDITY AND CAPITAL RESOURCES

  In fiscal 1996, the Company generated $9.5 million in cash flow from operations, and net borrowings increased by $23.1 million. This cash was used primarily to fund the Company's growth strategy, including $19.2 million paid in connection with current and prior years' acquisitions and $6.6 million used for other investing and financing activities, such as $2.2 million for capital purchases, including $1.6 million for computer hardware and software, and the balance for joint venture investments. The Company's accounts receivable increased from $16.6 million to $25.8 million during fiscal 1996. The majority of the increase was attributable to the growth in the Company's revenue and the remainder was primarily caused by an increase in the percentage of transaction-based revenue which generally has a longer collection period. There was no commensurate increase in the allowance for doubtful accounts.

  For the quarter ended June 30, 1996, the Company had a net increase of $2.1 million in borrowings on its Bank Credit Facility, which was used primarily to fund $1.6 million in deferred consideration in connection with prior years' acquisitions. The balance, together with cash-on-hand, was used for other investing and financing activities totaling $4.3 million, such as capital purchases and joint venture investments, and to finance the Company's $900,000 million use of cash from operations.

  KMS has a Bank Credit Facility agented by Bankers Trust Company, which, as of June 30, 1996, provided for a reducing revolving amount of senior bank financing of up to $48.675 million with a $29.675 million acquisition sublimit and a $19.0 million working capital sublimit. The Company recently completed an amendment to the Bank Credit Facility to provide for senior bank financing of up to $63.675 million with a $35.675 million acquisition sublimit and a $28.0 million working capital sublimit. The Bank Credit Facility has a final maturity date of December 31, 1999. All amounts outstanding under the Bank Credit Facility bear interest at a customary base rate or Eurodollar rate plus a margin based upon KMS's leverage ratio (the ratio of total debt to earnings before interest, taxes, depreciation and amortization and costs related to the Merger). The margins range from 0% to 1.25% in the case of the base rate and from 0.625% to 2.25% in the case of the Eurodollar rate. Outstanding borrowings under the acquisition sublimit must be prepaid in installments on December 1996, March 1997, June 1997, December 1997, June 1998 and December 1998. The Bank Credit Facility is guaranteed by KRES and KMS's wholly-owned subsidiaries and is secured by a pledge of stock of KMS and each of its wholly-owned subsidiaries. As of June 30, 1996, $44.2 million was outstanding under the Bank Credit Facility, consisting of $26.1 million on the acquisition sublimit and $18.1 million on the working capital sublimit. The balance of $3.6 million available on the acquisition sublimit as of June 30, 1996 has been set aside as collateral for a letter of credit related to an acquisition and will be drawn as payments are due on the underlying note. As of August 13, 1996, $45.1 million was outstanding under the Bank Credit Facility, consisting of $26.1 million on the acquisition sublimit and $19.0 million on the working capital sublimit.

  The Bank Credit Facility contains certain customary affirmative and negative covenants, including but not limited to covenants regarding the Company's leverage, net worth, operating earnings and interest coverage, as well as limitations on other indebtedness, liens, investments, restricted junior payments (dividends, redemptions and payment on subordinated debt), and mergers and acquisitions. Any single acquisition utilizing $10.0 million or less of funds from the Bank Credit Facility is permitted without lender consent if certain pro forma leverage requirements and other conditions are satisfied.

  The Company intends to use the net proceeds from the Offering to repay amounts outstanding under the Bank Credit Facility in full. Amounts repaid under the Bank Credit Facility from such proceeds cannot be reborrowed.

  KMS is currently negotiating an amendment to the Bank Credit Facility to provide, in addition to other terms, the ability to continue borrowing under the Bank Credit Facility after completion of the Offering and increased borrowing availability with a working capital sublimit of $30.0 million and an acquisition sublimit of $45.0 million, subject to completion of the Offering. No assurances can be given that such negotiations will be successful.

   The Company expects that amounts available under the Bank Credit Facility,
as amended, cash-on-hand, including $   million of net proceeds remaining from
the Offering and cash flow from operations will be adequate to pursue additional acquisitions and will support the Company's working capital requirements for the foreseeable future.

                                   BUSINESS

OVERVIEW

  The Company provides a broad spectrum of real estate and real estate-related services through two principal operating divisions: Property and Corporate Services and Investment Management. The Property and Corporate Services Division provides (i) property management services and (ii) corporate and facilities management services. The Investment Management Division provides
(i) real estate investment fund and portfolio management, (ii) acquisition, disposition, financing and valuation services related to commercial properties and (iii) real estate market and securities research.

  The Property and Corporate Services Division delivers a broad array of services through 13 regional offices and 258 field offices located in 22 out of the 25 largest MSAs in the United States and in five major cities in Asia. Property management typically involves performing services associated with the operation of an investor-owned, but not typically investor-occupied, property, including maintenance, marketing and leasing services. Corporate and facilities management services include the administration, management and maintenance of corporate-owned and occupied property, as well as tenant representation, capital asset disposition, strategic real estate consulting and other ancillary services for corporate clients. In order to serve the growing need for comprehensive, high-quality real estate services required by multinational corporations, in November 1994 the Company's Property and Corporate Services Division established operations in Asia. The Company's international operations, which are headquartered in Jakarta, Indonesia, provide property and corporate and facilities management services similar to those described above, although tailored to meet the unique needs of its multinational customers. The Company believes that it is one of the first U.S.-based real estate services firms to establish offices in Asia.

  The Investment Management Division provides a variety of asset and portfolio management services to the pension fund and institutional real estate investment community including (i) real estate investment fund and portfolio management, (ii) acquisition, disposition, financing and valuation services related to commercial properties and (iii) real estate market and securities research. As of June 30, 1996, the Investment Management Division managed asset portfolios, consisting primarily of commercial real estate investments, which had an aggregate cost basis of approximately $2.0 billion. The Company is a sponsor and manager of 19 separate accounts and six commingled funds which are invested principally in commercial properties and mortgage assets. The Investment Management Division raises funds from new and existing clients, acquires direct equity and mortgage positions in portfolios of real estate and securitized real estate investments, actively manages these investments to maximize their value, including ongoing strategic assessment of properties, and evaluates and disposes of assets and investments to generate the highest portfolio return consistent with client objectives. Unlike many of the Company's investment management competitors, the Company is able to provide its investment management clients with a comprehensive package of investment management services by leveraging the extensive resources of its property management and real estate research operations.

  In order to support its broad geographic operations and diverse services, the Company has developed a centralized corporate support structure that provides a variety of uniform, high-quality technical and personnel support services to the entire organization, including management information systems, risk management, employee training and human resources administration. The Company believes these centralized support services provide it with a distinct competitive advantage and have been instrumental in the Company's ability to assimilate acquisitions effectively. In addition, since a portion of the Company's administrative costs are fixed, the Company believes it will be able to add revenue associated with additional square footage and assets under management without significantly increasing those costs.

INDUSTRY TRENDS

  Historically, real estate services such as property management, investment management and leasing and marketing were provided by separate companies who each charged discrete, incremental fees for their services. In the late 1980's, the number of these real estate service providers increased significantly when numerous real estate firms redirected their business focus to property and investment management due to the severity and duration of the downturn in the commercial real estate industry and the resulting lack of other income-producing opportunities in that industry. As a result, competition among property and investment managers increased dramatically, putting downward pressure on prices and fees.

  The downturn in the commercial real estate industry concurrently caused many property owners to dispose of, or to lose through foreclosure, their properties, resulting in a consolidation in the institutional ownership of real estate in the United States. Larger institutional owners became disenchanted with the complication and cost of interfacing with numerous service providers for each property in their sizable and typically geographically dispersed portfolios, and, in the early 1990's, began to seek comprehensive real estate services from a reduced number of providers. The desire of institutions and corporations to receive comprehensive real estate services from a reduced number of providers capable of broad geographic coverage and the downward pressure on fees paid to real estate service providers due to increased competition, have driven, and should continue to drive, the consolidation taking place in the industry today. The Company believes that this consolidation will motivate many local and regional real estate service providers to sell to, or form alliances with, major national and international companies. Despite this consolidation, the real estate services industry still remains highly fragmented. As the chart below depicts, the top ten property managers (based on square footage) manage less than 3% and the top 50 property managers manage less than 5% of the 60 billion total square feet of commercial property (industrial, office and retail) located in the United States.

  [Pie Chart]

  This fragmentation offers significant opportunities for continued expansion and growth through acquisitions by well-capitalized companies with large-scale operations that are able to offer customers comprehensive, high-quality services at competitive prices. Viable competitors in the industry employ experienced and well-trained management and personnel and have sufficient resources to invest in state-of-the-art management information systems in order to provide services efficiently. Because of the overhead required to provide comprehensive services, management believes service providers that are able to spread their costs over the revenue provided by a larger portfolio of properties and assets under management are favored in the marketplace as they are typically able to offer more competitive prices.

  In addition to this consolidation trend, since the late 1980's corporate owners of real estate have increasingly outsourced their real estate service needs to third-party providers in order to refocus their resources on core businesses. In recent years, outsourcing has accelerated and the types of services being outsourced have broadened. This trend is expected to continue, creating significant opportunities for full-service third-party real estate service providers such as the Company.

  Complementing these opportunities for continued expansion and growth through acquisitions, property management fees from contracts with existing clients have begun to increase as a result of the recent improvement in U.S. real estate markets. Property management contracts are typically based upon a percentage of total rent collections, and as a result, occupancy and rental rate increases at the property level generate an increase in property management fees to the service provider. According to the National Real Estate Index National Overview, Volume 43 (published by the Company--see "Business-- Investment Management Division--Market Research"), the composite index for national rental rates including apartment, warehouse, retail and central business district office properties grew 9.4% over the two years ended March 31, 1996. As a result of anticipated job and population growth in many geographic markets in the U.S., and the historically low level of development of new space, management believes upward pressure on rents will continue in 1996 and 1997.

  In the investment management industry, the transition of properties from private ownership to being publicly held has led to real estate capturing a larger share of investment portfolios. Historically, fund managers have been limited to a relatively fixed asset allocation among equity, debt and real estate investments. The growing securitization of real estate through REITs and REMICs since the early 1990's, however, has changed fund managers' perceptions of real estate as an asset class since, unlike direct real estate asset and mortgage investments, securitized real estate investments are liquid and are perceived similarly to other freely-tradable equity and debt securities. As a result, fund managers are allocating a greater portion of their equity and debt portfolios to securitized real estate investments. The Company believes that these trends are creating a growing market for real estate investment management services. See "Risk Factors--Real Estate Economic Climate."

BUSINESS STRATEGY

  The Company's primary business objective is to pursue increased revenue, market share and profitability through the following strategies:

  . Continuing to grow through acquisitions. The Company plans to continue its acquisition program to take advantage of the consolidation trend in the real estate services industry. The Company believes that due to the fragmented marketplace, opportunities exist to acquire smaller, regional property and facilities management providers and complementary or niche service providers at attractive prices. Through its acquisition program, the Company intends to enhance its geographic market coverage, provide additional services, further leverage its corporate overhead and strengthen its overall position as a leading full service real estate company.

  . Continuing to provide and develop new services. The Company intends to continue to broaden its array of real estate services provided or offered to existing and prospective institutional or corporate clients as these customers continue to consolidate their service providers. The Company intends to strengthen its relationship with existing customers and enhance its attractiveness to new clients by providing them with efficient, "one-stop shopping" for their real estate investments. One of the areas the Company intends to emphasize is the increased value available to the Company's current and prospective investment management clients by providing both investment advisory and property management services for the underlying properties in their portfolios.

  . Capitalizing on the corporate outsourcing trend. Large corporations seeking to refocus on core competencies and reduce operating costs are looking to the national and international real estate service provider as an outsource vendor. This outsourcing trend has accelerated in recent years and the Company believes that it will continue. The Company is one of the major participants in this industry segment and believes that only a small percentage of the market has been penetrated. This trend provides the Company with attractive revenue and profit opportunities.

  . Taking advantage of recovering and emerging real estate markets. Through acquisitions and joint ventures, the Company plans to continue to expand its geographic reach into markets it has specifically identified that are currently not being served by the Company. By expanding its geographic base, management believes the Company will further benefit from increasing rental rates and property values as U.S. commercial real estate markets continue to recover. In addition, the Company intends to further pursue real estate service growth opportunities in Asia.

  . Developing and offering new services to property tenants and their employees. The Company believes there are significant revenue and profit opportunities associated with convenience and cost-saving services the Company can provide to the more than 19,000 tenants and their more than 325,000 employees occupying properties the Company manages. The Company believes that its established relationships and name recognition provide an advantage in expanding its services to this new and accessible customer base.

ACQUISITIONS

  The Company's growth strategy has focused on the acquisition of regional property management companies in strategically-targeted markets, investment management companies and other complementary service providers. Since fiscal 1992, the Company has completed 21 acquisitions for an aggregate purchase price of approximately $43 million, and currently has five acquisitions pending, all of which are listed below:

 PROPERTY AND CORPORATE SERVICES DIVISION (1)

                                        SQUARE FEET
                                        MANAGED AT
  DATED                                   DATE OF
 ACQUIRED         ACQUISITION           ACQUISITION    GEOGRAPHIC MARKET SERVED
 --------         -----------          -------------   ------------------------
                                       (IN MILLIONS)
 Pending  Property Management and
          Brokerage Company.........        5.5      California, Oregon and
                                                      Washington
 Pending  Leasing and Brokerage
          Company (2)...............         --      Southern California
 Pending  Relocations, Inc. (3).....         --      China
 Pending  PT IPAC Propertindo (4)...        1.7      Indonesia
 Pending  The Landmark Property
          Corporation (5)...........        3.0      Hawaii
   7/96   Total Employee Relations,
          Inc. (6)..................         --      United States
  10/95   Bridgewood Properties.....        1.8      New Jersey
   7/95   The Shelard Group, Inc. ..        7.9      Minnesota
   4/95   Jones & Company...........        1.0      Kansas and Missouri
   3/95   Ross-Dove Company,
          Inc.(7)...................         --      International
   1/95   CBS Investment Realty,
          Inc. .....................       19.2      Southwestern and Western
                                                      U.S.
  10/94   Midstates Management
          Company, Inc. ............        3.6      Illinois
   2/94   Karsten Realty Advisors
          (8).......................        2.0      Southwestern, Western and
                                                      Eastern U.S.
   2/94   The Peregrine White
          Company, Inc. (9).........         --      Eastern U.S.
   2/94   Bonutto-Hofer Investments
          (8).......................        0.6      Western U.S.
   7/93   Rubloff Inc...............       32.0      Midwestern, Southern,
                                                      Central and Southeastern
                                                      U.S.
   1/93   Tishman Midwest Management
          Corp. ....................        2.2      New York
   9/92   The Swearingen Management
          Company, Inc. ............        4.1      Texas
   2/92   Sunwest Asset Management..        4.8      California
   1/92   CC&F Asset Management Co.,
          Inc. (10).................       13.9      New England, Illinois
   7/91   Tipton Associates, Inc. ..        1.3      Ohio
   4/91   Linclay...................        1.3      Ohio
   4/91   Shannon Management
          Services, Inc. ...........        1.8      Texas

                                                  (footnotes on following page)

 INVESTMENT MANAGEMENT DIVISION

                                     ASSETS UNDER
                                      MANAGEMENT
  DATED                               AT DATE OF
 ACQUIRED        ACQUISITION          ACQUISITION             SERVICES ACQUIRED
 --------        -----------         -------------            -----------------
                                     (IN MILLIONS)
   4/95   National Real Estate
          Index...................       $  5      Real estate research & publishing,
                                                   investment management
   5/94   Dover Retail Properties,
          Inc. (11)...............        --       Investment and property management
   2/94   Karsten Realty Advisors
          (8).....................       $637      Investment and property management
   2/94   Bonutto-Hofer
          Investments (8).........       $351      General partner services
   4/93   D.A. Management, Inc....       $ 59      Investment management

- --------
 (1) Unless otherwise noted, the entities listed below provide property and/or facilities management or related services.
 (2) Provides leasing and sales brokerage and consulting services for retail real estate.
 (3) Provides relocation services to employees of multinational corporations relocating to Hong Kong and China.
 (4) Pending acquisition of a 50% interest.
 (5) Pending acquisition of a 99.8% interest.
 (6) Provides employee relations consulting.
 (7) Acquisition of a 50.1% interest. Provides capital asset disposition services.
 (8) Both property management and investment management contracts were included as part of this acquisition.
 (9) Provides leasing and tenant representation services.
(10) Acquisition of a 50% interest.
(11) Represents acquisition of remaining general partnership interests of assets under management acquired with Bonutto-Hofer Investments.

  The following describes the Company's most strategically significant acquisitions since July 1993:

  The Shelard Group, Inc. In July 1995, the Company acquired Shelard, a Minneapolis-based full-service real estate company that provides property, facilities and construction management, brokerage and consulting services. Shelard is one of the largest real estate service providers in Minnesota, and provides many of the same types of client services as the Company. The acquired portfolio of office, industrial, retail and corporate management assignments consisted of approximately 7.9 million square feet of properties located throughout the Minneapolis-St. Paul metropolitan area. This acquisition formed the Company's Minnesota region of its Property & Corporate Services Division.

  National Real Estate Index. In April 1995, the Company acquired NREI, which conducts real estate and REIT research and provides clients with real estate price and rent trends in 64 major U.S. markets. NREI sells real estate market trend publications and related print and disk products based on the information it collects in its extensive transaction data base, which was augmented by the Company's portfolio. NREI's publications and products are subscribed to by many of the largest property managers, portfolio managers, insurance companies, pension funds and other institutional investors. NREI provides real-time data and information to enable its subscribers, as well as the Company's property and investment management clients, to make better investment, operational and financial decisions.

  Ross-Dove Company, Inc. In March 1995, the Company acquired the assets of Ross-Dove, a capital asset disposition firm, through its controlling interest in a newly-formed limited liability company, Koll-Dove Global Disposition Services, L.L.C. ("Koll-Dove"). Koll-Dove conducts auctions for the sale of capital assets, commercial real estate, financial instruments, excess or obsolete inventory and other assets. This acquisition enabled the Company to provide its corporate and facilities clients with an additional service, addressing their balance sheet and storage space needs, and introduced the Company to a new client base.

  CBS Investment Realty, Inc. In January 1995, the Company acquired CBS, a Phoenix, Arizona-based property management and brokerage company. Through CBS's approximately 19.2 million square foot portfolio of commercial and multi-family properties located in Arizona, New Mexico, Texas and California and its array of facilities management, architectural design and construction, market research and brokerage services, the Company was able to greatly enhance its existing services and presence in these major markets.

  The Peregrine White Company, Inc. In February 1994, the Company acquired Peregrine White, a New York City-based real estate firm known for its tenant representation activities for major corporations. This acquisition augmented the growth of the Company's East Coast commercial brokerage services.

  Karsten Realty Advisors. In February 1994, the Company acquired Karsten to build its investment management and advisory business. This acquisition added an investment and property management portfolio comprising approximately $637 million in assets under management and approximately 2.0 million square feet of property management contracts. This base provided the Company with new client relationships with pension funds, life insurance companies, institutional clients and high-net worth individuals to whom the Company could cross-market other real estate services. These clients provided a significant amount of funds under management, which has enabled the Company to compete with larger advisors for additional business.

  Rubloff Inc. In July 1993, the Company acquired Rubloff, a Chicago-based property, facilities and construction management and brokerage firm with approximately 32.0 million square feet of commercial space under management. These assets formed the Midwest, Central and Southeast regions of the Company's Property & Corporate Services Division.

RECENT AND PENDING ACQUISITIONS

  The Company is continually assessing acquisition opportunities as part of its growth strategy and is at various stages of evaluation, discussion or negotiation with a number of candidates. Management believes that there are significant opportunities in the fragmented and consolidating real estate services industry to acquire additional companies to complement and expand the Company's existing operations. The Company has recently completed or is in various stages of the acquisition process with respect to six acquisitions, which are described below, for an aggregate purchase price of approximately $6.0 million, including a deferred purchase price component of $2.7 million, the payment of which is contingent upon each acquired company's performance. The five pending acquisitions are subject to completion of due diligence and a number of other contingencies and, as a result, no assurance can be given that these or any other acquisitions will be completed. If these entities are acquired, the Company expects to pay all or a portion of the purchase price from a portion of the proceeds from the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In July 1996, the Company acquired Total Employee Relations, Inc. an Irvine, California-based employee relations consulting company which provides such services as developing and revising employee handbooks, resolving labor disputes, preparing affirmative action plans, installing alternative dispute resolution programs, performing personnel audits, preparing employee attitude surveys, training of supervisory/management personnel, providing union organizational advice, consulting on unemployment insurance cost control and providing executive search and outplacement programs. The Company anticipates that this acquisition will also provide a foundation for expanding into temporary employment and benefits consulting services.

  The Company is negotiating to purchase the assets of The Landmark Property Corporation, a Honolulu, Hawaii-based property management and brokerage company that manages 3.0 million square feet of commercial properties.

  The Company anticipates obtaining in August 1996 final approval from the Investment Coordinating Board of the Republic of Indonesia to acquire a 50% interest in PT IPAC Propertindo ("IPAC"), a real estate services company headquartered in Jakarta, Indonesia that manages over 1.7 million square feet of office, retail and residential property in Indonesia. This acquisition will enable the Company to expand its property management operations in Asia using existing resources and infrastructure.

  In April 1996, the Company executed a letter of intent to purchase Relocations, Inc. ("Relocations"), a Hong Kong-based company that specializes in providing professional relocation and orientation assistance to the employees, and their families, of multinational companies relocating to the Hong Kong, Beijing and Shanghai areas. Services provided by Relocations include cultural training, home selection, shipping and moving, licensing and political and governmental advisory services. Relocations employees are knowledgeable in both local customs and cultures and the political and business environment. Relocations also has offices in Beijing, Shanghai, Shenzhen and Tianjin. This acquisition, which is scheduled to close in August 1996, will enhance the Company's marketing efforts in Asia and will provide the Company with access to several Fortune 500 clients to whom the Company will market additional real estate services.

  The Company is negotiating to purchase the assets of a Newport Beach, California-based property management and brokerage company that manages approximately 5.5 million square feet of primarily retail properties in California, Oregon and Washington.

  The Company is negotiating to purchase the assets of an Irvine, California-based company that provides leasing and sales brokerage and consulting services for retail properties in Southern California.

PROPERTY & CORPORATE SERVICES DIVISION

 OVERVIEW

  The Company performs property and facilities management and leasing services for an approximately 149 million square foot portfolio of office, industrial, retail, multi-family and corporate space. The Company serves approximately 1,735 commercial properties located in various regions throughout the United States and five commercial properties in Asia. The broad geographic area served reduces the impact of local economic cycles on the overall operations of the Company. The following table shows by region and by property type the distribution of properties for which the Company provided management or leasing services as of June 30, 1996.

                                             SQUARE FEET UNDER MANAGEMENT
                         -----------------------------------------------------------------------
                                                    (IN THOUSANDS)
                                                     MULTI-            LEASING          PERCENT
         REGION          OFFICE  INDUSTRIAL RETAIL  FAMILY(1) OTHER(2) ONLY(3)  TOTAL   OF TOTAL
         ------          ------  ---------- ------  --------- -------- ------- -------  --------
West.................... 27,093    16,731    5,736      474      525       24   50,583    34.0%
Central................. 14,388     2,353    3,175    4,599      110    5,650   30,275    20.3%
Midwest................. 20,608     2,682    2,585      --     2,150      822   28,847    19.3%
Southeast...............  7,070     3,966       84      --     1,563    2,756   15,439    10.3%
East.................... 21,097     1,570      141      --       --       --    22,808    15.3%
International...........    967       --         4      179       86      --     1,236     0.8%
                         ------    ------   ------    -----    -----    -----  -------   -----
  Total................. 91,223    27,302   11,725    5,252    4,434    9,252  149,188   100.0%
                         ======    ======   ======    =====    =====    =====  =======   =====
  Percent of Total......   61.1%     18.3%     7.9%     3.5%     3.0%     6.2%   100.0%
                         ======    ======   ======    =====    =====    =====  =======

- --------
(1) Assumes 750 square feet per unit managed, which management believes to be the industry standard for determining multi-family square feet under management.
(2) Includes airline terminals, hotels, restaurants, libraries, train stations and parking facilities.
(3) Represents total square footage of properties for which the Company provides only leasing or brokerage services.

 PROPERTY MANAGEMENT

  Property management services include maintenance, marketing and leasing services for investor-owned, but not typically investor-occupied, property. The Company works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company currently provides property management services to more than 325 clients, including Cigna Life Insurance Company, The Hancock Companies, Metropolitan Life Insurance Company, Teachers Insurance and Annuity Association and The Travelers Group. A typical property management agreement will require the Company to provide a number of services including:

  .  Bill and collect from tenants all rent payments and other charges
  . Pay all expenses for property operations, including utility bills and janitorial services
  . Negotiate new leases, lease renewals and tenant expansions upon terms approved by the property owner
  . Develop and implement marketing plans and promotions for each property using competitive surveys, leasing projections and other market data
  . Take all necessary actions for the proper management of the properties, including periodic physical inspections, supervision of maintenance activities, responding to tenant requests and arranging for such improvements, alterations and repairs as may be required by the property owner
  . Maintain records of funds received and disbursed in connection with a property
  . Negotiate service and labor contracts required in the ordinary course of business to maintain a property
  . Prepare required accounting and financial reports and prepare detailed income and cash flow budgets
  .  Coordinate management activities with the property owner
  . Procure legal services to assist in the collection of rent or the eviction of tenants

  Operations. The Company maintains a decentralized approach to property management, bringing significant local knowledge and expertise to each management and leasing assignment. The Company has 279 offices located in 22 of the 25 largest MSAs in the United States and in five major cities in Asia. Each local office draws upon the broad range of support services provided by the Company's centralized corporate resources to provide each client the combination of local market knowledge and consistent, high-quality service. Most property management services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service and accountability.

  Compensation. Under a typical property management agreement, the Company will be entitled to receive management fees and lease commissions. The management fee in most cases is based upon a formula which gives the Company a specified percentage of the monthly gross rental income generated and collected from tenants occupying the property under management, and as a result, will increase and decrease as building rents and occupancies increase and decrease. Many of these property management agreements also include a stated minimum management fee. The Company also may be entitled to reimbursement for costs incurred that are directly attributable to management of the property. Examples of reimbursable costs include the wages of on-site employees and the cost of field office rent, furniture, computers, supplies and utilities. Under certain property management agreements, the Company may also be entitled to construction management fees. See "Risk Factors--Real Estate Economic Climate."

  Lease commissions, which are calculated as a percentage of the minimum rent payable under the terms of the lease, are generally earned by the Company at the commencement of a lease and are not contingent upon the tenant fulfilling the terms of the lease. In cases where a real estate broker is not involved, lease commissions earned by the Company for a new lease typically range between 2% and 6% of minimum rent payable under the lease. For the renewal of an existing lease, such fees are generally 50% of a new lease commission. In cases where a third-party real estate broker is involved, the Company must typically share 50% of the commission it would otherwise have received with the broker.

  Term. A typical property management agreement contains an evergreen provision which provides that the agreement remains in effect for an indefinite period but enables the property owner to terminate the agreement upon 30 days' prior written notice, which the Company believes to be a customary industry termination provision. The Company historically has been successful in retaining property management agreements, but has experienced the loss of such agreements in certain instances when a property has been sold or when a property owner decides to change property managers or to assume direct responsibility for managing the property. As of June 30, 1996, management believes that the Company's average tenure (including that of its acquired predecessors) as manager of unaffiliated properties was over 3.4 years.

 CORPORATE SERVICES

  The Corporate Services Group specializes in the administration, management and maintenance of properties that are owned and occupied by large corporations and institutions, such as corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities, allowing those organizations to focus their resources on core competencies. The Company's portfolio of corporate and facilities assignments has grown to over 42 million square feet within the last four years and includes such significant clients as Bank of America, Delta Airlines, Dow Chemical, Fleet Bank and Hughes Aircraft. The Company provides a full-service approach to facilities management, including reducing building and operations costs, maintaining and enhancing the value of each facility and providing top-quality managerial and technical support. Each corporate and facilities management assignment is tailored to meet the specific needs of the client, ranging from contracting for one of the group's services to a combination of all of the services available. Services that the Company provides include tenant representation, acquisition and disposition strategies, strategic real estate consulting, operations and maintenance, lease administration, contract management, operational surveys and audits, technical and administrative support and ancillary services. The Company focuses on developing innovative programs for its corporate clients in total quality management, operating cost benchmarking, proprietary lease administration and building management software and the establishment of vendor performance standards. The Company has recently formed a business unit to deliver facilities management services to the healthcare and medical industries.

  Compensation. Under a typical facilities management agreement, the Company is entitled to receive management fees and reimbursement for its costs incurred that are directly attributable to management of the facility. Examples of reimbursable costs include wages of on-site employees and the cost of field office computers, supplies and utilities. In most instances, office space and furniture for the on-site office are provided by the client. Under certain facilities management agreements, the Company may also be entitled to an additional incentive fee which is paid if the Company meets certain performance criteria established in advance between the client and the Company. The management fee in most cases is based upon a fixed annual amount per square foot of the facility managed.

  Term. A typical facilities management agreement is written for a stated term of one or more years and may contain provisions for extensions of the agreement. Agreements typically include a provision for cancellation by either party upon the giving of notice within a specified time frame.

 INTERNATIONAL OPERATIONS

  In November 1994, the Company expanded its operations to Asia to capitalize on the region's growth potential and demand for U.S. real estate expertise and systems. In June 1995, the Company received a license to do business in China enabling the Company to provide services in this large and emerging market. Under the name "Koll Asia Pacific," the Company has hired and partnered with experienced local professionals, gaining the necessary cultural and local business knowledge to deliver services in Asia that are similar to those the Company delivers in the United States. Koll Asia Pacific has offices in Singapore, Shanghai, Tokyo and Jakarta, where the Company's operational headquarters is located. The Company's technical support services are located in Singapore.

  The Company believes that it is one of the first U.S.-based real estate service firms to establish offices in Asia. The Company's most significant ventures in Asia include development services for Kinghill Plaza, a
2.8 million square foot retail and entertainment center currently under development, and property management and leasing for China Merchant Tower, a 700,000 square foot office and retail high-rise property, both in Shanghai, China. In Japan, the Company has entered into a joint venture to provide development services and leasing consulting related to the development of shopping centers. The Company is in the process of acquiring a property management company in Indonesia and a relocation services company in China. See "Risk Factors--Risks Associated with Operations Outside the United States" and "Business--Recent and Pending Acquisitions."

 ADDITIONAL SERVICES

  In addition to the services described above, the Company also provides its institutional and corporate clients with the following services:

  Capital Asset Disposition. Koll-Dove conducts auctions for capital assets, commercial real estate, financial instruments, excess or obsolete inventory and other assets. Clients seeking to dispose of excess capital assets include major defense contractors, personal computer manufacturers and distributors, printed circuit board companies and semiconductor fabrication firms. Clients utilizing Koll-Dove's ability to auction commercial real estate include large banks, commercial and asset-based lenders and insurance companies.

  Telecommunications Services. Through its 30% interest in Koll Telecommunica-tions, the Company provides site location and acquisition, entitlement and zoning, leasing, and construction management services for telecommunication cell sites in California, Florida, Georgia, Massachusetts and New York. Koll Telecommunications' customers currently include American Personal Communica-tions, Centel, Cox Communications, Los Angeles Cellular Telephone Company, Metricom and The Sprint Communications Venture.

INVESTMENT MANAGEMENT DIVISION

  The Investment Management Division provides a variety of asset and portfolio management services to the pension fund and institutional real estate investment community including (i) real estate investment fund and portfolio management, (ii) acquisition, disposition, financing and valuation services related to commercial properties and (iii) real estate market and securities research. As of June 30, 1996, the Division managed asset portfolios, consisting primarily of commercial real estate investments, which had an aggregate cost basis of approximately $2.0 billion, over half of which had been raised through a joint venture with The Bren Company, a New York-based real estate investment management company. The Investment Management Division has over 50 clients, such as pension funds, banks, insurance companies, high net-worth individuals, partnerships and international investors. These clients include AT&T Pension Fund, National Life Insurance Company, Orange County Employee Retirement System and Teachers Retirement System of the State of Illinois. The Company provides the following additional services for its real estate investment clients: strategic planning, investment analysis, risk management, fiduciary oversight, financial forecasts, due diligence, equity and mortgage asset management, and mortgage banking. Certain subsidiaries of the Company are Registered Investment Advisors under the Investment Advisors Act of 1940.

 DIRECT INVESTMENT MANAGEMENT

  The Investment Management Division raises funds from new and existing clients, acquires direct equity and mortgage positions in portfolios of real estate and securitized real estate investments, actively manages these investments to maximize their value, including ongoing strategic assessment of properties, and evaluates and disposes of assets and investments to generate the highest portfolio return consistent with client objectives. During the last two years, the Company has raised in excess of $1.2 billion, has completed acquisitions of real estate assets valued in excess of $1.0 billion and has completed dispositions of real estate assets valued in excess of $1.0 billion.

  The Company acquires portfolios of direct equity and mortgage positions in investment-grade real estate and performing and non-performing real estate mortgages through the acquisition of portfolios and single assets that offer strong growth potential in cash flow and investment value. Acquisition services are provided by experienced professionals who focus on finding and acquiring properties that satisfy clients' requirements. Management believes that the Company's ability to provide its clients with national coverage as well as specific market knowledge through its regional and local property management offices and real estate research capabilities are competitive advantages. The Company provides a full array of acquisition services for real estate equities and mortgages involving industrial, retail, office, multi-family, hotels and resorts and other types of property. These services include pricing, transaction structuring, due diligence and market research.

  Once assets are acquired, the Company assists each client in developing individually tailored strategies for increasing the value of a mortgage or equity asset. The plan is then implemented after conducting an analysis of the relative market position of each asset, including its location and leasing status, existing physical condition, legal and environmental issues and current market conditions. The Company actively manages each asset, from property management services to ongoing forecasting and valuation. In addition, the Company services the mortgages it acquires. An investment management team is accountable for maximizing the performance of and executing the investment strategy for each asset to which it is assigned. This approach brings to bear the coordination of a team of property managers, leasing agents, risk managers, attorneys, accountants, financial analysts, architects and engineers. The Company also has an experienced team of disposition professionals who work closely with clients selling properties. The disposition teams' expertise includes valuation, marketing strategy, marketing material production, brokerage services, broker management, sale negotiations, financial structuring and due diligence review.

 SECURITIZED INVESTMENT MANAGEMENT

  The Company's securitized investment management activities involve management of clients' investments in real estate securities, principally publicly-traded REITs. Through proprietary research models developed by NREI, including REIT.Score, the Company manages portfolios of real estate securities for individuals and institutions that typically desire greater liquidity than is available through direct real estate investments. The Company believes that its securitized investment management is positioned for solid growth due to
(i) the Company's extensive real estate research activities and (ii) the trend of institutions and individuals to allocate greater assets to securitized real estate investments. In response to this trend, in April 1996 the Company formed a venture with Alliance Capital Management L.P. ("Alliance"), a publicly-traded limited partnership whose largest unitholder is The Equitable Companies Incorporated and a leading international investment advisor with over $160 billion in assets under management, to establish REIT mutual funds and offer REIT portfolio management. The Company is responsible for the analysis of the properties owned by the REITs in which the venture is investing as well as the markets in which the REITs' properties are located, and Alliance is responsible for the securities and financial analysis, portfolio construction and investment advisory contracts.

 MARKET RESEARCH

  Third-party institutional clients as well as the Company's property and investment management clients benefit from the widely recognized market research supplied by the Company through NREI. NREI's research focuses on assisting clients with analysis and interpretation of market data in order to provide them with a competitive edge in the rapidly changing real estate marketplace. NREI's publications and products are sold to more than 3,000 subscribers, including many of the largest property managers, portfolio managers, insurance companies and pension funds. NREI's real estate market trend publications and related print and disk products provide real estate price and rent data spanning 64 major U.S. markets. This research is based upon two unique data bases consisting of (i) numerous real estate transactions and (ii) quarterly information tracking the operating performance of over 2,000 commercial properties.

 ADDITIONAL SERVICES

  The Company recently entered into a venture with ENSR, a leading international environmental remediation firm, to assist the private sector in remediating and increasing the value of contaminated properties. This venture offers owners of impaired properties the skills and capital necessary to remediate and dispose of such properties. ENSR will provide all remediation services and capital required in connection with such remediation and the Company will provide marketing, property management and disposition services. This venture is structured to isolate the Company from any environmental liability.

CORPORATE SUPPORT STRUCTURE

  The Company provides numerous corporate functions that support the Company's national needs and the needs of each of its regional and field offices. The Company has focused heavily on the development of its corporate support structure and believes that it provides the Company with a distinct competitive advantage.

 TECHNICAL SERVICES AND RISK MANAGEMENT

  Management Information Systems. Koll Information Services utilizes sophisticated computer and telecommunications systems to provide high-quality on-site property management and a sophisticated data processing system which tracks billing, collections and other key property information to provide timely, comprehensive and customized financial and accounting reports to property owners, property managers and investment managers. A staff of 40 operates the Company's data center, installs and repairs equipment, customizes programs, implements special systems software and provides 24-hour, 7 day-a-week telephone support for hardware and software.

  The Company has adopted computer hardware and software standards to provide a high level of control and efficiency. Each office is connected directly to the AS/400 model 320-2050 computer for real-time, on-line access to project operating reports and information. Each evening all data is backed up to tape and back-up tapes are stored off-site. The Company's disaster recovery services, including a "hot site," are provided by IBM's Business Recovery Services. Remote communications can be through either a point-to-point or dial-up line. The Company is currently in the process of implementing a Wide Area Network utilizing frame relay technology to enhance remote communications. In addition, the Company has the ability to connect to international sites facilitated by satellites. The Company's management information systems can be expanded economically, allowing the Company to substantially increase its service volume without significant increases in system costs.

  Through a customized software system, the Company assimilates property management information generated by the various property management software programs that the Company utilizes at the request of its clients into a centralized data base. The Company's system links this data base with an array of management, valuation, accounting and reporting applications, allowing employee and client users to view information through various levels of detail and to sort data into customized formats. The Company utilizes all major industry software applications, including Skyline, MRI and Timberline.

  Risk Management. The Risk Management Group provides the Company's clients with the opportunity to insure their properties under the Company's umbrella policy, which has historically provided significant property insurance savings for these clients. The Company currently carries insurance on over 225 client properties valued at approximately $2.7 billion. In addition, as part of the Company's commitment to risk management, specialized training is provided to Company employees throughout the U.S. to teach the essentials of risk management, which has resulted in a significant overall decline in incident reports at Company-managed properties. The Risk Management Group is an in-house resource for all insurance coverage issues, litigation management and claim negotiating.

 PERSONNEL SUPPORT SERVICES

  Training. Koll College offers the Company's employees and its clients one of the most advanced training programs in the real estate industry and has been recognized by the Institute of Real Estate Management (IREM) as one of the top three real estate training programs in the U.S. Since its introduction in 1990, Koll College has become a full-service diversified training and development institution. Established to develop the skills of employees, Koll College has evolved into a revenue-generating training organization for industry members and corporations, such as Disneyland, GTE, Microsoft, Nissan and Xerox Corporation.

  Koll College offers more than 50 courses that are customized to meet clients' needs and skill levels. Courses emphasize management and professional skills to improve productivity and services provided to clients and customers. The curriculum is structured to address a variety of career levels and lines of business. Course subject matter ranges from orientation information for new employees to executive programs for senior management. Taught by a full-time staff of instructors who are aided by the Company's internal "subject matter experts" in specialized fields, the classes relate directly to the latest industry knowledge and technology. As an example of the Company's involvement in the industry, Koll College was asked to partner with the International Facility Management Association to provide training programs to its members nationwide.

  Human Resources. The Company's Human Resources department provides a full scope of services to the Company's employees, including organization transition support, policy administration and communications, benefits design and administration, human resources information systems, payroll services, compensation administration, employment consulting, equal employment opportunity and affirmative action programs and consulting, employee relations consulting, human resources training and development and employment law consulting. The department has played an important role in assisting in the smooth assimilation of the Company's acquisitions.

  Standards & Foundations. The Standards & Foundations department was developed to identify and disseminate "best practices" examples and performance standards throughout the organization supporting each region and service line in achieving excellence and consistency in service delivery. In addition, the department creates and distributes innovative operational and marketing tools to the Company's employees.

EMPLOYEES

  The Company believes that the quality of the management services it provides is dependent in large part upon the experience and competence of its personnel. The Company endeavors to hire and retain highly qualified personnel who have the requisite education, training and experience to render superior levels of service to clients and their tenants. Some of the Company's most experienced managers joined the Company in connection with the Company's acquisitions. The Company's executive officers and key employees have an average of over 20 years of experience in property and/or investment management or brokerage with a broad range of types of properties throughout the United States.

  The Company's employees are provided with a high level of training through Koll College, with an emphasis on technical skills. The Company believes these courses have resulted in improved productivity and tenant and property owner relations. Employees also are encouraged to supplement courses offered at Koll College with additional training programs. Over 100 of the Company's managers have earned the Real Property Administrator (RPA) or Certified Property Manager (CPM) professional designations awarded by the Building Owners and Managers Association and IREM, respectively. The Company has been designated an Accredited Management Organization (AMO) by IREM.

  The Company had 2,661 employees as of June 30, 1996.

COMPETITION

  Recent economic conditions have led to increased competition among real estate service companies. The Company experiences competition from national property management companies as well as smaller, more localized property managers, real estate development firms which have redirected their efforts to property and facilities management due to the lack of development opportunities in the current economy, and tenant representatives. The Company believes that the competitive factors most important in its business are quality and scope of services, reputation and the fees charged for the services performed. The Company believes that it competes effectively with respect to all of these factors and that it has established a superior record as a quality manager and real estate services provider. The Company believes that its management expertise and state-of-the-art computer and communications systems allow it to offer its customized services efficiently and at a cost which permits it to be competitive with other real estate management service companies. In addition, the Company believes that its strategic acquisitions have enhanced the portfolio of services it provides and have positioned the Company to meet the growing demands of the marketplace for single source providers of real estate services. The Company also believes that its international operations will permit it to meet the needs of clients with global scope and operations.

  Competition in the investment management business is based on scope of services provided, fees charged and results achieved. Although some of the Company's competitors in this area have been in the business longer, have more established business relationships and may have larger dedicated research staffs than the Company, the Company believes that the knowledge, experience and accountability of its investment management personnel allow it to compete effectively in this market.

COMPANY FACILITIES

  The Company's executive offices are located in Newport Beach, California and consist of 102,339 square feet of office space leased from The Koll Company and one of its affiliates. These offices are under four leases: 53,445 square feet which is on a monthly basis, 9,381 and 20,481 square feet which expire February 2002, and 19,032 square feet which expires June 2000. The Company also has 13 regional offices, 258 field management offices and seven administrative offices. Certain regional offices are leased from clients of the Company on terms which the Company believes reflect the fair market value of comparable office space. The field management offices are typically located in managed properties and are often provided by the property owners without charge to the Company.

LEGAL PROCEEDINGS

  The Company is subject to claims and suits in the ordinary course of business. There are no legal proceedings pending or, to the knowledge of management, threatened against the Company that could, if determined adversely, have a material adverse effect on the Company's financial condition, results of operations or cash flows. Although the Company is a defendant in an appraisal action by a single stockholder who did not participate in the class action lawsuit in connection with the Merger, management does not believe that this matter will have a material adverse effect on the Company's financial condition, results of operations or cash flows. See "The Company."

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning the Company's directors, executive officers and key employees:

          NAME            AGE                          POSITION
          ----            ---                          --------
DIRECTORS AND EXECUTIVE
 OFFICERS
Donald M. Koll..........   63 Chairman and Director
Raymond E. Wirta........   52 Chief Executive Officer and Director
William S. Rothe, Jr. ..   50 President
Richard S. Abraham......   45 Executive Vice President, Management Services
Richard G. Wollack......   50 Executive Vice President, Investment Management
Gary W. Nielson.........   46 Senior Vice President, Finance
Bradford M. Freeman.....   54 Director
Jon D. Ralph............   32 Director
W. Edward Scheetz.......   31 Director
J. Frederick Simmons....   41 Director
Ronald P. Spogli........   48 Director
KEY EMPLOYEES
D. Glen Raiger..........   40 Executive Vice President, International
Daniel M. Ardell........   55 Senior Vice President, Investment Management
Steven N. Corney........   38 Senior Vice President, Southwest
Kim A. Culp.............   44 Senior Vice President, Minnesota
James C. Ewing..........   48 Senior Vice President, Los Angeles, Northern California
William D. Fugazy, Jr. .   46 Senior Vice President, East
William M. Harris.......   46 Senior Vice President, Investment Management
Barry J. McGowan........   37 Senior Vice President, Northeast
Edward N. Milton........   45 Senior Vice President, Southeast
Nicholas S. Patin.......   44 Senior Vice President, Investment Management
Charles J. Schreiber, Jr.  44 Senior Vice President, Investment Management
Jana L. Turner..........   41 Senior Vice President, Pacific Southwest, Pacific Northwest

  Mr. Koll has served as a director of KRES since November 1994 and as Chairman since August 1996. He has served as Chairman of the Board and as a director of KMS since June 1988 and also served as the Chief Executive Officer of KMS from June 1988 to May 1991. Mr. Koll founded The Koll Company in 1962 and has served as Chairman of the Board and Chief Executive Officer of The Koll Company since that time. Mr. Koll is also a member of the Board of Directors of Koll Real Estate Group, Inc., a real estate development services company, and The Irvine Company. He holds a Bachelor of Arts Degree from Stanford University.

  Mr. Wirta has served as the Chief Executive Officer of KRES since November 1994 and as Chief Executive Officer of KMS since May 1991. He has been a director of KRES since November 1994 and of KMS since June 1988. Prior to that time, Mr. Wirta held various management positions with KMS since 1981. Mr. Wirta is also a member of the Board of Directors of Koll Real Estate Group, Inc. Mr. Wirta is a Certified Property Manager and holds a Bachelor of Arts Degree from Long Beach State University and a Master of Business Administration Degree in International Management from Golden Gate University.

  Mr. Rothe has served as President of KRES since November 1994. He has also served as Chief Operating Officer of KMS since May 1991, as President of KMS from May 1991 to November 1995, as Chief Financial Officer of KMS from December 1993 to April 1995 and as a director of KMS from May 1991 to November 1994. From 1985 to 1991, Mr. Rothe held various management positions with the Company. Mr. Rothe is a

Certified Property Manager and holds a Bachelor of Arts Degree from Hanover College, a Master's Degree in Business Economics from The Claremont Graduate School and a law degree from the University of San Francisco.

  Mr. Abraham has served as Executive Vice President, Management Services of KRES since August 1996 and as President of KMS since November 1995. Prior to joining the Company, Mr. Abraham was President of The Richard Abraham Company, a management consulting firm he founded in June 1993. From March 1980 to June 1993, Mr. Abraham served as President of the John Buck Management Company, a commercial real estate services company he co-founded in 1980. Mr. Abraham holds a Bachelor of Science Degree from Southern Illinois University.

  Mr. Wollack has served as Executive Vice President, Investment Management of KRES since August 1996 and as Executive Vice President of KMS since April 1995. In addition, Mr. Wollack was Chief Financial Officer of KRES from April 1995 to August 1996. Since April 1988, Mr. Wollack has been Chairman of Liquidity Financial Group, L.P. ("LFG"), the general partner in a series of investment funds which have investments in real estate limited partnerships acquired in the secondary market. In April 1995, the Company purchased a real estate equity securities investment management advisory business and a research publishing business from LFG. Mr. Wollack holds a Bachelor of Arts Degree from the University of Illinois and a Masters of Business Administration from the Stanford Graduate School of Business. Mr. Wollack is an NASD-licensed Principal and Financial Principal.

  Mr. Nielson has served as Senior Vice President, Finance of KRES since August 1996 and as Senior Vice President, Finance of KMS since March 1995. Mr. Nielson joined the Company in November 1992 and has served in various management positions. From January 1989 to November 1992, Mr. Nielson was Senior Vice President of Asset Management for First West Companies, a commercial property investment and syndication company. Mr. Nielson holds a Bachelor of Science Degree and a Master of Business Administration Degree from the University of Southern California. Mr. Nielson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

  Mr. Freeman has served as a director of KRES and KMS since November 1994. Mr. Freeman is a founding partner of FS&Co., which was founded in 1983. Mr. Freeman holds a Bachelor of Arts Degree from Stanford University and a Master of Business Administration Degree from Harvard University.

  Mr. Ralph has served as a director of KRES and KMS since July 1996. Mr. Ralph has been employed by FS&Co. since 1989. Mr. Ralph is also a member of the Board of Directors of EnviroSource, Inc. Mr. Ralph holds a Bachelor of Arts Degree from Amherst College.

  Mr. Scheetz has served as a director of KRES since October 1995 and of KMS since July 1996. Mr. Scheetz has been a limited partner of Apollo Real Estate Advisors, L.P., a real estate investment partnership, since May 1993. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures, Ltd., a real estate investment firm. Mr. Scheetz is also a member of the Board of Directors of Capital Apartment Properties, Inc. and Roland International, Inc.

  Mr. Simmons has served as a director of KRES since October 1995 and of KMS since July 1996. Mr. Simmons joined FS&Co. in 1986 and became a general partner in January 1991. Mr. Simmons is also a member of the Board of Directors of Buttrey Food and Drug Stores Company, Orchard Supply Hardware Stores Corporation and EnviroSource, Inc. Mr. Simmons holds a Bachelor of Arts Degree from Williams College and a Master of Business Administration Degree from New York University.

  Mr. Spogli has served as a director of KRES and KMS since November 1994. Mr. Spogli is a founding partner of FS&Co., which was founded in 1983. Mr. Spogli is the Chairman of the Board and a director of EnviroSource, Inc. Mr. Spogli also serves on the Board of Directors of Mac Frugal's Bargains . Close-Outs Inc., Orchard Supply Hardware Stores Corporation and Buttrey Food and Drug Stores Company. Mr. Spogli holds a Bachelor of Arts Degree from Stanford University and a Master of Business Administration Degree from Harvard University.

  Mr. Raiger has served as Executive Vice President, International since May 1995 and as Senior Vice President, International since August 1994. From September 1990 to August 1995, Mr. Raiger served as Senior Vice President, Corporate and Facilities Services. Mr. Raiger holds a Bachelor of Science Degree from Carnegie-Mellon University.

  Mr. Ardell has served as Senior Vice President, Investment Management since April 1993. Mr. Ardell co-founded D.A. Management in March 1978, a pension fund advisor acquired by KMS in April 1993. Mr. Ardell holds a Bachelor of Science Degree from California State University, San Jose. Mr. Ardell is a Registered Investment Advisor.

  Mr. Corney has served as Senior Vice President, Southwest Region since March 1995. From September 1983 until March 1995, Mr. Corney was employed by CBS Investment Realty, Inc., a real estate brokerage and management company based in Phoenix, Arizona, for which he served as the Managing Director from March 1992 until March 1995, when it was acquired by KMS. Mr. Corney is a Certified Property Manager and holds a Bachelor of Arts Degree from St. Lawrence University.

  Mr. Culp has served as the Senior Vice President, Minnesota Region since June 1995. From June 1987 to June 1995, Mr. Culp was President of The Shelard Group, Inc., a commercial real estate brokerage and management company, located in Eden Prairie, Minnesota, which sold substantially all of its assets to KMS in June 1995. Mr. Culp holds a Bachelor of Science Degree from St. John's University, Collegeville, Minnesota.

  Mr. Ewing has served as the Senior Vice President, Los Angeles Region since May 1992. He has served in the same capacity for the Northern California Region since June 1996. Prior to joining KMS, Mr. Ewing was a partner with the Charles Dunn Company in Los Angeles, a real estate brokerage and management company, where he was employed from June 1974 until May 1992. Mr. Ewing is a Certified Property Manager and holds a Bachelor of Arts Degree from the University of La Verne, Los Angeles.

  Mr. Fugazy has served as the Senior Vice President, Eastern Region since January 1993. From September 1990 to January 1993, Mr. Fugazy was President of Tishman Management and Leasing Services Corp., a national multi-service real estate company which sold substantially all of its assets to KMS in January 1993. Mr. Fugazy holds a Bachelor of Science Degree from Fordham University.

  Mr. Harris has served as Senior Vice President, Investment Management since March 1996, and is responsible for the Company's direct investment management activities. From August 1992 to March 1996 he was Senior Vice President, Northern California Region of KMS. From December 1988 to July 1992, Mr. Harris was employed by Aetna Realty Advisors, serving as its western regional manager. Mr. Harris holds a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Boston University School of Law.

  Mr. McGowan has served as the Senior Vice President, Northeast Region since May 1994. He served as Senior Vice President Midwest Region from December 1992 to March 1995. From September 1991 to January 1993, he also served as the Director of National Real Estate Services for KMS. Mr. McGowan holds a Bachelor of Arts Degree from Brown University and a Master of Business Administration Degree from Harvard University.

  Mr. Milton has served as the Senior Vice President, Southeast Region since July 1993. From October 1987 to July 1993, Mr. Milton served as the General Manager of the Southeast Region of Rubloff Inc., a Chicago-based multi-service real estate company, which sold substantially all of its assets to KMS in July 1993. Mr. Milton holds a Bachelor of Arts Degree from Auburn University and holds a law degree from Emory University School of Law.

  Mr. Patin has served as Senior Vice President, Investment Management since July 1995, and is responsible for the Company's ventures with ENSR and Alliance. From February 1988 to July 1995, Mr. Patin served as President of Cornerstone Partners, Inc., a regional real estate investment banking firm he founded in 1988. In February 1992, he formed Cornerstone Principals, Inc. which provides investment programs to real estate investors. Mr. Patin holds a Bachelor of Science Degree from California Polytechnic State University. He is a registered securities principal.

  Mr. Schreiber has served as Senior Vice President, Investment Management since September 1994, and is responsible for the Company's direct investment management activities. From June 1989 to September 1994, he was Senior Vice President of Corporate Acquisitions for KMS. Mr. Schreiber holds a Bachelor of Science Degree from the University of Southern California.

  Ms. Turner has served as Senior Vice President, Pacific Southwest Region since April 1993 and in the same capacity for the Pacific Northwest Region since July 1996. From June 1990 to April 1993, she was Senior Vice President of the Orange County Region. Ms. Turner is a Certified Property Manager and holds a Bachelor of Science Degree from Northern Arizona University.

  All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the directors and executive officers of the Company.

  Upon consummation of the Offering, the Company will be subject to the Nasdaq National Market requirement that it have two independent directors. The Company anticipates nominating these independent directors as soon as possible after consummation of the Offering.

BOARD COMMITTEES

  The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Messrs. Ralph and Simmons, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal control functions, and monitors transactions between the Company and its employees, officers and directors. The Compensation Committee, which consists of Messrs. Freeman and Simmons, administers the Performance Option Plan and deferred compensation plans, and designates compensation levels for officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Freeman and
Simmons.

  Mr. Freeman has not at any time been an officer or employee of the Company. Mr. Simmons was an officer of KRES prior to the Merger. From November 1994 to August 1996, Mr. Wirta was a member of the Compensation Committee. Mr. Wirta is Chief Executive Officer of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity which has one or more executive officers of such entity serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR AND EXECUTIVE COMPENSATION

  Directors do not receive compensation for serving on the Board or any committee thereof. However, directors are eligible to receive grants of options under the Performance Option Plan, and in April 1996, Mr. Koll was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $14.00 per share. With the exception of certain additional forfeiture provisions, the terms of Mr. Koll's option are substantially similar to other options granted under the Performance Option Plan. See "--Compensation Plans."

  The following table sets forth information concerning the annual and long-term compensation for services rendered to the Company in all capacities and paid or accrued by the Company for each of the fiscal years in the three year period ended March 31, 1996, to (i) the Company's Chief Executive Officer, and
(ii) each of the other four most highly compensated executive officers of the Company or its subsidiaries (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                -------------------------------
                                      ANNUAL COMPENSATION               AWARDS         PAYOUTS
                                 ------------------------------ ---------------------- --------
                                                                           SECURITIES
                                                     OTHER      RESTRICTED  UNDERLYING          ALL OTHER
                                                     ANNUAL        STOCK     OPTIONS/    LTIP    COMPEN-
   NAME AND PRINCIPAL     FISCAL SALARY  BONUS    COMPENSATION    AWARDS       SARS     PAYOUTS   SATION
       POSITIONS           YEAR    ($)     ($)        ($)           ($)       (#)(1)      ($)       ($)
   ------------------     ------ ------- ------- -------------- ---------- ----------- -------- ----------
Raymond E. Wirta (2)....   1996  210,000       0      --             0           --        0       --
 Chief Executive Officer   1995  206,000       0      --             0           --        0       --
                           1994  190,000       0      --             0           --        0       --

William S. Rothe........   1996  175,000 240,000      --             0           --        0       --
 President                 1995  147,969 200,700      --             0       115,000       0       --
                           1994  133,000 180,000      --             0           --        0       --

Richard S. Abraham (3)..   1996  189,667  88,000      --             0        35,000       0       --
 Executive Vice            1995      --      --       --             0           --        0       --
  President,               1994      --      --       --             0           --        0       --
  Management Services

Richard G. Wollack (4)..   1996  239,583 116,420      --             0        20,000       0       --
 Executive Vice Presi-     1995      --      --       --             0           --        0       --
  dent, Investment         1994      --      --       --             0           --        0       --
  Management

Gary W. Nielson.........   1996  100,000 123,000      --             0           --        0       --
 Senior Vice President,    1995   92,500  45,000      --             0           --        0       --
 Finance                   1994   85,000  30,000      --             0           --        0       --

- --------
(1) Represents options granted under the Performance Option Plan, which were granted at fair market value on the date of the grant, at an exercise price of $10.00 per share from January 1995 until October 1995 and $12.00 per share after October 1995. See "--Compensation Plans--Amended 1994 Nonqualified Performance Stock Option Plan."
(2) Mr. Wirta serves as an executive officer of the Company, The Koll Company and Koll Real Estate Group, Inc., and through arrangements among them, receives compensation from each of them based on the time devoted to each. Pursuant to a management services agreement between the Company and The Koll Company, for fiscal 1996 the Company paid $200,000, or 42%, of Mr. Wirta's annual salary under his employment arrangement with The Koll Company. Mr. Wirta's salary for fiscal 1996 also reflects a payment of $10,000, a retroactive adjustment for compensation paid to Mr. Wirta from fiscal 1992 to fiscal 1995. On April 1, 1996 Mr. Wirta agreed to devote 75% of his time to the Company until October 1, 1996 and 95% of his time thereafter and therefore, the Company will pay those percentages of Mr. Wirta's annual salary of $475,000. See "Certain Transactions--Transactions with The Koll Company."
(3) Mr. Abraham joined the Company in November 1995. Salary for fiscal 1996 includes $85,500 of consulting fees earned by Mr. Abraham prior to becoming an employee of the Company. See "Certain Transactions--Other Transactions."
(4) Mr. Wollack joined the Company in April 1995.

 STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding each grant of stock options made during the fiscal year ended March 31, 1996 to each of the Named Executive Officers.

                              OPTION GRANTS TABLE

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                       POTENTIAL REALIZABLE VALUE
                         NUMBER OF    PERCENT OF                         AT ASSUMED ANNUAL RATES
                         SECURITIES  TOTAL OPTIONS                           OF STOCK PRICE
                         UNDERLYING   GRANTED TO                         APPRECIATION FOR OPTION
                          OPTIONS    EMPLOYEES IN  EXERCISE                       TERM
                          GRANTED    FISCAL YEAR     PRICE  EXPIRATION ---------------------------
  NAME                     (#)(1)         (%)       ($/SH)     DATE        5%($)        10%($)
  ----                   ---------- -------------- -------- ---------- ------------- -------------
Raymond E. Wirta........      --         --            --         --             --            --
William S. Rothe, Jr....      --         --            --         --             --            --
Richard S. Abraham......   35,000         38%       $12.00   11/01/05       $264,136      $669,372
Richard G. Wollack......   20,000         22%       $10.00   05/26/05       $125,779      $318,748
Gary W. Nielson.........      --         --            --         --             --            --

- --------
(1) All of the options set forth in the table above were granted pursuant to the Performance Option Plan. For a discussion of the material terms of these options, see "--Compensation Plans--Amended 1994 Nonqualified Performance Stock Option Plan."

 AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table sets forth the number and value of the exercisable and unexercisable options held by each of the Named Executive Officers at March 31, 1996. None of the Named Executive Officers exercised any options during the fiscal year ended March 31, 1996.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                       NUMBER OF SECURITIES
                                                             UNDERLYING      VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS/     IN-THE-MONEY
                                                              SARS AT          OPTIONS/SARS AT
                                                        MARCH 31, 1996(#)(1) MARCH 31, 1996($)(2)
                                                       --------------------- --------------------
                          SHARES ACQUIRED    VALUE         EXERCISABLE/          EXERCISABLE/
  NAME                     ON EXERCISE(#)  REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
  ----                    --------------- ------------ --------------------- --------------------
Raymond E. Wirta........        --            --            0 /      0              0 / 0
William S. Rothe, Jr. ..        --            --            0 /115,000              0 /
Richard S. Abraham......        --            --            0 / 35,000              0 /
Richard G. Wollack......        --            --            0 / 20,000              0 /
Gary W. Nielson.........        --            --            0 /      0              0 / 0

- --------
(1) Represents options granted under the Performance Option Plan. See "Summary Compensation Table."
(2) The value of such unexercisable options is based on an assumed Offering
    price of $    per share.


COMPENSATION PLANS

 STOCK SUBSCRIPTION PLAN

  The Company has sold 257,150 shares of Common Stock pursuant to the Company's Amended 1994 Employee Stock Subscription Plan (the "Stock Subscription Plan"). In connection with these stock subscriptions, approximately 50% of the aggregate purchase price relating to such subscriptions, including those of Messrs. Rothe, Abraham and Wollack, was paid by delivery of the purchaser's full recourse promissory note secured by a pledge of the purchased shares. Such notes are for a term of four to five years and bear interest at the "prime rate" of interest, as designated by Bankers Trust from time to time. As of June 30, 1996, promissory notes totaling $1,150,000 were held by the Company with respect to the Stock Subscription Plan, including notes in the amount of $125,000 and $60,000 from Messrs. Rothe and Abraham, respectively.

 AMENDED 1994 NONQUALIFIED PERFORMANCE STOCK OPTION PLAN

  The Company's Performance Option Plan was adopted in November 1994 and amended in May 1995 and April 1996. The purpose of the Performance Option Plan, and of granting options to specified officers, directors and key employees of the Company pursuant thereto, is to provide incentives to such persons by allowing them to benefit directly from the Company's growth, development and financial success. The Performance Option Plan provides for the grant of nonqualified stock options only. A reserve of 590,000 shares of the Company's Common Stock has been established for issuance under the Performance Option Plan. As of June 30, 1996, options with respect to 548,500 shares were outstanding under the Performance Option Plan at a weighted average exercise price of $10.67 per share and 41,500 shares remained available for future option grants under the Performance Option Plan.

  The Performance Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has discretion to determine, among other things, which eligible individuals are to receive option grants and the number of shares subject to each such grant and the performance criteria and vesting schedule to be in effect for the option grant. The maximum term of options granted under the Performance Option Plan is ten years, subject to earlier termination following an optionee's cessation of service with the Company. Outstanding options vest in five equal annual installments commencing March 31, 1997, subject to accelerated vesting on March 31, 1999 in the event the Company achieves specified operating results. Once vested, an option may be exercised by the optionee by written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor. Such payment may be made in cash, by check or in such other form of lawful consideration (including shares of Common Stock then held) as the Compensation Committee may approve from time to time. Options granted under the Performance Option Plan are non-transferable and generally expire 90 days after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such option may be exercised 180 days following such disability or death.

  Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation or sale of all or substantially all of the assets of the Company, the Performance Option Plan and each outstanding option granted thereunder terminates; provided, that each optionee to whom no substitute option has been tendered by the surviving corporation has the right to exercise in whole or in part any unexpired option or options issued to him or her, to the extent such option is then vested and exercisable.

  The Board of Directors may amend or modify the Performance Option Plan and outstanding options at any time, including but not limited to accelerating vesting provisions, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or unvested shares without their consent. The Performance Option Plan will terminate at the earliest time when all shares of Common Stock which may be issued under the Performance Option Plan have been so issued, upon dissolution or liquidation of the Company or upon any reorganization, merger or consolidation or sale of all or substantially all of the assets of the Company, unless sooner terminated by the Board.

 401(K) PLAN.

  The Company participates in The Koll Company's 401(k) Plus Plan (the "401(k) Plan"). The 401(k) Plan is administered by the Company on behalf of The Koll Company pursuant to a management services agreement between the Company and The Koll Company. See "Certain Transactions--Transactions With The Koll Company--Management Services Agreement." The 401(k) Plan covers all of the Company's regular employees who work 20 hours or more per week. Such employees become eligible to participate in the 401(k) Plan the first quarter following 60 days of employment. Eligible employees may contribute up to 15% of their annual base earnings to the 401(k) Plan, up to the annual maximum amount prescribed by the Internal Revenue Service. The Company may, in its discretion, make matching contributions for each dollar contributed by the participant. The Company does not currently match employee contributions to the 401(k) Plan.

EMPLOYMENT AND OTHER AGREEMENTS

  Mr. Abraham serves as Executive Vice President, Management Services. Under his Employment Agreement with KMS, which may be terminated at any time by either party, Mr. Abraham receives an annual salary of not less than $250,000, and is entitled to receive an annual bonus based on the performance of the Property and Corporate Services Division. Under certain termination circumstances, Mr. Abraham is entitled to receive severance in an amount equal to the then-current year's salary plus an amount equal to his bonus for the most recently completed fiscal year, and in no event less than $250,000. Mr. Abraham is also entitled to participate in certain benefit programs generally available to executive officers of the Company and to receive reimbursement of certain business expenses. During the term of the agreement, Mr. Abraham is prohibited from engaging or participating in any business that is in substantial competition with KMS. Pursuant to his Employment Agreement, Mr. Abraham was granted options to purchase 35,000 shares of Common Stock under the Performance Option Plan at an exercise price of $12.00 per share, the fair market value at the time of grant, and purchased 10,000 shares of Common Stock under the Stock Subscription Plan for a purchase price of $12.00 per share, the fair market value at the time of purchase. If Mr. Abraham's employment is terminated for any reason, under certain circumstances the Company is obligated to repurchase all of the Common Stock then-owned by Mr. Abraham.

  Mr. Wollack serves as Executive Vice President, Investment Management. Under his Employment and Noncompetition Agreement with KMS, Mr. Wollack receives an annual salary of $250,000 and is entitled to incentive compensation based on the performance of the Company and certain business lines which are under his management. Mr. Wollack's Employment and Noncompetition Agreement may be terminated at any time by either party. Under certain termination circumstances during the first five years of employment, Mr. Wollack is entitled to receive a severance amount equal to the amount of total annual compensation received by him on the most recent anniversary of his hire date. Mr. Wollack is also entitled to participate in certain benefit programs generally available to executive officers of the Company and to receive reimbursement of certain business expenses. Mr. Wollack is also a principal in Liquidity Financial Group, L.P. ("LFG"), the general partner in a series of investment funds which have investments in real estate limited partnerships acquired in the secondary market. Under a non-compete provision, Mr. Wollack may not during the term of the agreement engage or participate in any business which is in competition with KMS. However, Mr. Wollack's Employment and Noncompetition Agreement permits his continued equity position and participation in LFG. In the event of termination, he is also prohibited thereafter from engaging in certain competitive activities for certain periods of time, all of which are to be determined based on the reasons for termination. Pursuant to his Employment and Noncompetition Agreement, Mr. Wollack was granted options to purchase 20,000 shares of Common Stock under the Performance Option Plan at an exercise price of $10.00 per share, the fair market value at the time of grant, and purchased 10,000 shares of Common Stock under the Stock Subscription Plan for a purchase price of $10.00 per share, the fair market value at the time of purchase. See "Certain Transactions-- Other Transaction."

  In April 1996, in connection with the sale of Common Stock by KHC, Mr. Koll entered into a four-year noncompetition and confidentiality agreement with the Company, FS&Co. and Apollo. In addition, as part of an effort by the Company to ensure continued focus by Mr. Koll on Company opportunities despite the sale of a significant portion of his Common Stock, as of April 1, 1996, Mr. Koll became an employee of the Company with an annual salary of $150,000 and in August 1996 Mr. Koll became Chairman of the Company. See "Certain Transactions--Recent Stock Transactions."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock being offered hereby, by (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Selling Stockholders, (iii) each of the Company's directors, (iv) the Company's Chief Executive Officer and each of the other Named Executive Officers and (v) the Company's directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                  SHARES OF
                               SHARES OF           SHARES        COMMON STOCK
                              COMMON STOCK         TO BE         BENEFICIALLY
                              BENEFICIALLY          SOLD            OWNED
                              OWNED PRIOR          IN THE         AFTER THE
                            TO THE OFFERING       OFFERING       OFFERING (1)
                          ----------------------- --------   -----------------------
NAME OF BENEFICIAL OWNER   NUMBER      PERCENTAGE  NUMBER     NUMBER      PERCENTAGE
- ------------------------  ---------    ---------- --------   ---------    ----------
Freeman Spogli & Co.
 Incorporated (2).......  3,274,142       61.8%       --     3,274,142
 Bradford M. Freeman
 Ronald P. Spogli
 J. Frederick Simmons
 Jon D. Ralph (3)
The Koll Holding Company
 (4)....................    946,037       17.8%       --       854,757(5)
 Donald M. Koll
AP KMS Partners, L.P.
 (5)....................    824,525       15.6%       --       824,525
 W. Edward Scheetz
Raymond E. Wirta........    672,000(7)    12.7%    67,200(6)   604,800
William S. Rothe, Jr....    125,800(8)     2.4%    24,080(6)   101,720
Richard S. Abraham......     10,000          *        --        10,000         *
Richard G. Wollack......     10,000          *        --        10,000         *
Gary W. Nielson.........        --         --         --           --        --
All directors and
 executive officers as a
 group (11 persons).....  5,089,704       96.0%    91,280    4,998,424

- --------
*   Less than 1%.
(1) Does not include shares subject to the Underwriters' over-allotment option granted by the Company.
(2) 3,157,272 shares and 116,870 shares of Common Stock are owned by FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (collectively, "Equity Partners"), respectively. As general partner of FS Capital Partners, L.P. ("FS Capital"), which is general partner of FSEP III, FS Holding, Inc. ("FSHI") has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P. ("FS&Co. International"), which is the general partner of FSEP International, FS International Holding Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. Messrs. Freeman, Spogli and Simmons and William M. Wardlaw, John M. Roth and Charles P. Rullman are the sole directors, officers and shareholders of FSHI and FS International Holdings, and as such may be deemed to be the beneficial owners of the shares of the Company's capital stock owned by FSEP III and FSEP International. Does not include shares subject to the Safeco Option described in footnote 4 below. The business address of FSEP III, FS Capital, FSHI and its sole directors, officers and shareholders is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025 and the business address of FSEP International, FS&Co. International and FS International Holdings is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, B.W.I.
(3) Mr. Ralph is an employee of an affiliate of Freeman Spogli & Co.
    Incorporated.

(4) The Koll Holding Company ("KHC") is a wholly-owned subsidiary of The Koll Company, which is wholly-owned by The Koll Company Stock Trust, of which Mr. Koll is the trustee and Mr. Koll and Dorothy B. Koll are its co-trustors and sole beneficiaries. 772,800 of such shares are subject to a pledge in favor of Safeco Insurance Company of America ("Safeco") pursuant to a Pledge Agreement dated November 13, 1995, as amended, by and among The Koll Company, KHC, Safeco and Mr. Wirta (the "Safeco Pledge Agreement"). In the event the Safeco Pledge Agreement is not terminated by November 13, 1996, the shares of Common Stock owned by KHC, other than shares subject to an option in favor of Mr. Rothe, are subject to an option (the "Safeco Option") in favor of Equity Partners and AP KMS Partners, L.P., a Delaware limited partnership ("Apollo"), which may be exercised to cause the termination of the Safeco Pledge Agreement. See "--Stockholders Agreement." In addition, 672,000 of these shares are subject to an option in favor of Mr. Wirta and 100,800 of these shares are subject to an option in favor of Mr. Rothe. The business address of KHC, The Koll Company, The Koll Company Stock Trust and Mr. and Mrs. Koll is 4343 Von Karman Avenue, Newport Beach, California 92660.
(5) As general partner of AP-GP KMS Partners, L.P., which is general partner of AP KMS Partners, L.P., AP KMS Acquisition Corporation has the sole power to vote and dispose of the shares owned by AP KMS Partners, L.P. Mr. Scheetz disclaims beneficial ownership of the shares of the Company's capital stock owned by AP KMS Partners, L.P. Does not include shares subject to the Safeco Option. The business address of AP KMS Partners, L.P., AP-GP KMS Partners, L.P., AP KMS Acquisition Corporation and Mr. Scheetz is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.
(6) Immediately prior to consummation of the Offering, Messrs. Wirta and Rothe intend to exercise certain options granted by KHC to purchase 67,200 shares and 24,080 shares, respectively, of Common Stock held by KHC and to sell such shares in the Offering.
(7) These shares may be acquired upon exercise of a presently-exercisable stock option on outstanding shares held by KHC at an exercise price of $4.53 per share.
(8) Includes 100,800 shares which may be acquired upon exercise of a presently-exercisable stock option on outstanding shares held by KHC at an exercise price of $4.53 per share.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $.01 par value and 2,000,000 shares of Preferred Stock, $.01 par value.

  The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1996, there were 5,301,854 shares of Common Stock outstanding and held by 37 stockholders of record.

  The holders of Common Stock are entitled to one vote for each share held of record. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding Preferred Stock. Holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is empowered to issue one or more series of Preferred Stock and to determine the rights, preferences, privileges and restrictions to be granted to, or imposed upon, any such series, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. The Board of Directors, without further stockholder approval, can issue Preferred Stock with rights that could adversely affect the rights of the holders of the Common Stock. No shares of Preferred Stock are presently outstanding and the Company currently has no plans to issue shares of Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control in the Company or other corporation action.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The Company is also empowered under its Certificate of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents. The Company also intends to purchase liability insurance covering its directors and officers.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock of the Company is    .

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH THE KOLL COMPANY

 MANAGEMENT SERVICES AGREEMENTS

  In April 1993, the Company entered into a management services agreement with The Koll Company (the "Management Services Agreement") whereby (i) The Koll Company, through certain key personnel primarily employed by The Koll Company, including Mr. Wirta, provided executive management services to the Company and
(ii) the Company provides management information, personnel and human resources services (including administration of The Koll Company's 401(k)
Plan) to The Koll Company and certain of its affiliates. Payments by the Company to The Koll Company for Mr. Wirta's executive management services and occupancy costs for fiscal 1996 totaled $281,000. In addition, in March 1995, the Company entered into an agreement with Koll Real Estate Group, Inc. whereby the Company provides management information systems and human resource services to Koll Real Estate Group, Inc. similar to those provided under the Management Services Agreement. Payments by The Koll Company and certain of its affiliates to the Company for management information, personnel and human resources services provided by the Company under the Management Services Agreement for fiscal 1996 totaled $793,000. As of April 1, 1996, Mr. Wirta became an employee of the Company and The Koll Company no longer provided executive management services to the Company under the Management Services Agreement. See "Management--Executive Compensation." The Company continues to provide management information services and personnel and human resources services to The Koll Company.

  Effective July 1, 1993, the Company began paying the costs of health insurance benefits for The Koll Company and its affiliates. The Koll Company and each affiliate are billed monthly for their pro-rata portion (based on number of employees) of the payments. In fiscal 1996, billings to The Koll Company and its affiliates for such health insurance benefits were approximately $1.7 million.

 LICENSE AGREEMENT

  Under the terms of an amended license agreement (the "License Agreement") by and between the Company and The Koll Company dated November 23, 1994, the Company was granted a perpetual, royalty-free license ("License") to use, and to allow its subsidiaries to use, the "Koll" name and certain logos associated therewith ("Licensed Marks") solely in connection with the provision of real estate management services, including property, facility, asset and investment management services relating to real property ("Licensee Services"). Pursuant to the License Agreement, The Koll Company retains the right to use and grant others the right to use the Licensed Marks for any purpose, provided that it shall not use nor grant a third party the right to use the Licensed Marks in connection with the provision of Licensee Services. In general, The Koll Company may only terminate the License if (i) the Company fails to honor the terms of the License Agreement, including maintaining the quality of the services associated with the Licensed Marks and protecting against infringement of the Licensed Marks by third parties, (ii) the Company abandons use of the Licensed Marks for three consecutive years, or (iii) the Company is deemed insolvent.

 LEASE AGREEMENTS

  The Company leases its headquarters office space and some of its regional and field offices from partnerships in which The Koll Company and Messrs. Koll and Wirta are partners. The initial rent under each lease was based upon the fair market value of the premises at the time the lease was signed. The Company is not responsible for property taxes, insurance or maintenance expenses of the leased premises under the terms of the leases. Rental payments made by the Company to partnerships in which The Koll Company and Messrs. Koll and Wirta are partners totaled $584,000 for fiscal 1996. Two leases for the Company's headquarters were the only leases with terms in excess of one year and for which annual rental payments exceeded $100,000 each.

 LEASE GUARANTY

  Pursuant to a lease guaranty dated November 15, 1994 (the "Lease Guaranty") made by the Company for the benefit of a general partnership (in which The Koll Company and Messrs. Koll and Wirta are partners) and Aetna Life Insurance Company ("Aetna"), the Company has guaranteed payment and performance by The Koll Company of a lease agreement covering the building in which the Company's headquarters are located. The Company subleases its headquarters office space from The Koll Company. Such general partnership has assigned all of its rights under the Lease Guaranty to Aetna in connection with a loan in the original principal amount of $9.0 million made by Aetna to such general partnership.

 AGREEMENT REGARDING BUSINESS OPPORTUNITIES

  Pursuant to a business opportunities agreement (the "Business Opportunities Agreement") entered into in 1991 by and between the Company and The Koll Company and its affiliates, the Company was afforded the exclusive right to pursue, through subcontracting and otherwise, any and all real property and asset management opportunities awarded to The Koll Company and its affiliates by any source (including the Resolution Trust Corporation), other than certain pension and retirement fund clients to whom a subsidiary of The Koll Company was providing real property management services as of April 1991. The terms of the Business Opportunities Agreement provided that it would continue until The Koll Company owned less than 20% of the outstanding common stock of KMS. In April 1996 The Koll Company's beneficial ownership of KMS dropped below 20% and the Business Opportunities Agreement terminated. See "--Recent Stock Transactions."

 TRANSACTIONS WITH PARTNERSHIPS AFFILIATED WITH THE KOLL COMPANY

  The Company is responsible for managing properties in which The Koll Company and certain executive officers and key employees of the Company, including Messrs. Koll, Wirta or Rothe, have an ownership interest. Approximately $5.2 million, or 4%, of the Company's management revenue for fiscal 1996 was derived from managing properties that are owned by partnerships which are affiliates of The Koll Company. The partnerships that own these properties typically include a financial institution that was responsible for initially financing the development or acquisition of the project. The management agreements between the Company and these partnerships typically are negotiated between the financial partner in the partnerships and the Company and are believed to reflect fair market value terms. These management agreements are for an indefinite period but generally provide the property owner with the right to terminate upon 30 days' prior written notice.

  It is anticipated that certain executive officers and directors of the Company, including Messrs. Koll and Wirta, will participate in future partnerships formed or organized by The Koll Company or one of its affiliates for the purpose of acquiring or developing real estate projects. The Company may receive property management agreements and potentially other service agreements from one or more of these partnerships. Any such agreements will be on terms and conditions no less favorable to the Company than could be obtained from unaffiliated third parties. As of March 31, 1996, the Company had loaned an aggregate of approximately $640,000 to one of these partnerships.

 OPTION AGREEMENTS

  In 1991, Messrs. Wirta and Rothe were each granted options ("KMS Options") to purchase from The Koll Company 420,000 and 63,000 shares of common stock of KMS, respectively, held by The Koll Company at an exercise price of $7.25 per share. The KMS Options held by Messrs. Wirta and Rothe were converted, upon consummation of the Merger, into options to purchase from KHC, The Koll Company's wholly-owned subsidiary, 672,000 and 100,800 shares, respectively, of Common Stock outstanding after the Merger and owned by KHC. All of these options are vested and may be exercised at any time until May 30, 2001 at an exercise price of $4.53 per share (which represents the same aggregate exercise price of their options prior to the conversion).

OTHER TRANSACTIONS

  In March 1995, pursuant to an asset purchase agreement (the "Asset Purchase Agreement") entered into by and among KMS, Liquidity Financial Group, L.P. ("LFG"), and Mr. Wollack and Brent Donaldson (as shareholders of LFG), KMS acquired substantially all of the assets associated with certain of LFG's (a) real estate market trends publications business, including, among other publications, the National Real Estate Index (collectively, the "Index"), (b) REIT investment management services business and (c) business of providing investment management services to Boatmens Trust and Liquidity Fund 24 in exchange for (x) $1.0 million paid by KMS to LFG at the closing and (y) a $1.0 million deferred payment in the form of a promissory note due on March 31, 2001 (the "Deferred Portion"), such Deferred Portion being subject to (A) downward adjustments based on the performance of the Index business during fiscal 1996,
(B) interest equal to the prime interest rate plus 6% on the outstanding balance of the Deferred Portion after March 31, 1998, and (C) accelerated payment based on the performance of the Index business. Pursuant to and concurrently with the Asset Purchase Agreement, Mr. Wollack and KMS entered into an Employment and Non-Competition Agreement under which, if Mr. Wollack's employment with KMS terminates before April 15, 2000 other than for "cause," Mr. Wollack shall have the right to acquire the Index business and assets from the Company in exchange for his assumption of KMS's obligation to pay to LFG the Deferred Portion, to the extent not previously paid by KMS, and, if his employment terminates after April 15, 1998, his payment to KMS of $600,000 plus the amount of Deferred Portion previously paid by KMS minus KMS's cash flow from the Index that KMS did not pay to LFG. See "Management--Employment and Other Agreements."

  In 1993 the Company and Mr. Abraham entered into a consulting agreement whereby Mr. Abraham provided general consulting services to KMS for the development of curriculum at Koll College. Payments by the Company to Mr. Abraham under this consulting agreement for fiscal 1996 totaled $85,500. The consulting agreement was terminated when Mr. Abraham became an employee of the Company in November 1995. See "Management--Employment and Other Agreements."

RECENT STOCK TRANSACTIONS

  On October 18, 1995, KHC, which is a wholly owned subsidiary of The Koll Company, sold to AP KMS Partners, L.P., a Delaware limited partnership ("Apollo"), 635,202 shares of Common Stock at a price of $14.00 per share, for an aggregate purchase price of $8,892,828. In connection with this sale of shares, KHC, Apollo, the Company, FS&Co. and The Koll Company entered into an Amended and Restated Stockholders Agreement dated October 18, 1995 under which Apollo was provided certain rights and assumed certain obligations. The Company entered into a Registration Rights Agreement with Apollo under which Apollo received demand registration rights subject to certain conditions. Apollo also was granted "piggyback" registration rights.

  Pursuant to Stock Purchase Agreements dated March 29, 1996 and April 1, 1996, FS&Co. and Apollo purchased 751,790 shares and 189,323 shares, respectively, of Common Stock from KHC at $14.00 per share, for an aggregate purchase price of $10,525,060 and $2,650,522, respectively. In connection with this sale of shares, the Company, FS&Co., KHC, The Koll Company and Apollo entered into a Second Amended and Restated Stockholders Agreement dated March 29, 1996 (the "Second Amended Stockholders Agreement"), which restricts the transferability of Common Stock and provides for certain rights and obligations, including rights of first offer, co-sale rights, approval rights, obligations to sell and voting rights, all as more specifically described therein. As a result of the cumulative sale of more than 50% of the shares of Common Stock that KHC initially held after consummation of the Merger, KHC's rights, but not its obligations, under the Second Amended and Restated Stockholders Agreement terminated. The Second Amended Stockholders Agreement will be superceded and replaced by the Restated Stockholders Agreement (as defined below) upon consummation of the Offering. In addition, the Company entered into amended Registration Rights Agreements with FS&Co. and Apollo, and Mr. Koll entered into a four-year noncompetition and confidentiality agreement with the Company, FS&Co. and Apollo. See "Management--Employment and Other Agreements," "Certain Transactions--Stockholders Agreement" and "-- Registration Rights Agreements."

STOCKHOLDERS AGREEMENT

  Upon consummation of the Offering, the Company will enter into a Third Amended and Restated Stockholders Agreement (the "Restated Stockholders Agreement") with FS&Co., The Koll Company, KHC and Apollo which will provide for certain rights and obligations, all as more specifically described therein. The Restated Stockholders Agreement provides that, as long as FS&Co. holds a majority of the Voting Securities (as defined therein) held by FS&Co., KHC and Apollo, the Board of Directors of the Company and each of its subsidiaries shall be comprised of seven directors, with FS&Co. nominating four directors, KHC and Apollo each nominating one director and the Company's Chief Executive Officer (or if the Company has no Chief Executive Officer, the most senior executive officer of the Company) being the other director. In the event FS&Co. does not continue to hold such a majority of Voting Securities, FS&Co., KHC and Apollo have agreed, subject to certain exceptions, to vote their shares of Common Stock to elect up to seven directors in proportion to their respective percentage ownership of Voting Securities.

  In addition, the Restated Stockholders Agreement grants an option (the "Option") to FS&Co. and Apollo such that, in the event The Koll Company and KHC do not terminate the Safeco Pledge Agreement by November 13, 1996, then FS&Co. and Apollo may, for a period of 60 days after the later of November 13, 1996 or the date upon which the interest of Apollo in any shares of KHC held in escrow is terminated, exercise such Option for an exercise price of $14.00 to purchase shares of Common Stock held by KHC, the proceeds of which shall be used to cause Safeco to terminate the Safeco Pledge Agreement. The Option is exercisable first with respect to those shares of Common Stock held by KHC which are not subject to an option in favor of Mr. Wirta or Mr. Rothe and then, subject to certain limitations, with respect to those shares which are subject to an option in favor of Mr. Wirta. In no event shall the Option apply to shares subject to an option in favor of Mr. Rothe. The Option is exercisable by FS&Co. and Apollo pro rata with respect to the aggregate shares purchased by each of them from KHC on March 29, 1996 and April 1, 1996.

REGISTRATION RIGHTS AGREEMENTS

  The Company has entered into a Registration Rights Agreement with FS&Co. which provides that FS&Co. is entitled to demand (on one occasion only), at any time after consummation of the Offering, that the Company register shares of Common Stock owned by FS&Co. for sale to the public (at the Company's expense). In addition, the Company has entered into Registration Rights Agreements with each of KHC and Apollo. The Registration Rights Agreement with Apollo provides that Apollo is entitled to demand (on one occasion only), at any time after six months from the consummation of the Offering, that the Company register shares of Common Stock owned by Apollo for sale to the public (at the Company's expense). The Registration Rights Agreement with KHC provides that KHC is entitled to demand (on one occasion only), at any time after six months from the consummation of the Offering, that the Company register shares of Common Stock owned by KHC for sale to the public (at the Company's expense), subject to certain rights of first offer in favor of FS&Co. and Apollo under the Second Amended Stockholders Agreement, and provided that KHC has not otherwise been able to find a buyer for its shares. The Company's obligation under each of the Registration Rights Agreements will not be satisfied until the subject registration statement has become effective under the federal securities laws and has remained effective as long as is necessary to allow the stockholder who is exercising its demand registration rights to dispose of its registered shares of Common Stock (but never longer than nine months from the effective date of the registration statement covering such shares).

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have an aggregate of shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option or of options outstanding under the Performance Option
Plan). Of these shares, the     shares being sold in the Offering will be
freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act. The Company has granted options to purchase 548,500 shares of Common Stock under the Performance Option Plan, which vest in five annual installments commencing March 31, 1997 (subject to acceleration in the event the Company achieves certain operating results).

  The remaining 5,210,574 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined under the Securities Act. Sales of such shares in the public market, or the availability of such shares for sale, may adversely affect the market price of the Company's Common Stock.
Of such shares, approximately     will become tradeable (subject to compliance
with the volume limitations of Rule 144) upon the expiration of lock-up agreements with the Underwriters. The holders of Common Stock subject to such lock-up agreements, including the Company's directors, executive officers and existing stockholders, and the Company have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for
Common Stock for a period of    days after the date of this Prospectus without
the prior written consent of Merrill Lynch. See "Principal and Selling Stockholders" and "Underwriting."

  In general, under Rule 144 as currently in effect, an affiliate for the Company, or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's
Common Stock (approximately     shares immediately after the Offering), or
(ii) the average weekly trading volume on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company.

  There has been no prior public market for the Common Stock, and there is no assurance a significant public market for the Common Stock will develop or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), acting through their representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and BT Securities Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions of a purchase agreement with the Company (the "Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names.

                                                                       NUMBER OF
     UNDERWRITERS                                                       SHARES
     ------------                                                      ---------
Merrill Lynch, Pierce Fenner & Smith
         Incorporated................................................
BT Securities Corporation............................................
                                                                          ---
     Total...........................................................
                                                                          ===

  In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

  The Company has granted the Underwriters an option exercisable for 30 days
after the date hereof to purchase up to     additional shares of Common Stock
to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table is
of the    shares of Common Stock initially offered hereby.

  The Representatives of the Underwriters have advised the Company that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $    per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $    per
share on sales to certain other dealers. After the initial public offering, the offering price, concession and discount may be changed.

  Prior to the Offering, there has been no active public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations are the Company's recent results of operations, the future prospects of the Company and its industry in general, the price-earnings ratios and market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities markets. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  The Company and its directors, executive officers and existing shareholders have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased pursuant to the Offering) or securities convertible into or exercisable for Common Stock without the prior written
consent of Merrill Lynch for a period of     days after the date of this
Prospectus. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  In the Purchase Agreement, the Company, KMS and the Selling Stockholders have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  BT Securities Corporation is an affiliate of Bankers Trust Company, which is the agent and lead lender under the Bank Credit Facility, for which Bankers Trust Company has received and will receive customary compensation. Bankers Trust Company and BT Securities Corporation may from time to time lend funds to or provide services to the Company and its affiliates in the future.

  Some of the proceeds to the Company from the Offering will be applied to reduce indebtedness under the Bank Credit Facility. See "Use of Proceeds." Because more than 10% of the net proceeds of the Offering will be paid to an affiliate of BT Securities Corporation, a member of the National Association of Securities Dealers, Inc. (the "NASD") and a participant in the distribution of the Common Stock being offered hereby, the Offering is being made pursuant to Conduct Rule 2710(c)(8) of the NASD Manual, which requires that the price of the Common Stock offered hereby be no higher than that recommended by a "qualified independent underwriter." In accordance with this requirement, Merrill Lynch is serving in such role, and the maximum price of the Common Stock will be no higher than that recommended by Merrill Lynch. Merrill Lynch also participated in the preparation of the Registration Statement of which this Prospectus is a part and performed due diligence with respect thereto. Merrill Lynch will receive no additional compensation as such in connection with the Offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, 300 South Grand Avenue, Los Angeles, California 90071, and for the Underwriters by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071. Principals and employees of Riordan & McKinzie are limited partners in partnerships which are limited partners of FSEP III, the Company's principal stockholder. See "Principal and Selling Stockholders."

                                    EXPERTS

  The consolidated financial statements of the Company as of March 31, 1996 and 1995 and for each of the periods in the three years ended March 31, 1996 included in this Prospectus and the financial statement schedules included elsewhere in the Registration Statement, and the (i) statement of operations for the Business Acquired from Karsten Realty Advisors for the year ended December 31, 1993, (ii) statement of operations for the Business Acquired from Midstates Management Company, Inc. for the year ended September 30, 1994,
(iii) the combined statements of operations for the Business Acquired from CBS Investment Realty, Inc. and Affiliates for the years ended December 31, 1994 and 1993 and (iv) the combined statements of operations for The Shelard Group, Inc. for the years ended December 31, 1994 and 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing herein and elsewhere in the Registration Statement, and are so included in reliance upon the reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of The Ross-Dove Company, Inc., Dovetech, Inc., Dovemedia, Ltd. and Dove Capital, Inc. as of March 13, 1995 and December 31, 1994 and 1993 and for the period from January 1, 1995 to March 13, 1995 and the years ended December 31, 1994 and 1993 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the SEC at the Public Reference Section of the SEC, maintained by the SEC at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
KOLL REAL ESTATE SERVICES
 Pro Forma Financial Data (Unaudited).....................................   F-2
  Pro Forma Consolidated Balance Sheet....................................   F-3
  Notes to Pro Forma Consolidated Balance Sheet...........................   F-4
  Pro Forma Consolidated Statements of Income.............................   F-6
  Notes to Pro Forma Consolidated Statements of Income....................   F-8
KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)
 Consolidated Financial Statements
  Report of Independent Auditors..........................................   F-9
  Consolidated Balance Sheets at June 30, 1996 (Unaudited) and March 31,
   1996 and 1995..........................................................  F-10
  Consolidated Statements of Operations for the three months ended June
   30, 1996 and 1995 (Unaudited), the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994......................................  F-11
  Consolidated Statements of Stockholders' Equity for the year ended March
   31, 1994, the eight months ended November 30, 1994, the four months ended March 31, 1995, the year ended March 31, 1996 and the three months ended June 30, 1996 (Unaudited).................................  F-12
  Consolidated Statements of Cash Flows for the three months ended June
   30, 1996 and 1995 (Unaudited), the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994......................................  F-13
  Notes to Consolidated Financial Statements..............................  F-14
BUSINESS ACQUIRED FROM KARSTEN REALTY ADVISORS
 Report of Independent Auditors...........................................  F-32
 Statement of Operations for the year ended December 31, 1993.............  F-33
 Notes to Statement of Operations.........................................  F-34
BUSINESS ACQUIRED FROM MIDSTATES MANAGEMENT COMPANY, INC.
 Report of Independent Auditors...........................................  F-36
 Statement of Operations for the year ended September 30, 1994............  F-37
 Notes to Statement of Operations.........................................  F-38
BUSINESS ACQUIRED FROM CBS INVESTMENT REALTY, INC. AND AFFILIATES
 Report of Independent Auditors...........................................  F-39
 Combined Statements of Operations for the years ended December 31, 1994 and 1993................................................................  F-40
 Notes to Combined Statements of Operations...............................  F-41
BUSINESS ACQUIRED FROM THE SHELARD GROUP, INC. AND AFFILIATE
 Report of Independent Auditors...........................................  F-43
 Combined Statements of Operations for the six month periods ended June
  30, 1995 and 1994 (Unaudited) and the years ended December 31, 1994 and
  1993....................................................................  F-44
 Notes to Combined Statements of Operations...............................  F-45
ROSS-DOVE COMPANY, INC., DOVETECH, INC., DOVEMEDIA, LTD. AND DOVE CAPITAL,
 INC.
 Report of Independent Public Accountants.................................  F-47
 Combined Balance Sheets as of March 13, 1995 and December 31, 1994 and
  1993....................................................................  F-48
 Combined Statements of Operations for the period from January 1, 1995 through March 13, 1995 and the years ended December 31, 1994 and 1993...  F-49
 Combined Statements of Shareholders' Equity (Deficit) for the period from
  January 1, 1995 to March 13, 1995 and the years ended December 31, 1994 and 1993................................................................  F-50
 Combined Statements of Cash Flows for the period from January 1, 1995 to
  March 13, 1995 and the years ended December 31, 1994 and 1993...........  F-51
 Notes to Combined Financial Statements...................................  F-52

                           KOLL REAL ESTATE SERVICES

                           PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)

  The following unaudited Pro Forma Consolidated Balance Sheet is presented as
if (i) the Offering had occurred on June 30, 1996 at $    a share, (ii) any
acquisitions consummated subsequent to June 30, 1996 and any pending acquisitions considered probable had occurred on June 30, 1996, and (iii) a portion of the net proceeds from the Offering were used to repay the pro forma amount outstanding under the Bank Credit Facility, including any current amounts due for any completed or pending acquisitions mentioned in (ii) above.

  The following unaudited Pro Forma Consolidated Statement of Income for the three months ended June 30, 1996 has been prepared as if (i) any acquisitions consummated subsequent to March 31, 1996 and any pending acquisitions considered probable had occurred on April 1, 1996, and (ii) a portion of the net proceeds from the Offering were available on April 1, 1996 and were used to repay the pro forma amounts outstanding under the Bank Credit Facility during the three month period.

  The following unaudited Pro Forma Consolidated Statement of Income for the year ended March 31, 1996 has been prepared as if (i) any acquisitions consummated during or subsequent to the year ended March 31, 1996 and any pending acquisitions considered probable had occurred on April 1, 1995, and
(ii) a portion of the net proceeds from the Offering were available on April 1, 1995 and were used to repay the pro forma amounts outstanding under the Bank Credit Facility during the year.

  The information with respect to the Company in the following unaudited pro forma statements has been derived from the financial statements of the Company appearing elsewhere in this Prospectus. The information with respect to acquisitions was derived from the unaudited financial statements of these companies for the periods and as of the dates set forth in the notes to the pro forma financial statements. The pro forma adjustments represent the Company's determination of all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable in the circumstances.

  THE PRO FORMA FINANCIAL INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE PRO FORMA EARNINGS ARE NOT NECESSARILY INDICATIVE OF THE ACTUAL RESULTS THAT WOULD HAVE OCCURRED HAD THE ACQUISITIONS BEEN CONSUMMATED AT THE BEGINNING OF THE PERIOD INDICATED AND DO NOT PURPORT TO INDICATE RESULTS OF OPERATIONS AS OF ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                           KOLL REAL ESTATE SERVICES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                           (UNAUDITED--IN THOUSANDS)

                          CONSOLIDATED               PRO FORMA  ADJUSTMENT  PRO FORMA
                           HISTORICAL  ACQUISITIONS ADJUSTMENTS REFERENCE  CONSOLIDATED
                          ------------ ------------ ----------- ---------- ------------
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $  2,299      $  171                             $  2,470
 Cash held in trust.....       2,096          57                                2,153
 Accounts receivable....      25,926       1,094                               27,020
 Accounts receivable
  from affiliates.......       2,885                                            2,885
 Deferred income taxes..       1,880           3                                1,883
 Prepaid expenses and
  other current assets..       5,117         741     $   (910)     (A)          4,948
                            --------      ------     --------                --------
    Total current
     assets.............      40,203       2,066         (910)                 41,359
Furniture, fixtures and
 equipment..............       5,995         546         (250)     (B)          6,291
Investments and
 advances...............       7,279                                            7,279
Covenants not to
 compete................       2,533                                            2,533
Management agreements...      19,925                    2,311      (C)         22,236
Goodwill................      35,623          82        3,054      (D)         38,759
Other assets............      10,821          71       (2,453)     (E)          8,439
                            --------      ------     --------                --------
                            $122,379      $2,765     $  1,752                $126,896
                            ========      ======     ========                ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued liabilities...    $ 12,064      $1,970     $   (797)     (F)       $ 13,237
 Trust account
  liability.............       2,087                                            2,087
 Accrued compensation
  and benefits..........       7,722                                            7,722
 Notes payable to
  banks.................      10,725         259      (10,809)     (G)            175
 Current portion of
  acquisition
  obligations...........       2,233                      204      (H)          2,437
 Income taxes payable...         424         459         (883)     (I)            --
                            --------      ------     --------                --------
    Total current
     liabilities........      35,255       2,688      (12,285)                 25,658
Acquisition obligations,
 less current portion...       2,612                    1,438      (J)          4,050
Notes payable to banks..      33,712          90      (33,537)     (K)            265
Deferred income taxes...       2,391                                            2,391
Other long-term
 obligations............       1,648          50                                1,698
Minority interest.......      11,542                      534      (L)         12,076
Stockholders' equity:
 Common stock...........          53          71          (71)     (M)             53
 Additional paid-in
  capital...............      33,907         153       46,834      (N)         80,894
 Retained earnings......       2,409        (287)      (1,161)     (O)            961
 Stock subscription
  notes.................      (1,150)                                          (1,150)
                            --------      ------     --------                --------
                              35,219         (63)      45,602                  80,758
                            --------      ------     --------                --------
                            $122,379      $2,765     $  1,752                $126,896
                            ========      ======     ========                ========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                            (DOLLARS IN THOUSANDS)

ACQUISITIONS

  The Pro Forma Consolidated Balance Sheet as of June 30, 1996 includes the following completed and pending acquisitions as if they had occurred on June 30, 1996 and is based upon application of the purchase method of accounting.

        DATE
      ACQUIRED                  ACQUISITION
      --------- -------------------------------------------
      Pending   Property management and brokerage company
      Pending   Leasing and brokerage company
      Pending   Relocations, Inc. ("Relocations")
                PT IPAC Propertindo ("IPAC")--50 percent
      Pending   interest
      Pending   The Landmark Property Corporation
                ("Landmark")
                 --99.8 percent interest
      July 1996 Total Employee Relations, Inc. ("TERS")

(A) The Company advanced funds to IPAC, a pending acquisition, which for purposes of the pro forma consolidation are eliminated against the payable on IPAC's balance sheet. The pro forma adjustment also reflects the exclusion of certain non-operating assets that will not be purchased from TERS, and an income tax benefit receivable resulting from the assumed write-off of unamortized loan costs (see (E) below). The transactions making up the adjustment are as follows:

      Elimination of IPAC receivable..................................... $(797)
      TERS assets not purchased..........................................  (235)
      Tax benefit receivable.............................................   122
                                                                          -----
                                                                          $(910)
                                                                          =====

(B) Reflects the following transactions:

      Purchase accounting adjustment to fixed assets of Landmark......... $(190)
      TERS asset not purchased...........................................   (60)
                                                                          -----
                                                                          $(250)
                                                                          =====

(C) Reflects the allocation of the purchase price to management agreements related to the property management and brokerage company ($2,059) and the leasing and brokerage company ($252).

(D) Reflects the aggregate excess of the purchase price over the net assets acquired for Relocations ($536), IPAC ($1,081) and TERS ($1,437).

(E) Reflects the assumed write-off of unamortized loan costs related to the Bank Credit Facility upon repayment of pro forma amounts outstanding with a portion of the net proceeds from the Offering.

(F) Elimination of the IPAC payable.

                            (DOLLARS IN THOUSANDS)

(G) Reflects the following transactions:

      Use of a portion of the net proceeds from the Offering to repay the current portion of amounts outstanding under the Bank
       Credit Facility...............................................  $(10,725)
      Adjustment for note payable not assumed from TERS..............       (43)
      Liability not assumed in the purchase of the property
       management and brokerage company..............................       (41)
                                                                       --------
                                                                       $(10,809)
                                                                       ========

(H) Acquisition obligations due to the sellers of the property management and brokerage company ($116) and the leasing and brokerage company ($88).

(I) Reflects the following transactions:

      Income tax benefit at 41% from the assumed write-off of the unamortized loan costs related to the Bank Credit Facility...... $1,005
      Reduction of income taxes payable................................   (883)
                                                                        ------
      Income tax benefit receivable (see Note A)....................... $  122
                                                                        ======

(J) Reflects acquisition obligations due to the sellers of TERS ($300), the property management and brokerage company ($1,050) and the leasing and brokerage company ($88).

(K) Reflects the following transactions:

      Use of a portion of the net proceeds from the Offering to repay the non-current portion of amounts outstanding under the Bank
       Credit Facility...............................................  $(33,487)
      Net adjustment of long term-debt not assumed for purchase of
       Landmark......................................................       (50)
                                                                       --------
                                                                       $(33,537)
                                                                       ========

(L) Reflects the minority partner's interest in the net assets of IPAC after application of purchase accounting.

(M) Reflects the elimination of historical equity of acquirees.

(N) Reflects the following:

      Elimination of acquirees' historical additional paid-in
       capital...................................................... $  (153)
      A portion of the net proceeds from the Offering used to:
        Repay amounts outstanding under the Bank Credit Facility
          Current...................................................  10,725
          Non-current...............................................  33,487
                                                                     -------
                                                                      44,212
        Fund acquisitions...........................................   2,775
                                                                     -------
                                                                     $46,834
                                                                     =======

(O) Reflects the following:

      Elimination of acquirees' historical retained earnings.........  $   287
      Assumed write-off of unamortized loan costs related to the Bank
       Credit Facility, net of income tax benefit....................   (1,448)
                                                                       -------
                                                                       $(1,161)
                                                                       =======

                           KOLL REAL ESTATE SERVICES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        THREE MONTHS ENDED JUNE 30, 1996
                           (UNAUDITED--IN THOUSANDS)

                          CONSOLIDATED               PRO FORMA  ADJUSTMENT  PRO FORMA
                           HISTORICAL  ACQUISITIONS ADJUSTMENTS REFERENCE  CONSOLIDATED
                          ------------ ------------ ----------- ---------- ------------
Revenue:
 Fee based services.....    $29,193       $1,913                             $31,106
 Interest income........         58                                               58
 Other..................        379           27                                 406
                            -------       ------       -----                 -------
                             29,630        1,940                              31,570
Costs and expenses:
 Fee based services.....     22,025        1,880                              23,905
 Administrative.........      5,510                                            5,510
 Interest expense.......        997            9       $(875)      (P)           131
 Depreciation expense...        535           33          (5)      (Q)           563
 Amortization expense...      1,927            1         162       (R)         2,090
 Minority interest in
  income (loss) of
  consolidated
  entities..............       (824)                     (76)      (S)          (900)
                            -------       ------       -----                 -------
                             30,170        1,923        (794)                 31,299
                            -------       ------       -----                 -------
Income (loss) before
 equity in income
 (losses) of
 unconsolidated entities
 and income taxes.......       (540)          17         794                     271
Equity in income
 (losses) of
 unconsolidated
 entities...............        485                                              485
                            -------       ------       -----                 -------
Income (loss) before
 income taxes...........        (55)          17         794                     756
Income tax expense
 (benefit)..............        (29)          11         394       (T)           376
                            -------       ------       -----                 -------
Net income (loss).......    $   (26)      $    6       $ 400                 $   380
                            =======       ======       =====                 =======
Earnings (loss) per
 share..................    $                                                $
                            =======                                          =======
Average number of common
 shares and common share
 equivalents............                                           (U)
                            =======                                          =======

                           KOLL REAL ESTATE SERVICES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1996
                           (UNAUDITED--IN THOUSANDS)

                          CONSOLIDATED               PRO FORMA  ADJUSTMENT  PRO FORMA
                           HISTORICAL  ACQUISITIONS ADJUSTMENTS REFERENCE  CONSOLIDATED
                          ------------ ------------ ----------- ---------- ------------
Revenue:
 Fee based services.....    $116,310     $11,144      $(1,445)     (T)       $126,009
 Interest income........         282          63                                  345
 Other..................       3,108         158                                3,266
                            --------     -------      -------                --------
                             119,700      11,365       (1,445)                129,620
Costs and expenses:
 Fee based services.....      80,497      11,207       (1,587)     (T)         90,117
 Administrative.........      21,723                                           21,723
 Interest expense.......       3,891          24       (3,390)     (P)            525
 Depreciation expense...       1,883         153          (24)     (Q)          2,012
 Amortization expense...       6,937           5          800      (R)          7,742
 Minority interest in
  income (loss) of
  consolidated
  entities..............         679                     (358)     (S)            321
                            --------     -------      -------                --------
                             115,610      11,389       (4,559)                122,440
                            --------     -------      -------                --------
Income (loss) before
 equity in income of
 unconsolidated entities
 and income taxes.......       4,090         (24)       3,114                   7,180
Equity in income of
 unconsolidated
 entities...............         912                                              912
                            --------     -------      -------                --------
Income (loss) before
 income taxes...........       5,002         (24)       3,114                   8,092
Income tax expense......       2,955          64        1,507      (T)          4,526
                            --------     -------      -------                --------
Net income (loss).......    $  2,047     $   (88)     $ 1,607                $  3,566
                            ========     =======      =======                ========
Earnings per share......    $                                                $
                            ========                                         ========
Average number of common
 shares and common share
 equivalents............                                           (U)
                            ========                                         ========

                           KOLL REAL ESTATE SERVICES

             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

ACQUISITIONS

  The Pro Forma Consolidated Statements of Income for the three months ended June 30, 1996 and the year ended March 31, 1996 include the results of operations for the following completed and pending acquisitions as if they had occurred at the beginning of the respective periods and are based upon application of the purchase method of accounting.

          DATE
        ACQUIRED                          ACQUISITION
      ------------ --------------------------------------------------------
      Pending      Property management and brokerage company
      Pending      Leasing and brokerage company
      Pending      Relocations, Inc.
      Pending      PT IPAC Propertindo--50 percent interest
      Pending      The Landmark Property Corporation--99.8 percent interest
      July 1996    Total Employee Relations, Inc.
      October 1995 Bridgewood Properties
      July 1995    The Shelard Group, Inc.

P) Reduction in interest expense assuming that a portion of the net proceeds from the Offering were available at the beginning of the period and were used to repay amounts outstanding under the Bank Credit Facility.

Q) Depreciation expense reduction for revalued fixed assets of Landmark.

R) Additional amortization of acquired management contracts and goodwill resulting from the application of purchase accounting.

S) Minority partner's share in net loss of IPAC for the period.

T) Additional tax expense related to acquisitions and the pro forma adjustments.

T) Adjustment for the portion of the business of TERS not acquired.

U) Average number of common shares and common share equivalents includes shares of the total Common Stock issued in the Offering, necessary in order to yield sufficient net proceeds to repay the pro forma amounts outstanding under the Bank Credit Facility.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Koll Real Estate Services

  We have audited the accompanying consolidated balance sheets of Koll Real Estate Services (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended March 31, 1996 and the four months ended March 31, 1995. We also have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Koll Management Services, Inc. (the "Predecessor Company") for the eight months ended November 30, 1994 and the year ended March 31, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Koll Real Estate Services at March 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the year ended March 31, 1996 and the four months ended March 31, 1995, and the consolidated results of operations and cash flows of Koll Management Services, Inc. for the eight months ended November 30, 1994 and the year ended March 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 4 to the financial statements, in 1996 the Company changed its method of accounting for certain of its investee partnerships in which it had attained control from the equity method to consolidation.

                                                  Ernst & Young LLP

Newport Beach, California
August 16, 1996, except Note 10,
as to which the date is      , 1996

  The foregoing report is in the form that will be signed upon the completion of the transactions described in Note 10 to the consolidated financial statements.

                                                  /s/ Ernst & Young LLP

Newport Beach, California
August 16, 1996

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                  KOLL REAL ESTATE SERVICES
                                                 -----------------------------
                                                                MARCH 31,
                                                  JUNE 30,   -----------------
                                                    1996       1996     1995
                                                 ----------- --------  -------
                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................  $  2,299   $  6,968  $   138
  Cash held in trust............................     2,096      3,292    1,671
  Accounts receivable, net of allowance for
   doubtful accounts of $1,174 in June 1996,
   $1,147 in March 1996 and $965 in March 1995..    25,926     25,802   16,614
  Accounts receivable from affiliates...........     2,885      2,238    2,154
  Deferred income taxes.........................     1,880      1,851      740
  Prepaid expenses and other current assets.....     5,117      4,679    3,947
                                                  --------   --------  -------
    Total current assets........................    40,203     44,830   25,264
Furniture, fixtures and equipment...............     5,995      5,961    5,593
Investments and advances........................     7,279      4,996    3,039
Covenants not to compete........................     2,533      2,570    2,861
Management agreements...........................    19,925     20,170   16,145
Goodwill........................................    35,623     36,025   36,033
Other assets....................................    10,821     11,655    7,761
                                                  --------   --------  -------
                                                  $122,379   $126,207  $96,696
                                                  ========   ========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities......  $ 12,064   $ 11,518  $ 9,484
  Trust account liability.......................     2,087      3,977    1,652
  Accrued compensation and benefits.............     7,722      8,277    4,765
  Notes payable to banks........................    10,725      4,675      --
  Current portion of acquisition obligations....     2,233      2,154   11,661
  Income taxes payable..........................       424      1,433      --
                                                  --------   --------  -------
    Total current liabilities...................    35,255     32,034   27,562
Acquisition obligations, less current portion...     2,612      3,574    4,373
Notes payable to banks..........................    33,712     37,664   19,250
Deferred income taxes...........................     2,391      2,391    1,628
Other long-term obligations.....................     1,648      1,668    2,346
Minority interest...............................    11,542     13,631    8,552
Commitments and contingencies (Notes 8 and 13)
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000
   shares authorized, none issued or
   outstanding..................................       --         --       --
  Common stock, $.01 par value, 35,000,000
   shares authorized, 5,301,854 shares issued
   and outstanding in June and March 1996 and
   5,267,704 shares issued and outstanding in
   March 1995...................................        53         53       53
Additional paid-in capital......................    33,907     33,907   33,604
Retained earnings...............................     2,409      2,435      388
Stock subscription notes........................    (1,150)    (1,150)  (1,060)
                                                  --------   --------  -------
                                                    35,219     35,245   32,985
                                                  --------   --------  -------
                                                  $122,379   $126,207  $96,696
                                                  ========   ========  =======

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           KOLL MANAGEMENT
                                  KOLL REAL ESTATE SERVICES                SERVICES, INC.
                          -------------------------------------------- -----------------------
                          THREE MONTHS ENDED               FOUR MONTHS EIGHT MONTHS
                               JUNE 30,         YEAR ENDED    ENDED       ENDED     YEAR ENDED
                          --------------------  MARCH 31,   MARCH 31,  NOVEMBER 30, MARCH 31,
                            1996       1995        1996       1995         1994        1994
                          ---------  ---------  ---------- ----------- ------------ ----------
                              (UNAUDITED)                                (RESTATED--NOTE 4)
REVENUE:
 Fee based services
  (including affiliated
  revenue of $3,302,
  $3,511, $14,445,
  $3,475, $5,275 and
  $10,517 for the three
  month periods ended
  June 30, 1996 and
  1995, the year ended
  March 31, 1996, four
  months ended March 31,
  1995, eight months
  ended November 30,
  1994 and year ended
  March 31, 1994,
  respectively).........  $  29,193  $  26,962   $116,310    $31,494     $50,264     $58,496
 Interest income........         58         56        282         97          21          47
 Other (including
  affiliated revenue of
  $197, $247, $793,
  $554, $696 and $696
  for the three month
  periods ended June 30,
  1996 and 1995, the
  year ended March 31,
  1996, four months
  ended March 31, 1995,
  eight months ended
  November 30, 1994 and
  year ended March 31,
  1994, respectively)...        379        548      3,108        899       1,281       1,128
                          ---------  ---------   --------    -------     -------     -------
                             29,630     27,566    119,700     32,490      51,566      59,671
COSTS AND EXPENSES:
 Fee based services.....     22,025     18,963     80,497     22,331      34,676      38,003
 Administrative
  (including rent paid
  to affiliates of $253,
  $224, $1,055, $473,
  $896 and $860 for the
  three month periods
  ended June 30, 1996
  and 1995, the year
  ended March 31, 1996,
  four months ended
  March 31, 1995, eight
  months ended
  November 30, 1994 and
  year ended March 31,
  1994, respectively)...      5,510      4,736     21,723      6,161      10,941      14,247
 Compensation expense
  related to Merger.....        --         --         --         --        1,208         --
 Interest expense.......        997        857      3,891        592         352         126
 Depreciation expense...        535        420      1,883        486         682         736
 Amortization expense...      1,927      1,357      6,937      1,389       1,545         980
 Minority interest in
  income (loss) of
  consolidated
  entities..............       (824)       879        679        447         647         902
                          ---------  ---------   --------    -------     -------     -------
                             30,170     27,212    115,610     31,406      50,051      54,994
                          ---------  ---------   --------    -------     -------     -------
Income (loss) before
 equity in income
 (losses) of
 unconsolidated
 entities, income taxes
 and extraordinary
 item...................       (540)       354      4,090      1,084       1,515       4,677
Equity in income
 (losses) of
 unconsolidated
 entities...............        485        (93)       912       (111)        (45)        340
                          ---------  ---------   --------    -------     -------     -------
Income (loss) before
 income taxes and
 extraordinary item.....        (55)       261      5,002        973       1,470       5,017
Income tax expense
 (benefit)..............        (29)       157      2,955        585         742       2,030
                          ---------  ---------   --------    -------     -------     -------
Income (loss) before ex-
 traordinary item.......        (26)       104      2,047        388         728       2,987
Extraordinary item--
 Merger transaction
 costs (net of income
 tax benefit of $339)...        --         --         --         --          478         --
                          ---------  ---------   --------    -------     -------     -------
Net income (loss).......  $     (26) $     104   $  2,047    $   388     $   250     $ 2,987
                          =========  =========   ========    =======     =======     =======

Earnings (loss) per
 share..................  $          $           $           $
                          =========  =========   ========    =======
Average number of common
 shares and common share
 equivalents............
                          =========  =========   ========    =======

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                          COMMON STOCK   ADDITIONAL              STOCK
                          --------------  PAID-IN   RETAINED  SUBSCRIPTION
                          SHARES  AMOUNT  CAPITAL   EARNINGS     NOTES      TOTAL
                          ------  ------ ---------- --------  ------------ -------
KOLL MANAGEMENT
 SERVICES, INC.
Balance at March 31,
 1993...................  3,300    $ 33   $ 5,349   $ 7,234     $   --     $12,616
  Stock repurchase......   (150)     (1)   (1,443)      --          --      (1,444)
  Net income............    --      --        --      2,987         --       2,987
                          -----    ----   -------   -------     -------    -------
Balance at March 31,
 1994...................  3,150      32     3,906    10,221         --      14,159
  Options exercised.....      3     --         37       --          --          37
  Net income............    --      --        --        250         --         250
                          -----    ----   -------   -------     -------    -------
Balance at November 30,
 1994...................  3,153    $ 32   $ 3,943   $10,471     $   --     $14,446
                          =====    ====   =======   =======     =======    =======
KOLL REAL ESTATE
 SERVICES
Balance at inception....    --     $--    $   --    $   --      $   --     $   --
  Sale of common stock,
   net of offering costs
   of $1,153............  2,746      28    26,273       --       (1,060)    25,241
  Issuance of common
   stock for stock of
   subsidiary (at
   predecessor cost)....  2,522      25     7,331       --          --       7,356
  Net income............    --      --        --        388         --         388
                          -----    ----   -------   -------     -------    -------
Balance at March 31,
 1995...................  5,268      53    33,604       388      (1,060)    32,985
  Additional offering
   costs................    --      --        (65)      --          --         (65)
  Sale of common stock..     36     --        376       --         (188)       188
  Stock repurchased.....     (2)    --         (8)      --            8        --
  Collections on stock
   subscription notes...    --      --        --        --           90         90
  Net income............    --      --        --      2,047         --       2,047
                          -----    ----   -------   -------     -------    -------
Balance at March 31,
 1996...................  5,302      53    33,907     2,435      (1,150)    35,245
  Net loss (unaudited)..    --      --        --        (26)        --         (26)
                          -----    ----   -------   -------     -------    -------
Balance at June 30, 1996
 (unaudited)............  5,302    $ 53   $33,907   $ 2,409     $(1,150)   $35,219
                          =====    ====   =======   =======     =======    =======


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       KOLL MANAGEMENT
                                KOLL REAL ESTATE SERVICES              SERVICES, INC.
                          ---------------------------------------- -----------------------
                           THREE MONTHS                FOUR MONTHS EIGHT MONTHS
                          ENDED JUNE 30,    YEAR ENDED    ENDED       ENDED     YEAR ENDED
                          ----------------  MARCH 31,   MARCH 31,  NOVEMBER 30, MARCH 31,
                           1996     1995       1996       1995         1994        1994
                          -------  -------  ---------- ----------- ------------ ----------
                            (UNAUDITED)                              (RESTATED--NOTE 4)
OPERATING ACTIVITIES
Net income (loss).......  $   (26) $   104   $  2,047   $    388     $    250    $  2,987
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Provision for deferred
  income taxes..........      (29)      (7)      (126)       (60)         (41)       (220)
 Depreciation and
  amortization..........    2,462    1,777      8,820      1,875        2,227       1,716
 Provision for doubtful
  accounts..............      135       38        834         65          --          115
 Reserves on equity
  investments...........      --       --         --         325          --          --
 Equity in income of
  unconsolidated
  entities and minority
  interest, net.........   (1,225)     846        605        158          349          27
Changes in operating
 assets and liabilities:
 Accounts receivable....     (259)  (1,668)   (10,022)    (2,468)      (3,424)     (6,848)
 Accounts receivable
  from affiliates.......     (647)    (687)       (84)      (362)         603        (311)
 Prepaid expenses and
  other assets..........      250     (823)    (1,593)    (2,667)      (1,566)     (1,109)
 Accounts payable and
  accrued liabilities...       36      413      4,107       (821)       2,800         735
 Accrued compensation
  and benefits..........     (555)     819      3,512       (283)        (958)      2,900
 Income taxes payable...   (1,009)     --       1,433        --          (412)        412
                          -------  -------   --------   --------     --------    --------
Net cash provided by
 (used in) operating
 activities.............     (867)     812      9,533     (3,850)        (172)        404
                          -------  -------   --------   --------     --------    --------
INVESTING ACTIVITIES
Acquisitions of
 management agreements
 and businesses.........     (237)    (756)    (8,418)    (2,648)        (804)     (2,661)
Purchases of furniture,
 fixtures and
 equipment..............     (574)    (674)    (2,190)    (1,409)      (1,408)     (1,723)
Investments and
 advances, net..........   (2,496)    (678)      (636)    (2,405)         618         744
Deferred costs..........      --       --      (1,931)      (299)        (588)       (930)
Liquidation of
 investments in
 marketable securities..      --       --         --         --           --          500
Acquisition of Koll
 Management Services,
 Inc....................      --       --        (719)   (25,040)         --          --
                          -------  -------   --------   --------     --------    --------
Net cash used in
 investing activities...   (3,307)  (2,108)   (13,894)   (31,801)      (2,182)     (4,070)
                          -------  -------   --------   --------     --------    --------
FINANCING ACTIVITIES
Payment of deferred
 financing costs........      --      (156)      (412)      (889)        (683)        --
Borrowings on lines of
 credit.................    9,325   13,950     52,821     21,100       23,750      15,949
Repayments on lines of
 credit.................   (7,227)  (7,832)   (29,732)    (8,130)     (19,926)    (13,849)
Payment of acquisition
 obligations............   (1,328)    (484)   (10,802)    (2,307)        (483)     (1,727)
Sales (repurchases) of
 common stock and
 collections on
 subscription notes.....      --       --         215     25,241           37      (1,444)
Minority interests'
 contributions to
 (distributions from)
 consolidated entities..   (1,265)    (525)      (899)      (235)        (165)        930
                          -------  -------   --------   --------     --------    --------
Net cash provided by
 (used in) financing
 activities.............     (495)   4,953     11,191     34,780        2,530        (141)
                          -------  -------   --------   --------     --------    --------
Net (decrease) increase
 in cash and cash
 equivalents............   (4,669)   3,657      6,830       (871)         176      (3,807)
Cash and cash
 equivalents at
 beginning of period....    6,968      138        138      1,009          833       4,640
                          -------  -------   --------   --------     --------    --------
Cash and cash
 equivalents at end of
 period.................  $ 2,299  $ 3,795   $  6,968   $    138     $  1,009    $    833
                          =======  =======   ========   ========     ========    ========
Supplemental Disclosures
 of Cash Flow
 Information
 Cash paid for
  interest..............  $   935  $   729   $  3,471   $    384     $    210    $     75
                          =======  =======   ========   ========     ========    ========
 Income taxes paid......  $ 1,009  $    14   $  1,499   $    597     $  1,182    $  1,322
                          =======  =======   ========   ========     ========    ========

                See notes to consolidated financial statements.

  KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996
   (INFORMATION FOR THE THREE MONTH PERIODS ENDED JUNE 30, 1996 AND 1995 IS
                                  UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  Koll Real Estate Services ("Koll" or the "Company", formerly KMS Holding Corporation), a Delaware corporation, was organized to acquire Koll Management Services, Inc. ("KMS" or the "Predecessor Company") in November 1994. KMS was incorporated in California in June 1988 and reincorporated in Delaware in May 1991.

  KMS was a wholly-owned subsidiary of The Koll Company ("TKC") until July 31, 1991, when it completed an initial public offering of common stock. On November 23, 1994, Koll acquired 100% of the outstanding common stock of KMS pursuant to a merger agreement (the "Merger"). In connection with the Merger, TKC transferred all of its stock in KMS to The Koll Holding Company ("KHC"), of which 1,576,000 shares of common stock (representing 50% of the outstanding stock of KMS) were contributed to Koll for a 48% interest. Koll accounted for the acquisition of these shares at KHC's predecessor cost, or $7,356,000. Koll then acquired the remaining 50% of KMS' common stock for $25,224,000 ($16 per share), of which 36% was acquired from KMS' public shareholders and the remaining 14% interest was acquired from KHC. KMS subsequently agreed to pay the public shareholders an additional $0.50 per share, which totaled an additional $569,000. The aggregate purchase price, including direct transaction costs of $366,000, was $33,515,000.

  The Merger resulted in $18,955,000 of purchase price in excess of the estimated fair value of the net assets acquired. This amount, net of subsequent amortization, is included in goodwill in the accompanying consolidated balance sheets. Transaction costs associated with the Merger and incurred by KMS were recorded as an extraordinary item, net of applicable income taxes of $339,000.

  The accompanying consolidated financial statements present the Merger as if it had occurred after the close of business on November 30, 1994, the designated effective date of the transaction for accounting purposes.

  The accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 1994, and the eight months ended November 30, 1994 present the consolidated results of the Predecessor Company's operations and its cash flows prior to the Merger. The consolidated results of the Company's operations and its cash flows for the four months ended March 31, 1995, the year ended March 31, 1996 and the three months ended June 30, 1996 and 1995 reflect the results of the Merger and, as a result, are not comparable to the financial position, results of operations and cash flows of the Predecessor Company in periods prior to the Merger.

BUSINESS

  The Company provides real estate management and advisory services throughout the United States and in certain portions of Asia. The services provided include property management, asset management, facility management, commercial brokerage, asset disposition, institutional investment and pension fund advisory and construction management services. A portion of the Company's business is conducted with affiliates of TKC (Note 11).

INTERIM FINANCIAL INFORMATION

  The accompanying unaudited consolidated financial statements as of June 30, 1996 and for the three months ended June 30, 1996 and 1995, have been prepared in accordance with generally accepted accounting principles and the requirements of Regulation S-X for interim financial information. Accordingly, they do not include all

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR) of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. Operating results for the three months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997. The Company provides for income taxes during interim periods based on the estimated annual effective tax rate.

CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and partnerships in which it has controlling interests. Results of operations of acquired entities are recognized commencing on the effective date of each entity's acquisition. All significant intercompany transactions have been eliminated in consolidation.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 1996 and 1995, and revenue and expenses for the periods presented. Actual results could differ from those estimates.

  Significant estimates made in preparing the consolidated financial statements include allowances for doubtful accounts, amounts used in evaluating the recoverability of investments, advances and intangible assets, as well as the amortization lives used for the Company's intangible assets.

CASH EQUIVALENTS

  Cash equivalents consist of short-term, highly-liquid investments with maturities of 90 days or less when purchased.

CASH HELD IN TRUST AND TRUST ACCOUNT LIABILITY

  Cash held in trust consists principally of gross proceeds from auctions collected on behalf of the selling parties which is held in a trust account until the final settlement date of the auction. Such amounts held at year-end are shown as cash held in trust in the accompanying consolidated balance sheets. Cash held in trust is excluded from cash and cash equivalents for purposes of the consolidated statements of cash flows.

  The trust account liability represents the portion of cash proceeds and credit card receivables, which are included in accounts receivable, that must be remitted to the selling parties.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  Fair values of cash and cash equivalents and the current portion of long-term debt approximate the carrying value because of the short period of time to maturity. The fair value of long-term debt approximates its carrying value because the fixed rates of interest on a portion of the debt approximate current market rates and the remaining portion of the debt has variable rates of interest.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

  Prepaid expenses and other current assets consist primarily of prepaid insurance, various deposits and miscellaneous receivables.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

FURNITURE, FIXTURES AND EQUIPMENT

  Furniture, fixtures and equipment are stated at cost (Note 3). Depreciation is computed using the straight-line method over estimated useful lives ranging from three to seven years.

INVESTMENTS AND ADVANCES

  Investments consist principally of noncontrolling interests in service and real estate entities. The Company accounts for investments in which it has significant influence (generally 20% to 50% interests) using the equity method of accounting. Under the equity method, the Company includes its share of the income or losses of such entities in its operating results. Certain investees that primarily hold investments in real estate have fiscal years that end on December 31. Accordingly, the Company records its share of the income or losses of such entities 90-days in arrears. The Company accounts for entities in which it does not have significant influence (generally under 20% interests) using the cost method.

COVENANTS NOT TO COMPETE

  Costs related to covenants not to compete are amortized on a straight-line basis over the periods benefited, ranging from five to ten years. Payments for covenants not to compete that are contingent based upon future events are capitalized when the contingency is resolved and amortized over the remaining period benefited. Accumulated amortization totaled $415,000 and $122,000 at March 31, 1996 and 1995, respectively.

MANAGEMENT AGREEMENTS

  Management agreements include direct costs paid for such agreements to unaffiliated management companies and costs allocated to management agreements, based upon their estimated fair value, in connection with the Merger (Note 1-- Organization) and acquisitions of the stock or assets of other companies (Note
2). The management agreements typically contain evergreen provisions which provide that the agreements remain in effect for an indefinite period but generally enable the property owner and the Company to terminate the agreement upon thirty days prior written notice.

  The cost associated with each "pool" of management agreements is amortized on a straight-line basis over the estimated periods benefited, ranging from two to ten years. The estimated period benefited is established based upon managements assessment of the risk associated with retaining the individual agreements within each pool. The "attrition" factors considered include the relationships with the owners of the underlying properties, the extent to which the Company retains the senior management that had historically managed the properties, and the cash flow of the properties. Accumulated amortization totaled $3,754,000 and $581,000 at March 31, 1996 and 1995, respectively.

  Management annually evaluates impairment of management agreements and the reasonableness of the remaining amortization period by comparing the projected cash flow of each pool of management agreements, on an undiscounted basis, over the remaining amortization period of the pool to the remaining unamortized cost of the pool in order to determine whether impairment has occurred. If the projected undiscounted cash flow of any pool were less than the unamortized cost of the pool, then the recorded cost of the pool would be written down to an amount equal to its estimated fair value.

  Projected cash flow for each pool of management agreements represents estimates, based on present plans and intentions, of management fees and other revenue less direct costs. The estimation process involved in the

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR) determination of projected cash flow is inherently uncertain since it requires estimates as to future events and conditions. Such future events and conditions include economic, political and market conditions, as well as the availability of suitable financing to fund development and construction activities, and the repayments or refinancing of existing indebtedness. Such economic, political, market and financing conditions may affect occupancy rates of the managed properties. As the amount and timing of the fees to be earned under such contracts is dependent upon such future uncertain events and conditions, the ultimate realization may be materially different in the near term from amounts presently estimated in determining projected cash flow.

GOODWILL

  Goodwill related to the Merger (Note 1--Organization), as well as acquisitions of unrelated companies, is amortized over the estimated periods benefited. Goodwill resulting from the Merger amounts to $18,955,000 and is being amortized over 30 years. Goodwill resulting from other acquisitions is being amortized over a range of 5 to 30 years. Accumulated amortization of goodwill amounted to $1,755,000 and $202,000 at March 31, 1996 and 1995, respectively.

OTHER ASSETS

  Other assets includes costs incurred by the Company to organize and structure investment funds in which the Company holds general partnership interests and for which the Company performs investment management and advisory services. Such costs are amortized using the straight-line method over the estimated period benefited of five years. Other assets also includes organization and deferred financing costs incurred in connection with the Merger. Organization costs are being amortized on a straight-line basis over five years. Deferred financing costs are being amortized on a straight-line basis over the term of the related loan agreements. Accumulated amortization totaled $2,506,000 and $723,000 at March 31, 1996 and 1995, respectively. Other assets also includes certain long-term fees receivable, net of allowances of $541,000 and $312,000 at March 31, 1996 and 1995, respectively.

REVENUE

  Revenue consists primarily of management fees, certain onsite reimbursements, leasing commissions, investment sales commissions and auction fees. Base fee revenue (management fees and onsite reimbursements) is generally recognized as the services are rendered. Transaction fee revenue (such as leasing commissions, asset acquisition and disposition fees) is recognized when earned, generally upon the closing of the related transaction.

ADVERTISING EXPENSE

  The cost of advertising is expensed as incurred. The Company and the Predecessor Company incurred $622,000, $450,000, $229,000 and $196,000 in advertising costs during the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994, respectively.

STOCK OPTIONS

  The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for employee stock options.

INCOME TAXES

  The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ("Statement No. 109"). Under Statement No. 109, the liability

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR) method is used, whereby, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Since the effective date of the Merger, KMS' operating results are included in the consolidated tax return of the Company for federal and certain state income tax purposes. Prior to the Merger, in certain states, KMS had filed combined state tax returns with TKC and tax expense had been apportioned based on a tax sharing agreement.

LONG-LIVED ASSETS

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"), in March 1995. In accordance with SFAS No. 121, long-lived assets and certain intangibles held and used by the Company will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is to be performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS No. 121 in the first quarter of fiscal 1997 and there was no material effect on its financial position, results of operations or liquidity.

RECLASSIFICATIONS

  Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the presentation in the 1996 financial statements.

EARNINGS PER SHARE

  Earnings per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. In accordance with the accounting rules of the Securities and Exchange Commission, common stock and stock options issued by the Company in the twelve month period prior to the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, computed using the treasury stock method and the assumed initial offering price.

2. ACQUISITIONS

  Effective January 1, 1995, the Company purchased the stock of CBS Investment Realty, Inc. and CBS Investment Realty of New Mexico, Inc., property management and brokerage companies with headquarters in Phoenix, Arizona ("CBS"). The Company also purchased the business and assets of affiliated companies with property management and brokerage operations in Texas and California. The combined purchase price consisted of two promissory notes secured by letters of credit. One note was due and paid in January 1996. The second note bears interest at 9% per annum, payable quarterly, with principal installments due in April 1996 (which was paid), 1997, 1998 and 1999. The purchase price in excess of the estimated fair value of net assets acquired totaled $7,068,000 and is included, net of amortization, in goodwill in the March 31, 1996 and 1995 consolidated balance sheets.

  In May 1996, the Company executed an amendment to the CBS purchase agreement which provided for the buyout of the earnout portion of the purchase price. The buyout consists of four equal installments due May 1996 (which was paid), 1997, 1998 and 1999 and releases the Company from any further obligation to the former owners.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  In March 1995, the Company formed Koll-Dove Global Disposition Services, L.L.C. ("Koll-Dove"), a limited liability company engaged in asset disposition services. The Company has a 50.1% controlling interest in Koll-Dove, and the other 49.9% is owned by parties related to and including The Dove Holdings Corporation (formerly The Ross-Dove Company, Inc.) (collectively, "Dove Group"), an asset disposition company based in Northern California. The Company contributed cash at closing plus a promissory note which was paid in full by March 31, 1996. Dove Group contributed substantially all of its non-real estate assets and related liabilities, excluding receivables from its shareholders. The contributions by the Company and Dove Group exceeded the estimated fair value of the net assets contributed by $10.3 million. This excess is included, net of amortization, in goodwill in the March 31, 1996 and 1995 consolidated balance sheets.

  In April 1995, the Company acquired a real estate market research and publishing operation from Liquidity Financial Group, L.P. by purchasing certain assets, including publishing rights, contracts, trademarks and research information. The purchase price included a payment which was made in April 1995, plus an additional amount which is subject to downward adjustment based on earnings through May 2001. The purchase price in excess of the estimated fair value of net assets acquired totaled $1,247,000 and is included, net of amortization, in goodwill in the March 31, 1996 balance sheet.

  In July 1995, the Company acquired certain business and assets of two affiliated Minneapolis-based companies, The Shelard Group, Inc. and SCI Services, Inc. (collectively "Shelard"). Shelard provides property and facility management services, commercial real estate brokerage services and general contractor and construction services in Minneapolis and St. Paul. The purchase price consisted of cash at closing and a portion of net operating income (as defined) above a specified amount, over a four-year period. The Company also entered into employment and noncompetition agreements with certain Shelard shareholders.

  These transactions have been accounted for as purchase business acquisitions and, accordingly, the results of operations of the acquired entities have been included in the Company's consolidated results of operations from the respective dates of acquisition.

  The following summarizes the aggregate net purchase price of all acquisitions (excluding the acquisition of KMS by Koll) and the allocation to the assets acquired for the following periods (in thousands):

                            KOLL REAL ESTATE
                                SERVICES        KOLL MANAGEMENT SERVICES, INC.
                         ---------------------- ----------------------------------
                                    FOUR MONTHS   EIGHT MONTHS
                         YEAR ENDED    ENDED         ENDED           YEAR ENDED
                         MARCH 31,   MARCH 31,    NOVEMBER 30,       MARCH 31,
                            1996       1995           1994              1994
                         ---------- ----------- ----------------   ---------------
Furniture, fixtures and
 equipment..............   $  251     $   244      $           --    $           612
Covenants not to com-
 pete...................      --          104                  457             2,647
Management agreements...    7,105       6,136                2,859             6,910
Goodwill................    1,372      17,443                  --                --
Other assets............      --        1,320                  --                225
                           ------     -------      ---------------   ---------------
                            8,728      25,247                3,316            10,394
Less minority interests
 and purchase price fi-
 nanced through the as-
 sumption of liabilities
 and seller financing...      310      22,599                2,512             7,733
                           ------     -------      ---------------   ---------------
Cash paid for acquisi-
 tions of management
 agreements and busi-
 nesses.................   $8,418     $ 2,648      $           804   $         2,661
                           ======     =======      ===============   ===============

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  The pro forma unaudited results of operations for the year ended March 31, 1996, assuming that all 1996 acquisitions had been consummated as of April 1, 1995, are as follows (in thousands except per share data):

      Revenue.......................................................... $122,488
      Net income....................................................... $  1,820
      Earnings per share............................................... $

  Pro forma financial information is not presented for periods prior to April 1, 1995 because such periods are not comparable to the year ended March 31, 1996 due to the Merger.

3. FURNITURE, FIXTURES AND EQUIPMENT

  Furniture, fixtures and equipment consist of the following (in thousands):

                                                                   MARCH 31
                                                                ---------------
                                                                 1996     1995
                                                                -------  ------
      Leasehold improvements................................... $   695  $  488
      Office furniture and equipment...........................   1,957   1,695
      Computer hardware and software...........................   5,681   4,060
                                                                -------  ------
                                                                  8,333   6,243
      Less: accumulated depreciation and amortization..........  (2,372)   (650)
                                                                -------  ------
                                                                $ 5,961  $5,593
                                                                =======  ======

4. INVESTMENTS AND ADVANCES

  The Company has noncontrolling interests in various entities that are accounted for using the equity and cost methods. The Company's investments in and advances to these entities are as follows at March 31, 1996 and 1995 (in thousands):

                                                              DUE (TO)
                                                                FROM
                  1996                    INTEREST INVESTMENT INVESTEES TOTAL
                  ----                    -------- ---------- --------- ------
Koll Telecommunication Services,
 L.L.C. .................................    30%     $1,298    $     2  $1,300
Insignia CCP III Acquisition, L.L.C. ....    40%        608        --      608
Insignia CCP IV Acquisition, L.L.C. .....    40%      1,642        --    1,642
K/B Opportunity Fund III, L.P. ..........     *         500       (500)    --
K/B Fund II..............................     *       1,600     (1,100)    500
K/B Fund III.............................     *       1,500     (1,000)    500
Other....................................    **          86        360     446
                                                     ------    -------  ------
                                                     $7,234    $(2,238) $4,996
                                                     ======    =======  ======
                                                              DUE (TO)
                                                                FROM
                  1995                    INTEREST INVESTMENT INVESTEES TOTAL
                  ----                    -------- ---------- --------- ------
Koll Telecommunication Services,
 L.L.C. .................................    30%     $  112    $   --   $  112
Insignia CCP III Acquisition, L.L.C. ....    40%        769        --      769
Insignia CCP IV Acquisition, L.L.C. .....    40%      1,602        --    1,602
Other....................................    **         (51)       607     556
                                                     ------    -------  ------
                                                     $2,432    $   607  $3,039
                                                     ======    =======  ======

- --------
 * Interests of 1% or less
** Various interests ranging up to 50%

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  Amounts due from (to) investees are non-interest bearing and are due on demand.

  Effective April 1, 1995, the Company attained control in K/B Investors I, K/B Opportunity Investors, K/B Prime Investors and K/B Investors II, general and limited partnerships in which the Company and its subsidiaries previously had noncontrolling 50.1% interests. As a result, the Company changed its method of accounting for these investments from the equity method to consolidation as required by generally accepted accounting principles. Accordingly, KMS' 1995 and 1994 financial statements have been restated to reflect the consolidation of the assets, liabilities, revenue and expenses of the investees. The change in the method of accounting for these investees had no effect on stockholder's equity, income before extraordinary item or net income.

  In fiscal 1996, the Company contributed subscription notes payable to certain investee partnerships. The aggregate notes contributed to K/B Opportunity Fund III, L.P., K/B Fund II and K/B Fund III totaled $500,000, $1,600,000 and $1,500,000, respectively, of which $500,000, $1,100,000 and $1,000,000, respectively, consist of nonrecourse notes that are netted with the investment balances. The remaining two notes, $500,000 each to K/B Fund II and K/B Fund III, are recourse and are included in other long-term obligations at March 31, 1996. The notes accrue interest at the long-term applicable federal rate circulated by the Internal Revenue Service (6.07% at March 31, 1996). The notes mature upon the earlier of December 31, 2005 or the termination of the respective investee partnerships. Principal and interest payments are to be made as distributions are received from the investee partnerships.

  As of March 31, 1996, certain subsidiaries are obligated to contribute additional nonrecourse capital notes to the investee partnerships in an aggregate amount of approximately $400,000.

  As a general partner, the Company and its subsidiaries may be liable for the obligations of such partnerships, including any environmental liabilities that may arise. All of the general partnership interests, except for one (which was dissolved in 1996), are held by subsidiaries of KMS, and management believes that the Company's exposure to liabilities is limited to the total invested capital in and advances to the subsidiaries holding the general partnership interests. Management does not believe that any significant contingent liabilities exist with respect to its general partnership interests.

  Condensed unaudited financial information for the entities accounted for using the equity method, excluding those entities whose business is to invest in real estate, is as follows (in thousands):

    Condensed Statement of Operations Information for the years ended March
  31:

                                                            1996   1995   1994
                                                           ------ ------ ------
     Net revenue.......................................... $9,469 $3,038 $2,495
     Income from operations...............................  1,671     23    962
     Net income...........................................  1,616     23    962

    Condensed Balance Sheet Information at March 31:

                                                                     1996  1995
                                                                    ------ ----
     Current assets................................................ $5,551 $745
     Noncurrent assets.............................................    132  100
     Current liabilities...........................................  3,818  846
     Noncurrent liabilities........................................     31  --

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  Condensed unaudited financial information for the entities accounted for using the equity method with investments in real estate is as follows for the years ending December 31 (in thousands):

  Condensed Statement of Operations Information for the year ended December 31:

                                                       1995     1994     1993
                                                      -------  ------- --------
     Net revenue..................................... $59,534  $30,323 $ 29,827
     Income (loss) from operations...................    (498)     463  (15,966)
     Net income (loss)...............................    (498)     463  (15,966)

    Condensed Balance Sheet Information December 31:

                                                                1995     1994
                                                              -------- --------
     Current assets.......................................... $ 23,519 $ 23,759
     Noncurrent assets.......................................  237,301  291,132
     Current liabilities.....................................   16,930   32,252
     Noncurrent liabilities..................................  303,029  324,427

  The above tables do not include amounts related to K/B Fund II, K/B Fund III, K/B Opportunity Fund I, K/B Opportunity Fund II or K/B Opportunity Fund III (the "Funds"), of which the Company has no current profit participation. The aggregate assets of the Funds, consisting primarily of investments in real property and mortgage notes receivable, totaled $675,000,000 at December 31, 1995.

  At March 31, 1996, consolidated retained earnings includes $541,000 in undistributed earnings from investees that are accounted for using the equity method.

5. NOTES PAYABLE TO BANKS

  As of March 31, 1996, the Company has a $48,675,000 line of credit ($50,000,000 at March 31, 1995) for acquisition ($29,675,000) and working capital ($19,000,000) purposes which expires on December 31, 1999. At March 31, 1996, borrowings under the line of credit are secured by the common stock of KMS and its subsidiaries, and the maintenance of certain financial ratios is required. A commitment fee ranging from .25% to .375% per annum of the line amount, depending upon KMS' leverage ratio, is required. Borrowings bear interest at either (i) prime plus a margin, ranging from 0% to 0.75% or (ii) adjusted Eurodollar rate plus a margin, ranging from 0.625% to 1.75%. The margins adjust depending upon KMS' leverage ratio, as specified in the credit agreement. At March 31, 1996, the interest rates ranged from 7% to 9% and $42,025,000 was outstanding under the credit line, consisting of $24,925,000 on the acquisition line and $17,100,000 on the working capital revolver. In addition, $4,750,000 has been set aside on the acquisition line as collateral for a $4,750,000 letter of credit related to an acquisition that closed in fiscal 1995 and will be drawn as payments are due on the underlying note. Accordingly, at March 31, 1996, the Company has no additional availability under the acquisition line and $1,900,000 of availability on the working capital revolver.

  Management believes the Company is in compliance with all covenants under the credit agreement. The covenants restrict KMS from distributing funds to Koll, except to enable Koll to pay certain administrative expenses and to repurchase, pursuant to the terms of certain subscription agreements, Company common stock from management (Note 7).

  Koll-Dove has a revolving line of credit which is secured by Koll-Dove's proceeds on auctions and bears interest at prime plus 2% (10.25% at March 31, 1996). All outstanding principal plus accrued and unpaid interest

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR) are due on demand or, if no demand is made, on April 15, 1997. At March 31, 1996, Koll-Dove has $314,000 outstanding under the line with $286,000 available to draw.

  Future maturities of notes payable to banks at March 31, 1996 are as follows (in thousands):

      1997.............................................................. $ 4,675
      1998..............................................................  10,314
      1999..............................................................  10,250
      2000..............................................................  17,100
                                                                         -------
      Total............................................................. $42,339
                                                                         =======

6. ACQUISITION OBLIGATIONS

  Acquisition obligations consist of the following (in thousands):

                                                                BALANCE
                                                               MARCH 31,
                                                            -----------------
                                      RANGE OF
                                      INTEREST
                                       RATES      MATURITY
                                        1996        DATES    1996      1995
                                    ------------  --------- -------  --------
Obligations assumed................ 8.0% to 8.25% 1997-1998 $   453  $  3,647
Amounts due under covenants not to
 compete...........................          --         --      --      1,405
Notes payable to sellers...........            9% 1997-2000   4,750    10,092
Other amounts due sellers..........          --        1997     525       890
                                                            -------  --------
                                                              5,728    16,034
Less current portion...............                          (2,154)  (11,661)
                                                            -------  --------
                                                            $ 3,574  $  4,373
                                                            =======  ========

  Future maturities of acquisition obligations at March 31, 1996 are as follows (in thousands):

      1997............................................................... $2,154
      1998...............................................................  1,196
      1999...............................................................  1,191
      2000...............................................................  1,187
                                                                          ------
      Total.............................................................. $5,728
                                                                          ======

7. STOCK SUBSCRIPTION NOTES

  Stock subscription notes represent notes receivable from certain members of the Company's management for their purchases of the Company's stock. Koll had $1,150,000 in subscription notes receivable from such members of management at March 31, 1996 related to 257,000 shares of common stock. These notes bear interest, which is payable quarterly, at the prime rate of interest (8.25% at March 31, 1996). These notes are secured by the purchased shares and are due four to five years from date of issue. The Company has the right to repurchase from any member of management, upon termination of employment with the Company, all of such management member's shares.

  KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

8. OPERATING LEASES

  The Company has commitments under month-to-month and noncancelable operating leases for office facilities and office equipment. Total rent expense under office and equipment leases was $6,004,000 for the year ended March 31, 1996, $1,745,000 for the four months ended March 31, 1995, $3,319,000 for the eight months ended November 30, 1994 and $3,402,000 for the year ended March 31, 1994.

  Minimum future rentals under noncancelable operating lease commitments in effect at March 31, 1996 are as follows (in thousands):

                                                                 NON-
                                                     AFFILIATE AFFILIATE  TOTAL
                                                     --------- --------- -------
   1997.............................................  $1,184    $ 2,582  $ 3,766
   1998.............................................   1,029      2,195    3,224
   1999.............................................     919      1,589    2,508
   2000.............................................     929      1,017    1,946
   2001.............................................     540        686    1,226
   Thereafter.......................................     319      2,262    2,581
                                                      ------    -------  -------
     Total..........................................  $4,920    $10,331  $15,251
                                                      ======    =======  =======

9. INCOME TAXES

  Significant components of the provision for income taxes are as follows (in thousands):

                                                             KOLL MANAGEMENT
                              KOLL REAL ESTATE SERVICES      SERVICES, INC.
                              -------------------------- -----------------------
                                                         EIGHT MONTHS
                              YEAR ENDED   FOUR MONTHS      ENDED     YEAR ENDED
                              MARCH 31,  ENDED MARCH 31, NOVEMBER 30, MARCH 31,
                                 1996         1995           1994        1994
                              ---------- --------------- ------------ ----------
   Current:
     Federal.................   $2,410        $483           $333       $1,789
     State...................      671         162            111          461
                                ------        ----           ----       ------
                                 3,081         645            444        2,250
   Deferred:
     Federal.................     (114)        (41)           (29)        (205)
     State...................      (12)        (19)           (12)         (15)
                                ------        ----           ----       ------
                                  (126)        (60)           (41)        (220)
                                ------        ----           ----       ------
                                $2,955        $585           $403       $2,030
                                ======        ====           ====       ======

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  The differences between federal income taxes computed at the statutory rate and the total provision for income taxes are as follows (in thousands):

                                   KOLL REAL ESTATE        KOLL MANAGEMENT
                                       SERVICES            SERVICES, INC.
                                ---------------------- -----------------------
                                           FOUR MONTHS EIGHT MONTHS
                                YEAR ENDED    ENDED       ENDED     YEAR ENDED
                                MARCH 31,   MARCH 31,  NOVEMBER 30, MARCH 31,
                                   1996       1995         1994        1994
                                ---------- ----------- ------------ ----------
   Federal income taxes at
    statutory rate.............   $1,751      $341         $229       $1,706
   State income taxes, net of
    federal tax benefit........      428        93           64          294
   Non-deductible amortization
    of goodwill................      475        71          --           --
   Valuation allowance for
    foreign losses.............      105       --           --           --
   Permanent differences.......      196        80          110           30
                                  ------      ----         ----       ------
                                  $2,955      $585         $403       $2,030
                                  ======      ====         ====       ======

  Deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                  MARCH 31,
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
   Deferred tax assets:
     Accrued vacation.......................................... $  762  $  485
     Merger costs..............................................    338     338
     Insurance liability accrual...............................    645     220
     Reserves..................................................    359     500
     Other accruals............................................    544      11
     Capital loss carryforwards................................     60     --
     Foreign loss carryforward.................................    105     --
     Valuation allowance for deferred tax assets...............   (105)    --
                                                                ------  ------
       Total deferred tax assets...............................  2,708   1,554
   Deferred tax liabilities:
     Investments in partnerships and subsidiaries..............  1,302     638
     Management contracts basis................................  1,559   1,409
     Other.....................................................    387     395
                                                                ------  ------
       Total deferred tax liabilities..........................  3,248   2,442
                                                                ------  ------
   Net deferred tax liability.................................. $ (540) $ (888)
                                                                ======  ======

  Income before income taxes and extraordinary item from domestic and foreign operations is as follows (in thousands):

                                                             KOLL MANAGEMENT
                              KOLL REAL ESTATE SERVICES      SERVICES, INC.
                              -------------------------- -----------------------
                                                         EIGHT MONTHS
                              YEAR ENDED   FOUR MONTHS      ENDED     YEAR ENDED
                              MARCH 31,  ENDED MARCH 31, NOVEMBER 30, MARCH 31,
                                 1996         1995           1994        1994
                              ---------- --------------- ------------ ----------
   United States.............   $6,349       $1,002         $1,445      $5,026
   Foreign...................   (1,347)         (29)            25          (9)
                                ------       ------         ------      ------
                                $5,002       $  973         $1,470      $5,017
                                ======       ======         ======      ======

  KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

10. COMMON STOCK AND STOCK AWARD PLANS

  On       , 1996, the Board of Directors authorized a     for     stock split
to be distributed on or about       , 1996, to shareholders of record on
 , 1996. In addition, authorized common shares was increased from 6,000,000 to 35,000,000. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

  During fiscal 1995, the Company adopted the Koll Real Estate Services 1994 Nonqualified Performance Stock Option Plan, as amended (the "Performance Option Plan"), under which officers, certain directors, key employees and consultants of the Company and its subsidiaries are eligible to be granted options to purchase common stock of the Company. Through March 31, 1996 the Company's Board of Directors had set aside 515,000 shares of common stock to be issued pursuant to the Performance Option Plan, which is being administered by a committee established by the Company's Board of Directors. The vesting of options under the plan may be based on the Company's attainment of performance criteria specified at the time options are granted and may also be based on the passage of time. The percentage of the options granted through March 31, 1996 that will vest, if any, was to be determined based on adjusted cumulative earnings, as defined, during the five fiscal years ended March 31, 1999. At March 31, 1996, no compensation expense was accrued related to outstanding options under the Performance Option Plan since achievement of the minimum specified performance criteria was not yet deemed probable.

  The following table summarizes activity under the Performance Option Plan through March 31, 1996:

                                           OPTION PRICE  NUMBER OF AVAILABLE FOR
                                             PER SHARE    OPTIONS  FUTURE GRANT
                                           ------------- --------- -------------
Outstanding at December 1, 1994...........           --       --          --
Granted...................................        $10.00  390,000     125,000
Exercised.................................           --       --          --
Canceled..................................           --       --          --
                                                          -------     -------
Outstanding at March 31, 1995.............        $10.00  390,000     125,000
Granted................................... $10.00-$12.00   91,000     (91,000)
Exercised.................................           --       --          --
Canceled..................................        $10.00   (7,500)      7,500
                                                          -------     -------
Outstanding at March 31, 1996............. $10.00-$12.00  473,500      41,500
                                                          =======     =======

  On April 1, 1996, the Company's Board of Directors increased the number of shares set aside under the Performance Option Plan to 590,000 shares of common stock and granted an option to a director to purchase 75,000 shares of common stock at $14 per share. In addition, effective April 1, 1996, the Company modified the option agreements for all outstanding options to include a five year fixed vesting period commencing April 1, 1996, with accelerated vesting based on the achievement of earnings goals for the three years ending March 31, 1999. This modification results in a new measurement date under generally accepted accounting principles. Accordingly, non-cash compensation expense of $1,824,000 will be recognized over the vesting period.

  In May 1991, the Predecessor Company's Board of Directors adopted the Koll Management Services, Inc. 1991 Stock Award Plan (the "Stock Award Plan"). The Predecessor Company set aside 330,000 shares of its common stock to be issued pursuant to the Stock Award Plan. The Stock Award Plan was administered by the Compensation Committee appointed by the Predecessor Company's Board of Directors and provided for the grant of nonqualified and incentive stock options, restricted stock awards and stock appreciation rights. The grant prices and exercise period of options were determined by the Compensation Committee. Options typically expired after 10 years.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  The following table summarizes activity under the Predecessor Company's Stock Award Plan:

                                           OPTION PRICE  NUMBER OF AVAILABLE FOR
                                             PER SHARE    OPTIONS  FUTURE GRANT
                                           ------------- --------- -------------
Outstanding at March 31, 1993............. $10.00-$12.50  248,720      81,280
Granted...................................  $9.75-$13.25   24,000     (24,000)
Exercised.................................           --       --          --
Canceled..................................  $9.75-$13.25  (20,350)     20,350
                                                          -------     -------
Outstanding at March 31, 1994............. $10.00-$13.25  252,370      77,630
Granted...................................           --       --          --
Exercised.................................        $12.50   (2,940)     (2,940)
Canceled.................................. $10.00-$11.50   (9,610)      9,610
                                                          -------     -------
Outstanding at November 30, 1994.......... $10.00-$13.25  239,820      84,300
                                                          =======     =======

  In connection with the Merger, the Predecessor Company paid $1,208,000, which has been charged to expense in the eight-month period ended November 30, 1994, to cancel all vested stock options.

11. RELATED PARTY TRANSACTIONS

  The Company and KMS have provided services to affiliates of the Company. Such services include property and asset management, information, personnel, human resource and various other services. Total revenue earned for providing such services to affiliates was $15,238,000, $4,029,000, $5,971,000 and $11,213,000
for the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994, respectively.

  Under a management agreement with TKC, the Company and KMS were provided executive management services by certain key personnel primarily employed by TKC. KMS compensates TKC for those services based on an annual estimate of the time spent by such personnel on business of the Company and its subsidiaries. During the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994, TKC billed $281,000, $87,000, $189,000 and $345,000, respectively, for such executive management services. On April 1, 1996, this agreement terminated and certain TKC executives became employees of KMS.

  The Company and KMS also began paying costs of the health insurance benefits for TKC and its affiliates effective July 1, 1993 and bills TKC and each affiliate monthly in amounts approximating their pro-rata portion (based on employee head count) of the premium obligations. The total billings for such health insurance benefits for the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994 were $1,721,000, $426,000, $736,000 and $929,000, respectively. These billings are netted in cost of fee based services and administrative expenses in the accompanying consolidated statements of income.

  The Company and KMS paid consulting fees totaling $350,000, $117,000, $233,000 and $275,000 during the year ended March 31, 1996, the four months ended March 31, 1995, the eight months ended November 30, 1994 and the year ended March 31, 1994, respectively, to an investment advisor who was a director of KMS and is an officer of one of its wholly-owned subsidiaries. This individual is also a partner in four of the Company's consolidated investee partnerships and received distributions from such partnerships totaling $900,000 for the year ended March 31, 1996, $235,000 for the four months ended March 31, 1995, $65,000 for the eight months ended November 30, 1994 and $100,000 for the year ended March 31, 1994.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  As of March 31, 1996 and 1995, KMS had loaned an aggregate of approximately $640,000 and $550,000, respectively, to a customer partnership which includes as partners TKC and certain current and former officers and employees of either TKC or KMS.

  Three officers of KMS participate in the earnings of K/B Investors I and K/B Opportunity Investors, both of which are 50.1% owned and consolidated partnerships. The officers' aggregate participation interests are 12.4% and 13%, respectively. The amounts accrued for such payments at March 31, 1996 and 1995 was $98,000 and $201,000, respectively. The aggregate amounts paid under the participation agreement was $592,000 during the year ended March 31, 1996 and $62,000 during the eight months ended November 30, 1994. No amounts were paid during the four months ended March 31, 1995 or the year ended March 31, 1994.

  Payments by KMS to TKC for state income taxes totaled $220,000 and $242,000 during the eight months ended November 30, 1994, and the year ended March 31, 1994, respectively. No payments were made to TKC for income taxes for the year ended March 31, 1996 or the four months ended March 31, 1995.

12. EMPLOYEE BENEFIT PLANS

  The Company's employees may participate, subject to eligibility, in TKC's 401(k) Plus Employee Savings Plan (the "401(k) Plan"). Employees are eligible to participate in the 401(k) Plan after 60 days of service and, at the Company's discretion, a portion of employee contributions may be matched by the Company at a rate up to 50%. No matching contributions were made by the Company or KMS during any of the periods presented.

13. COMMITMENTS AND CONTINGENCIES

  The Company is the guarantor of TKC's obligations under an operating lease for the Company's headquarters that requires minimum monthly payments of approximately $111,000 through August 31, 2007. The Company, as the primary occupant of the building, currently pays monthly rent to TKC of approximately $75,000.

  The Company is a defendant in various lawsuits and, based upon the advice of legal counsel, management believes that the outcome of such actions will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

14. INDUSTRY SEGMENTS

  The Company operates primarily in two business segments: (1) Property and Corporate Services, and (2) Investment Management. The Property and Corporate Services segment provides services including property management, leasing and marketing, general contracting and construction management, capital asset disposition and acquisition and other real estate management services. The Investment Management segment provides investment management services, including property acquisition, disposition, financing and valuation consulting and general partner management services for real estate limited partnerships throughout the United States.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  The following table summarizes selected financial data by business segment for the periods indicated (in thousands):

                                    KOLL REAL ESTATE        KOLL MANAGEMENT
                                        SERVICES             SERVICES, INC.
                                  ---------------------- ----------------------
                                    YEAR     FOUR MONTHS EIGHT MONTHS   YEAR
                                    ENDED       ENDED       ENDED       ENDED
                                  MARCH 31,   MARCH 31,  NOVEMBER 30, MARCH 31,
                                    1996        1995         1994       1994
                                  ---------  ----------- ------------ ---------
Identifiable assets, end of
 period
  Property and corporate
   services.....................  $ 69,750     $48,753     $33,213     $21,798
  Investment management.........    23,167      16,109      11,071       7,894
  Investments and advances......     4,996       3,039         648         130
  Corporate.....................    28,294      28,795      15,559       3,036
                                  --------     -------     -------     -------
                                  $126,207     $96,696     $60,491     $32,858
                                  ========     =======     =======     =======
Revenue
  Property and corporate
   services--Nonaffiliates......  $ 89,940     $23,238     $38,857     $44,104
          --Affiliates..........     5,685       1,585       1,550       8,121
  Investment management
          --Nonaffiliates.......    11,925       4,782       6,131       3,875
          --Affiliates..........     8,760       1,890       3,725       2,396
  Corporate
          --Nonaffiliates.......     2,597         441         607         479
          --Affiliates..........       793         554         696         696
                                  --------     -------     -------     -------
                                  $119,700     $32,490     $51,566     $59,671
                                  ========     =======     =======     =======
Operating profit
  Property and corporate
   services.....................  $  7,499     $   364     $ 3,438     $ 5,642
  Investment management.........     6,672       3,085       2,359       2,075
                                  --------     -------     -------     -------
                                    14,171       3,449       5,797       7,717
Minority interest in (income)
 loss of consolidated entities..      (679)       (447)       (647)       (902)
Equity in income (loss) of
 unconsolidated entities........       912        (111)        (45)        340
Corporate expenses..............    (5,511)     (1,325)     (3,283)     (2,012)
Interest expense................    (3,891)       (592)       (352)       (126)
                                  --------     -------     -------     -------
Income before income taxes and
 extraordinary item.............  $  5,002     $   973     $ 1,470     $ 5,017
                                  ========     =======     =======     =======
Depreciation and amortization...
  Property and corporate
   services.....................  $  3,489     $   472     $   868     $   959
  Investment management.........     2,161         463         571         212
  Corporate.....................     3,170         940         788         545
                                  --------     -------     -------     -------
                                  $  8,820     $ 1,875     $ 2,227     $ 1,716
                                  ========     =======     =======     =======
Capital expenditures
  Property and corporate
   services.....................  $    859     $   550     $   548     $   672
  Investment management.........       209         141         141         172
  Corporate.....................     1,122         718         719         879
                                  --------     -------     -------     -------
                                  $  2,190     $ 1,409     $ 1,408     $ 1,723
                                  ========     =======     =======     =======

  Identifiable assets by industry segment are those assets used in the Company and subsidiaries' operations in each industry segment. Corporate assets are principally made up of deferred taxes, general prepaids, capitalized acquisition costs and deferred financing costs.

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

  The Company has a 30% interest in Koll Telecommunication Services, L.L.C. ("KTS"), whose operations are in the United States and Canada and are vertically integrated with the Company's Property and Corporate Services segment. The Company's equity in KTS' net income (loss) totaled $643,000, ($140,000) and ($48,000) during the year ended March 31, 1996, the four months ended March 31, 1995 and the eight months ended November 30, 1994. The Company's investment in KTS' net assets totaled $1,298,000, $112,000 and $102,000 as of March 31, 1996 and 1995 and November 30, 1994, respectively.

  The Company has 40% interests in Insignia CCP III Acquisition, L.L.C. and Insignia CCP IV Acquisition L.L.C. Each of these L.L.C.'s hold limited partnership interests in limited partnerships that own real estate throughout the United States. These operations are not vertically integrated into any of the Company's reported segments.

  The Company and KMS have provided services to customers in diversified industries, and no single customer represented more than 10% of total revenue in any period presented in the accompanying consolidated financial statements. The percentage of the Company and its subsidiaries' total revenue to customers in the insurance industry was approximately 22% in 1996.

  The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations and within amounts provided through the allowance for doubtful accounts. At March 31, 1996, accounts receivable from customers in the insurance industry were $3,800,000.

15. QUARTERLY RESULTS OF OPERATIONS

  The following is a summary of the quarterly results of operations (unaudited) for the periods presented in the years ended March 31, 1996 and 1995 (in thousands):

                                             KOLL REAL ESTATE SERVICES
                                   ---------------------------------------------
                                                THREE MONTHS ENDED
                                   ---------------------------------------------
                                   MARCH 31, DECEMBER 31, SEPTEMBER 30, JUNE 30,
                                     1996        1995         1995        1995
                                   --------- ------------ ------------- --------
1996
Revenue...........................  $29,610    $31,640       $30,884    $27,566
Net income........................      396        715           832        104
Earnings per share................  $          $             $          $
                                    =======    =======       =======    =======

                                                             KOLL MANAGEMENT
                         KOLL REAL ESTATE SERVICES           SERVICES, INC.
                         ------------------------- -----------------------------------
                         THREE MONTHS  ONE MONTH    TWO MONTHS    THREE MONTHS ENDED
                            ENDED        ENDED        ENDED     ----------------------
                          MARCH 31,   DECEMBER 31, NOVEMBER 30, SEPTEMBER 30, JUNE 30,
                             1995         1994         1994         1994        1994
                         ------------ ------------ ------------ ------------- --------
1995
Revenue.................   $23,796       $8,696      $12,912       $20,061    $18,593
Net income (loss).......      (190)         578         (758)          502        506
Earnings (loss) per
 share..................   $             $
                           =======       ======

   KOLL REAL ESTATE SERVICES AND KOLL MANAGEMENT SERVICES, INC. (PREDECESSOR)

16. SUBSEQUENT EVENT

  On August 14, 1996, the Company's $48,675,000 line of credit payable to a bank was amended such that the total commitment was increased to $63,675,000 ($35,675,000 for acquisitions and $28,000,000 for working capital). In addition, the fees and interest rate margins, which are more fully discussed in
Note 5, were adjusted to the following ranges:

       Commitment Fee...........................................  .25% to  .50%
       Letter of Credit Fee..................................... .625% to 2.25%
       Margin Over Prime........................................    0% to 1.25%
       Margin Over Eurodollar................................... .625% to 2.25%

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Koll Real Estate Services

  We have audited the statement of operations of the Business Acquired from Karsten Realty Advisors (the "Acquired Karsten Business") for the year ended December 31, 1993. This financial statement is the responsibility of the Acquired Karsten Business' management. Our responsibility is to express an opinion on the financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of operations of the Acquired Karsten Business for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

Newport Beach, California
August 7, 1996

                             BUSINESS ACQUIRED FROM
                            KARSTEN REALTY ADVISORS

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

REVENUE
  Fee-based services................................................... $5,652
EXPENSES
  Fee-based services...................................................  4,166
  Administrative.......................................................  1,347
  Depreciation and amortization........................................    211
                                                                        ------
  Total expenses.......................................................  5,724
                                                                        ------
Net loss............................................................... $  (72)
                                                                        ======



                            See accompanying notes.

                            BUSINESS ACQUIRED FROM
                            KARSTEN REALTY ADVISORS

                       NOTES TO STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1993

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Karsten Realy Advisors, Inc. ("Karsten"), an investment advisor registered under the Investment Advisors Act of 1940, provided real estate management, leasing and advisory services to various employee benefit plans, municipalities, financial institutions and corporations throughout the United States. The accompanying statment of operations includes only revenue and expenses arising from the operations of Karsten related to the real estate management leasing and advisory services business that was acquired by Koll Management Services, Inc. in November 1994 (the "Acquired Karsten Business"). This statement is not intended to and does not reflect the results of Karsten for the year presented.

  The financial information included herein may not necessarily reflect the results of operations of the Acquired Karsten Business in the future or what the results of operations of the Acquired Karsten Business would have been had it been a separate stand-alone company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses for the period presented. Actual results could differ from those estimates.

REVENUE

  Revenue consists primarily of management and advisory fees and leasing and investment sales commissions. Management and advisory fees are recognized as the services are rendered and transaction fees are recognized when earned, generally upon the closing of the related transaction.

DEPRECIATION AND AMORTIZATION

  Depreciation of property and equipment is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of the improvements, whichever is shorter.

INCOME TAXES

  Income tax expense for the Acquired Karsten Business was determined using the deferred method. Using this method, deferred tax expense is based on items of income and expense that are reported in different years in the financial statements and tax returns and are measured at the rate in effect in the year the difference originated. There is no income tax benefit for the 1993 net loss due to recurring operating losses.

3. OPERATING LEASES

  Karsten's headquarters were leased under a lease agreement which covered the ten-year period from March 1985 through February 1995. The lease provided for abated rent during 1985 with certain scheduled rent increases in subsequent years. Karsten also has separate leases in other locations for office space. Occupancy

                            BUSINESS ACQUIRED FROM
                            KARSTEN REALTY ADVISORS

                 NOTES TO STATEMENT OF OPERATIONS--(CONTINUED)

costs associated with these leases are accrued on a straight-line basis over the term of the related leases. Future minimum commitments under noncancelable operating leases as of December 31, 1993 were as follow:

   1994................................................................ $146,000
   1995................................................................  135,000
   1996................................................................   54,000
                                                                        --------
                                                                        $335,000
                                                                        ========

  Rent expense for the year ended December 31, 1993 totaled $485,000.

4. SIGNIFICANT CUSTOMER INFORMATION

  Three significant customers accounted for $2,955,000 (52%) of revenue during the year ended December 31, 1993. No other single customer accounted for more than 10% of revenue in 1993.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Koll Real Estate Services

  We have audited the statement of operations of the Business Acquired from Midstates Management Company, Inc. (the "Acquired Midstates Business") for the year ended September 30, 1994. This financial statement is the responsibility of Acquired Midstates Business' management. Our responsibility is to express an opinion on the financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of operations of the Acquired Midstates Business for the year ended September 30, 1994 in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young llp

Newport Beach, California
July 27, 1996

           BUSINESS ACQUIRED FROM MIDSTATES MANAGEMENT COMPANY, INC.

                            STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1994
                                 (IN THOUSANDS)

REVENUE, including $61 from affiliates.................................. $2,474
COSTS AND EXPENSES
  Fee-based services....................................................  1,871
  Administrative........................................................    443
  Depreciation..........................................................     27
                                                                         ------
                                                                          2,341
                                                                         ------
Net income.............................................................. $  133
                                                                         ======



                            See accompanying notes.

           BUSINESS ACQUIRED FROM MIDSTATES MANAGEMENT COMPANY, INC.

                       NOTES TO STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1994

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Midstates Management Company, Inc. ("Midstates") provided retail and commercial property management, leasing and brokerage services in Illinois and Indiana. The accompanying financial statement includes only the revenue and expenses arising from the operations of Midstates related to the management, leasing and brokerage business that was acquired by Koll Management Services, Inc. in October 1994 (the "Acquired Midstates Business"). This statement is not intended to and does not reflect the results of operations of Midstates for the year presented.

  The financial information included herein may not necessarily reflect the results of operations of the Acquired Midstates Business in the future or what the results of operations of the Acquired Midstates Business would have been had it been a separate, stand-alone company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses for the period presented. Actual results could differ from those estimates.

REVENUE

  Revenue consists primarily of property management fees and leasing and brokerage commissions. Management fees are generally recognized as the services are rendered. Leasing and brokerage commissions are recognized when earned, generally upon the closing of the related transaction.

DEPRECIATION

  Depreciation is computed by using the straight-line method over estimated useful lives of the assets which range from five to seven years.

INCOME TAXES

  For federal and state purposes, Midstates elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income taxes has been included in this financial statement.

3. SIGNIFICANT CUSTOMER INFORMATION

  Five significant customers accounted for $1,927,000 (78%) of revenue during the year ended September 30, 1994. No other single customer accounted for more than 10% of revenue for the year.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Koll Real Estate Services

  We have audited the combined statements of operations of the Business Acquired from CBS Investment Realty, Inc. and Affiliates (the "Acquired CBS Business") for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Acquired CBS Business' management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Acquired CBS Business for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

Newport Beach, California
August 2, 1996

                             BUSINESS ACQUIRED FROM
                   CBS INVESTMENT REALTY, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                1994    1993
                                                               ------- -------
REVENUE
  Fee-based services.......................................... $13,609 $12,125
  Interest....................................................      15      17
  Other.......................................................     529     342
                                                               ------- -------
                                                                14,153  12,484
COSTS AND EXPENSES
  Fee-based services..........................................   7,249   6,635
  Administrative..............................................   5,663   5,768
  Interest....................................................      37      19
  Depreciation and amortization...............................     222     175
                                                               ------- -------
                                                                13,171  12,597
                                                               ------- -------
Net income (loss)............................................. $   982 $  (113)
                                                               ======= =======



                            See accompanying notes.

                            BUSINESS ACQUIRED FROM
                  CBS INVESTMENT REALTY, INC. AND AFFILIATES

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS

                    YEARS ENDED DECEMBER 31, 1994 AND 1993

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  CBS Investment Realty, Inc. and Affiliates ("CBS," formerly CBS Property Services, Inc.) includes the combined accounts of the following corporations which were under common management and control of the stockholders of CBS Investment Realty, Inc., an Arizona S corporation ("CBS-Arizona"):

  1. CBS-Arizona and its majority-owned subsidiaries:

      A. CBS Investment Realty, Inc., a Texas Corporation ("CBS-Texas"), owned 90% by CBS-Arizona and its stockholders and 10% by an unrelated individual.

      B. CBS Investment Realty of New Mexico, Inc., and Arizona S corporation ("CBS-New Mexico"), owned 95% by CBS-Arizona and its stockholders and 5% by unrelated individuals.
  2. CBS Investment Realty of California, Inc., an Arizona S corporation ("CBS-California") which is wholly-owned by the stockholders of CBS-Arizona.

  CBS provided commercial and multifamily property management, leasing, brokerage, construction management and design services in Arizona, New Mexico, California and Texas.

  The accompanying combined statements of operations include only the revenue and expenses arising from the operations of CBS related to the business that was acquired by Koll Management Services, Inc. effective January 1, 1995 (the "Acquired CBS Business"). It is not intended to and does not reflect the combined results of operations of CBS for the years presented.

  All significant intercompany balances and transactions have been eliminated in combination. The financial information included herein may not necessarily reflect the results of the operations of the Acquired CBS Business in the future or what the results of operations of the Acquired CBS Business would have been had it been a separate, stand-alone company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

  Revenue consists primarily of property and construction management fees and leasing and brokerage commissions. Management and construction fees are generally recognized as the services are rendered. Leasing and brokerage commissions are recognized when earned, generally upon the closing of the related transaction.

 Depreciation

  Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets (generally five years.) Leasehold improvements are amortized over the term of the lease or the estimated useful lives of the improvements, whichever is shorter.

                            BUSINESS ACQUIRED FROM
                  CBS INVESTMENT REALTY, INC. AND AFFILIATES

            NOTES TO COMBINED STATEMENTS OF OPERATIONS--(CONTINUED)

 Income Taxes

  For federal and state purposes, CBS Investment Realty and Affiliates have elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

3. COMMITMENTS AND CONTINGENCIES

  The Acquired CBS Business rents office facilities in buildings that it manages under several operating leases expiring through 1998. These leases contain certain provisions which allow for rental reductions or terminations of the lease contracts if the office facilities are no longer managed by the Acquired CBS Business. The Acquired CBS Business also leases equipment under operating leases that expire through March 1995. Aggregate future minimum rentals under operating leases as of December 31, 1994 are as follows:

     1995............................................................ $  391,000
     1996............................................................    349,000
     1997............................................................    319,000
     1998............................................................     86,000
                                                                      ----------
                                                                      $1,145,000
                                                                      ==========

  Rent expense was $477,000 and $484,000 for the years ended December 31, 1994 and 1993, respectively.

4. EMPLOYEE BENEFIT PLAN

  During the year ended December 31, 1992, the Acquired CBS Business implemented a defined contribution 401(k) plan for all employees who are at least 21 years of age, have completed one year of service and have worked at least 1,000 hours in a plan year. Contributions to this plan are discretionary and are determined annually by the Board of Directors and totaled $16,000 and $24,000 for the years ended December 31, 1994 and 1993, respectively.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Koll Real Estate Services

  We have audited the combined statements of operations of the Business Acquired from The Shelard Group, Inc. and Affiliate (the "Acquired Shelard Business") for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of Acquired Shelard Business' management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Acquired Shelard Business for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

Newport Beach, California
August 5, 1996

                             BUSINESS ACQUIRED FROM
                     THE SHELARD GROUP, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                    SIX MONTHS     YEAR ENDED
                                                   ENDED JUNE 30   DECEMBER 31
                                                  --------------- -------------
                                                   1995    1994    1994   1993
                                                  ------- ------- ------ ------
                                                    (UNAUDITED)
REVENUE
  Fee-based services............................. $ 4,871 $ 4,407 $8,147 $6,184
  Other revenue..................................     186     110    119     88
                                                  ------- ------- ------ ------
                                                    5,057   4,517  8,266  6,272
COSTS AND EXPENSES
  Cost of fee-based services.....................   3,030   2,662  5,198  3,913
  General and administrative.....................     731     637  1,431  1,196
  Depreciation and amortization..................      52      53    125     98
  Interest.......................................      27      15     36     17
                                                  ------- ------- ------ ------
                                                    3,840   3,367  6,790  5,224
                                                  ------- ------- ------ ------
Net income....................................... $ 1,217 $ 1,150 $1,476 $1,048
                                                  ======= ======= ====== ======


                            See accompanying notes.

                            BUSINESS ACQUIRED FROM
                     THE SHELARD GROUP, INC. AND AFFILIATE

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS

                    YEARS ENDED DECEMBER 31, 1994 AND 1993
    (INFORMATION FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1994 IS
                                  UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  The Shelard Group, Inc. and affiliate (collectively "Shelard") includes the accounts of The Shelard Group, Inc. and one of its affiliates, SCI Services, Inc. Shelard provided property management, commercial brokerage and construction management services in Minnesota. The accompanying financial statements include only the revenue and expenses arising from the operations of Shelard related to the management, commercial brokerage and construction management business that was acquired by Koll Management Services, Inc. in July 1995 (the "Acquired Shelard Business"). These statements are not intended to and do not reflect the results of operations of Shelard for the periods presented. All significant intercompany transactions have been eliminated in combination.

  The financial information included herein may not necessarily reflect the results of the operations of the Acquired Shelard Business in the future or what the results of operations of the Acquired Shelard Business would have been had it been a separate, stand-alone company.

INTERIM FINANCIAL INFORMATION

  The accompanying unaudited combined financial statements for the six months ended June 30, 1995 and 1994, have been prepared in accordance with generally accepted accounting principles and the requirements of Regulation S-X for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. Operating results for the six months ended June 30,1995 are not necessarily indicative of the results that would have been achieved for the year ended December 31, 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

REVENUE

  Revenue consists primarily of property and construction management fees and leasing and brokerage commissions. Management and construction fees are generally recognized as the services are rendered. Leasing and brokerage commissions are recognized when earned, generally upon the closing of the related transaction.

DEPRECIATION AND AMORTIZATION

  Depreciation of property and equipment was computed principally using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is completed using the straight-line method over the lease term or estimated useful lives of the improvements, whichever is shorter.

                            BUSINESS ACQUIRED FROM
                     THE SHELARD GROUP, INC. AND AFFILIATE

            NOTES TO COMBINED STATEMENTS OF OPERATIONS--(CONTINUED)


INCOME TAXES

  For federal and state purposes, Shelard has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

3. RELATED PARTY TRANSACTIONS

  Included in fee-based services revenue is revenue from affiliates totaling $709,000 and $587,000 for the years ended December 31, 1994 and 1993, respectively.

4. OPERATING LEASES

  Shelard occupies office space under two operating leases with a related party. One lease, commencing on July 15, 1994, provides for payments ranging from $78,000 to $87,000 annually and expires on June 30, 1997; the other lease provides for payments ranging from $156,000 to $178,000 annually and expires December 31, 2000. Prior to the July 1994 lease, Shelard occupied office space under an operating lease which expired in June 1994.

  Future commitments under these operating leases at December 31, 1994 were as follows:

      1995........................................................... $  324,000
      1996...........................................................    382,000
      1997...........................................................    343,000
      1998...........................................................    310,000
      1999...........................................................    311,000
      Thereafter.....................................................    311,000
                                                                      ----------
                                                                      $1,981,000
                                                                      ==========

  Rental expense was $253,000 and $251,000 for the years ended December 31, 1994 and 1993, respectively.

5. SALARY SAVINGS AND PROFIT SHARING PLAN

  Shelard established a Salary Savings and Profit Sharing Plan in 1989 under
Section 401(k) of the Internal Revenue Code in which both the company and eligible employees contribute. Shelard's contribution is 50% of employee contributions based on the first 4% of employee salary deferral. Profit sharing expense for the years ended December 31, 1994 and 1993 was $57,000 and $42,000, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ross-Dove Company, Inc.:

  We have audited the accompanying combined balance sheets of Ross-Dove Company, Inc., Dovetech, Inc., Dovemedia, Ltd. and Dove Capital, Inc. (all California corporations, collectively the "Company") as of March 13, 1995 and December 31, 1994 and 1993, and the related combined statements of operations, shareholders' equity (deficit) and cash flows for the period from January 1, 1995 to March 13, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ross-Dove Company, Inc., Dovetech, Inc., Dovemedia, Ltd. and Dove Capital, Inc. as of March 13, 1995 and December 31, 1994 and 1993, and the results of their operations and their cash flows for the period from January 1, 1995 to March 13, 1995 and the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

  As discussed more fully in Note 1 to the financial statements, on March 13, 1995, substantially all non-real estate assets and liabilities of the Company were contributed to a newly-formed limited liability company in which the Company's shareholders have an interest.

                                                 /s/ Arthur Andersen llp

San Jose, California
July 19, 1996

                    ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                     DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

                            COMBINED BALANCE SHEETS

                 MARCH 13, 1995 AND DECEMBER 31, 1994 AND 1993

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1995     1994     1993
                                                     -------  -------  -------
                       ASSETS
CURRENT ASSETS:
  Cash.............................................. $ 1,343  $    51  $   169
  Cash in trust.....................................   2,061      790    5,309
  Accounts receivable, less allowance of $35, $35
   and $25 in 1995, 1994 and 1993, respectively.....     417    1,366      976
  Accounts receivable from shareholders.............     807      807      781
  Prepaid expenses and other current assets.........     426      246      346
                                                     -------  -------  -------
    Total current assets............................   5,054    3,260    7,581
                                                     -------  -------  -------
PROPERTY AND EQUIPMENT, at cost:
  Buildings and improvements........................   6,531    6,532    3,169
  Equipment and vehicles............................   1,140    1,119      892
                                                     -------  -------  -------
                                                       7,671    7,651    4,061
  Less--Accumulated depreciation....................  (1,262)  (1,184)    (818)
                                                     -------  -------  -------
                                                       6,409    6,467    3,243
                                                     -------  -------  -------
    Total assets.................................... $11,463  $ 9,727  $10,824
                                                     =======  =======  =======
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Due to Koll-Dove Global Disposition Services LLC.. $ 2,000  $   --   $   --
  Bank overdraft....................................     --       141      920
  Notes payable and lines of credit.................   2,914    2,978      500
  Current portion of long-term debt.................     266      266      125
  Accounts payable..................................   1,966    2,534      974
  Accrued liabilities...............................   1,098      835      598
  Income taxes payable..............................     --       --        27
  Trust account liability...........................   2,039      654    3,575
                                                     -------  -------  -------
    Total current liabilities.......................  10,283    7,408    6,719
                                                     -------  -------  -------
DEFERRED INTEREST...................................     123      123      130
                                                     -------  -------  -------
LONG-TERM DEBT, net of current portion..............   4,779    4,812    1,930
                                                     -------  -------  -------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY (DEFICIT):
  Ross-Dove Company, Inc. common stock, no par
   value, Authorized--100,000 shares, Outstanding--
   90,738 shares in 1995 and 1994 and 100,000 shares
   in 1993..........................................      59       59       65
  Dovetech, Inc. common stock, no par value,
   Authorized--100,000 shares, Outstanding--300
   shares...........................................      30       30       30
  Dovemedia, Ltd. common stock, no par value,
   Authorized--100,000 shares, Outstanding--45,000
   shares...........................................      45       45       45
  Dove Capital, Inc. common stock, no par value,
   Authorized--50,000 shares, Outstanding--50,000
   shares...........................................       5        5      --
  Retained earnings (deficit).......................  (3,861)  (2,755)   1,905
                                                     -------  -------  -------
                                                      (3,722)  (2,616)   2,045
                                                     -------  -------  -------
    Total liabilities and shareholders' equity
     (deficit)...................................... $11,463  $ 9,727  $10,824
                                                     =======  =======  =======

    The accompanying notes are an integral part of these combined financial statements.

                    ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                     DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

             FOR THE PERIOD FROM JANUARY 1, 1995 TO MARCH 13, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                     1995      1994      1993
                                                    -------  --------  --------
GROSS PROCEEDS FROM AUCTIONS:
  High-tech........................................ $ 8,287  $ 56,866  $ 46,150
  Loans and real estate............................   2,352   498,152   809,198
                                                    -------  --------  --------
                                                    $10,639  $555,018  $855,348
                                                    =======  ========  ========
REVENUES (Note 2):
  Auctions of consigned merchandise................ $ 1,430  $ 14,849  $ 15,685
  Auctions of purchased merchandise................     127     1,359       257
  Appraisal and other services.....................     255       981       640
                                                    -------  --------  --------
      Total revenues...............................   1,812    17,189    16,582
                                                    -------  --------  --------
OPERATING EXPENSES:
  Auction costs:
    Consigned merchandise-related..................     689     7,586     6,857
    Purchased merchandise-related..................      80     1,263       198
  Shareholders' compensation.......................      83       664       460
  General and administrative expenses..............   1,937    10,276     7,793
                                                    -------  --------  --------
      Total operating expenses.....................   2,789    19,789    15,308
                                                    -------  --------  --------
      Income (loss) from operations before unusual
       item........................................    (977)   (2,600)    1,274
UNUSUAL ITEM--loss on IBM product auction..........     --     (1,240)      --
                                                    -------  --------  --------
      Income (loss) from operations................    (977)   (3,840)    1,274
                                                    -------  --------  --------
OTHER EXPENSES:
  Interest expense, net............................     129       404       200
  Other (income) expense...........................     --        (11)      --
                                                    -------  --------  --------
      Total other expenses.........................     129       393       200
                                                    -------  --------  --------
  Income (loss) before provision or state income
   taxes...........................................  (1,106)   (4,233)    1,074
PROVISION FOR STATE INCOME TAXES...................     --        --         27
                                                    -------  --------  --------
NET INCOME (LOSS).................................. $(1,106) $ (4,233) $  1,047
                                                    =======  ========  ========


    The accompanying notes are an integral part of these combined financial statements.

                    ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                     DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

             COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

             FOR THE PERIOD FROM JANUARY 1, 1995 TO MARCH 13, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1993

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                COMMON STOCK
                          ---------------------------------------------------------
                            ROSS-DOVE       DOVETECH,    DOVEMEDIA,   DOVE CAPITAL,
                          COMPANY, INC.       INC.          LTD.          INC.      RETAINED
                          --------------- ------------- ------------- ------------- EARNINGS
                          SHARES   AMOUNT SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT (DEFICIT)  TOTAL
                          -------  ------ ------ ------ ------ ------ ------ ------ --------- -------
BALANCE, DECEMBER 31,
 1992...................  100,000   $65    300    $30   45,000  $45      --  $ --    $   858  $   998
 Income for the year....      --    --     --     --       --   --       --    --      1,047    1,047
                          -------   ---    ---    ---   ------  ---   ------ -----   -------  -------
BALANCE, DECEMBER 31,
 1993...................  100,000    65    300     30   45,000   45      --    --      1,905    2,045
 Issuance of common
  stock at $.10 per
  share.................      --    --     --     --       --   --    50,000     5       --         5
 Repurchase of common
  stock.................   (9,262)   (6)   --     --       --   --       --    --       (427)    (433)
 Loss for the year......      --    --     --     --       --   --       --    --     (4,233)  (4,233)
                          -------   ---    ---    ---   ------  ---   ------ -----   -------  -------
BALANCE, DECEMBER 31,
 1994...................   90,738    59    300     30   45,000   45   50,000     5    (2,755)  (2,616)
 Loss for the period....      --    --     --     --       --   --       --    --     (1,106)  (1,106)
                          -------   ---    ---    ---   ------  ---   ------ -----   -------  -------
BALANCE, MARCH 13,
 1995...................   90,738   $59    300    $30   45,000  $45   50,000 $   5   $(3,861) $(3,722)
                          =======   ===    ===    ===   ======  ===   ====== =====   =======  =======



    The accompanying notes are an integral part of these combined financial statements.

                    ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                     DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

             FOR THE PERIOD FROM JANUARY 1, 1995 TO MARCH 13, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1995     1994     1993
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).................................. $(1,106) $(4,233) $ 1,047
 Adjustments to reconcile net income to net cash
  provided by (used for) operating activities:
 Depreciation expense...............................      78      336      246
 Gain on exchange of property, plant and
  equipment.........................................     --       (12)     --
 Changes in assets and liabilities:
  (Increase) decrease in cash in trust..............  (1,271)   4,519   (4,370)
  Decrease (increase) in accounts receivable........     949     (390)   1,027
  (Increase) decrease in prepaid expenses and other
   current assets...................................    (180)     100     (167)
  Increase (decrease) in trust account liability....   1,385   (2,921)   2,783
  (Decrease) increase in accounts payable...........    (568)   1,560     (663)
  Increase in accrued liabilities...................     263      237      379
  Decrease in income taxes payable..................     --       (27)    (146)
  Decrease in deferred interest.....................     --        (7)      (7)
                                                     -------  -------  -------
   Net cash provided by (used for) operating
    activities......................................    (450)    (838)     129
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment................     (20)  (3,599)    (204)
                                                     -------  -------  -------
   Net cash used for investing activities...........     (20)  (3,599)    (204)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net cash repaid under lines of credit..............     (64)    (500)    (350)
 Repayments of notes payable and long-term debt.....     (33)  (6,732)    (123)
 Proceeds from borrowings of notes and long-term
  debt..............................................     --    12,414      --
 Loans to shareholders, net of repayments...........     --       (89)    (447)
 Proceeds from issuance of common stock.............     --         5      --
 Investment by Koll Management Services, Inc........   2,000      --       --
                                                     -------  -------  -------
   Net cash provided by (used for) financing
    activities......................................   1,903    5,098     (920)
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH.....................   1,433      661     (995)
CASH, beginning of year.............................     (90)    (751)     244
                                                     -------  -------  -------
CASH, end of year................................... $ 1,343  $   (90) $  (751)
                                                     =======  =======  =======
CASH................................................ $ 1,343  $    51  $   169
BANK OVERDRAFT......................................     --      (141)    (920)
                                                     -------  -------  -------
                                                     $ 1,343  $   (90) $  (751)
                                                     =======  =======  =======
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Fair value of equipment exchange................... $   --   $    20  $   --
 Offset of shareholder loan on stock repurchase.....     --       107      --
 Note issued for stock repurchase...................     --       326      --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest............................. $   181  $   414  $   253
 Cash paid for income taxes.........................     --         2      161

    The accompanying notes are an integral part of these combined financial statements.

                   ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                    DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                MARCH 13, 1995

1. BASIS OF PRESENTATION, ORGANIZATION AND BUSINESS:

BACKGROUND

  The accompanying financial statements combine the accounts of Ross-Dove Company, Inc. (Ross-Dove), Dovetech, Inc. ("Dovetech"), Dovemedia, Ltd. ("Dovemedia") and Dove Capital, Inc. ("Dovecapital") (collectively the "Company") for all periods presented. All significant intercompany transactions between Ross-Dove, Dovetech, Dovemedia and Dovecapital have been eliminated.

  All references to the period ended March 13, 1995 refer to the period from January 1, 1995 to March 13, 1995. The results for this period are not necessarily indicative of a full-year's results.

  Ross-Dove was incorporated on January 25, 1985. Its principal line of business is conducting auctions. Subsequent to March 13, 1995, Ross-Dove changed its name to The Dove Holdings Corporation (Dove Holdings).

  Dovetech was incorporated on February 6, 1992. On November 24, 1992, all of the assets, liabilities and obligations of the appraisal business of Ross-Dove totaling net assets of $30,000 were transferred to Dovetech in exchange for the issuance of 300 shares of common stock. On November 25, 1992, Dove Holdings distributed as a dividend all of these shares of Dovetech common stock on a pro rata basis to the shareholders of Ross-Dove common stock. Its principal line of business is the provision of asset appraisal services.

 Dovemedia was also incorporated on February 6, 1992 and is owned by the same shareholders as the entities referred to above. Its principal line of business is providing advertising services to Ross-Dove, the revenue from which totalled $350,000 in 1995, $3,847,000 in 1994 and $2,665,000 in 1993 and is
eliminated in combination.

  Dovecapital was incorporated on April 15, 1994 and is owned by the same shareholders as Ross-Dove. Dovecapital specializes in asset pricing and disposition strategies.

  On November 23, 1995, Dovemedia and Dovecapital were merged into Dove
Holdings.

FORMATION OF KOLL-DOVE GLOBAL DISPOSITION SERVICES LLC

  In March 1995, the Company entered into a series of agreements with Koll Management Services, Inc. (Koll), a real estate services company headquartered in Newport Beach, California, including:

    (1) the formation of a limited liability company, Koll-Dove Global Disposition Services LLC (Koll-Dove), to which substantially all of the Company's non-real estate assets and related liabilities, excluding the receivables from shareholders, were contributed,

    (2) the contribution by Koll of $5 million to Koll-Dove in exchange for a 50 percent ownership interest (subsequently increased to 50.1 percent); Koll made a $2 million payment to the Company in March, 1995 which was subsequently remitted to Koll-Dove and an additional $3 million payment was made to Koll Dove during 1995,

    (3) the execution of employment agreements and buy/sell agreements by the Company's shareholders.

                   ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                    DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The following amounts are included in the accompanying financial statements, but are related to assets and liabilities not contributed to Koll-Dove:

                                                          AS OF
                                           -----------------------------------
                                           MARCH 13, DECEMBER 31, DECEMBER 31,
                                             1995        1994         1993
                                           --------- ------------ ------------
      Property & equipment, net...........  $6,418      $6,418       $3,168
      Amounts receivable from
       shareholders.......................     807         807          781
      Security deposits...................      21          17           13
      Long-term debt......................   4,521       4,740        2,020
      Deferred interest...................     123         123          130

                                                  FOR THE YEAR/PERIOD ENDED
                                             -----------------------------------
                                             MARCH 13, DECEMBER 31, DECEMBER 31,
                                               1995        1994         1993
                                             --------- ------------ ------------
      Rental income.........................   $  80      $ 195         $ 67
      Depreciation expense..................    (107)      (180)         (47)
      Interest expense......................    (202)      (381)         (58)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

  The Company's commission income from auctions is recognized upon completion of the related auction and when there are no significant uncertainties as to ultimate collection of auction proceeds. Revenues from appraisal and advertising services are recognized when the services are performed. Costs related to appraisal services are included within general and administrative expenses in the accompanying combined statements of operations. Reimbursements of expenses incurred by the Company in connection with auctions represented approximately $324,000, $3.9 and $5.5 million of total revenues during the period ended March 13, 1995 and the years ended December 31, 1994 and 1993, respectively.

  Revenues from significant customers were as follows:

                                                                  1995  1994  1993
                                                                  ----  ----  ----
      Customer A.................................................   4%   --    16%
      Customer B.................................................   7%    1%   12%
      Customer C.................................................  --     4%   11%
      Customer D.................................................  56%   16%    9%

  Customer A is a government agency.

DEPRECIATION

  Depreciation is provided over the estimated useful lives of the assets using the straight-line method. These useful lives range from three to five years for equipment and vehicles and three to 31.5 years for buildings and improvements.

CASH IN TRUST

  The Company generally collects the gross proceeds of an auction on behalf of the selling parties and holds such proceeds in a trust account until the final settlement date of the auction. Such amounts held at year-end are shown as cash in trust in the accompanying combined balance sheets. Cash in trust is excluded from cash for purposes of the combined statements of cash flows.

                   ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                    DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The portion of the proceeds that must be remitted to the owner of the goods that were sold during an auction is reflected as a trust account liability in the accompanying combined balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed from the trust account.

LEASES

  Leases for which the Company assumes substantially all property rights and risks of ownership are considered capital leases and are capitalized as property and equipment. The related obligation is shown in debt as capital lease obligations. All other leases are considered operating leases and rental payments are charged to expense as incurred.

INCOME TAXES

  As the Company's tax filing status is that of an S corporation, taxable income or loss is generally passed through to the individual shareholders of the Company for tax reporting purposes. Through December 31, 1993, the Company was subject to a 2 1/2% California state income tax on its taxable earnings. Effective January 1, 1994, the rate was reduced to 1 1/2% of taxable income.

  The benefit relating to the 1994 and 1995 net operating losses has been fully reserved, under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

RECLASSIFICATIONS

  Certain 1993 amounts have been reclassified to conform to the current year presentation.

3. NOTES PAYABLE AND LINES OF CREDIT:

  At March 13, 1995 and December 31, 1994, the Company had a note payable to a financial institution with an outstanding balance of $2,603,000. This note bore interest at the prime rate (as announced by the N.Y. Clearinghouse Association) plus 1.5% and was paid during 1995. This note was secured by personal guarantees of the shareholders.

  At March 13, 1995 and December 31, 1994, the Company had an installment note payable to a bank with an outstanding balance of $318,333 and $375,000, respectively. This note bore interest at the bank's base rate plus .5% and matured on June 30, 1995.

  At December 31, 1993, the Company had two lines of credit with a bank. One line of credit had a maximum facility of $2,500,000 and the other had a maximum facility of $500,000. There was $500,000 outstanding under these facilities at December 31, 1993. These lines of credit expired in 1994.

                   ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                    DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. LONG-TERM DEBT:

  As of March 13, 1995 and December 31, 1994 and 1993, long-term debt consisted of the following (in thousands):

                                                           1995   1994   1993
                                                          ------ ------ ------
      Term note payable to a bank, secured by certain
       real property and personal guarantees by the
       Company's two shareholders, interest at 10.31% per
       annum, principal and interest due in equal monthly
       installments of $10 through 1999.................. $  451 $  457 $  526
      Mortgage loan, secured by a deed of trust and
       personally guaranteed by a shareholder, interest
       at 10% per annum, principal and interest due in
       monthly installments of $12 through February
       2011..............................................  1,183  1,188  1,212
      Mortgage loan, guaranteed by a shareholder,
       interest at 10% per annum, principal and interest
       due in equal monthly installments of $4 through
       February 2003.....................................    261    263    281
      Mortgage loan, guaranteed by a deed of trust,
       interest at 8.67% per annum, principal and
       interest due in monthly installments of $19
       through January 2004..............................  1,840  1,852    --
      Mortgage loan, guaranteed by a deed of trust,
       interest at 6.94% per annum, principal and
       interest due in monthly installments of $8 through
       March 2014........................................    974    979    --
      Term note payable to a related party (see Note 5),
       interest at 6.25% per annum, principal and
       interest due in monthly installments of $4 through
       August 2003.......................................    314    317    --
      Capital lease obligations..........................     22     22     36
                                                          ------ ------ ------
                                                           5,045  5,078  2,055
      Less-current portion...............................  (266)  (266)  (125)
                                                          ------ ------ ------
      Long-term portion.................................. $4,779 $4,812 $1,930
                                                          ====== ====== ======

  Future maturities of long-term debt as of March 13, 1995 are as follows (in thousands):

      YEAR ENDED
      DECEMBER 31,
      ------------
      1995.............................................................. $  233
      1996..............................................................    273
      1997..............................................................    296
      1998..............................................................    316
      1999..............................................................    332
      Thereafter........................................................  3,595
                                                                         ------
        Total...........................................................  5,045
      Less--Current portion.............................................   (266)
                                                                         ------
      Long-term portion................................................. $4,779
                                                                         ======

                   ROSS-DOVE COMPANY, INC., DOVETECH, INC.,
                    DOVEMEDIA, LTD. AND DOVE CAPITAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


5. STOCK REPURCHASE:

  On July 31, 1994, Ross-Dove and two of its shareholders purchased all of the outstanding shares of a third shareholder. The Company purchased 9,262 shares in exchange for a term note of $326,000 and offset of indebtedness from the shareholder of $107,000. The two shareholders purchased the remaining shares (12,036 shares each).

  Concurrent with this agreement, the two shareholders also purchased the outstanding shares of Dovetech and Dovemedia from the third shareholder. In consideration for these and the Dove Holdings shares purchased, the two shareholders each entered into a private annuity contract with the selling shareholder.

6. PROFIT-SHARING PLAN:

  Effective June 1, 1985, the Company adopted a 401(k) profit sharing plan (the "Plan") for the benefit of its employees. Profit sharing contributions to the Plan are made at the discretion of the Company and members of the Plan may make voluntary contributions. In addition, effective January 1, 1992, the Company began matching employee contributions. The Company's contributions for the period ended March 13, 1995 and the years ended December 31, 1994 and 1993 were approximately $0, $150,000 and $110,000 respectively, and are included in general and administrative expenses in the accompanying combined statements of operations.

  In January 1995, the Company amended the Plan to provide for participant directed investments and to discontinue matching of employee contributions. Koll-Dove assumed the rights and obligations of the Plan pursuant to the formation of Koll-Dove as discussed in Note 1.

7. COMMITMENTS AND CONTINGENCIES:

  The Company is involved in certain legal matters, all of which in the opinion of management are normal business matters that will not result in a material adverse effect on the financial position or results of operations of the Company.

  Effective May 31, 1996, the Company agreed to settle litigation which alleged certain claims arising from an appraisal performed. The settlement resolved prior litigation which initially ruled in the Company's favor but was reversed on appeal. The $1 million settlement is due in installments commencing June 1, 1996 to October 1, 1997.

  The Company leases office space and telephone equipment under operating leases. Rental expense under these leases was $103,000 in 1995, $281,000 in 1994 and $130,000 in 1993. These operating leases are noncancellable and have minimum lease payment requirements of $198,000 in 1995, $133,000 in 1996, $96,000 in 1997 and $8,000 in 1998.

8. UNUSUAL ITEM--LOSS ON IBM PRODUCT AUCTION:

  In July 1994, the Company recognized a loss of approximately $1.2 million on revenues of approximately $7.3 million related to an auction of IBM products. This auction was unusual due to the size of the auction and the infrequent nature of purchased merchandise auctions. The Company intends to limit the size and frequency of future purchased merchandise auctions.

                              [Inside Back Cover]

                                 [Client List]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................  10
The Company..............................................................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial and Operating Data.......................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  28
Management...............................................................  42
Principal and Selling Stockholders.......................................  50
Description of Capital Stock.............................................  52
Certain Transactions.....................................................  53
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  58
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  60
Index to Financial Statements............................................ F-1

                                ---------------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                       SHARES

                                     LOGO

                           KOLL REAL ESTATE SERVICES

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.
                           BT SECURITIES CORPORATION

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               Graphics Appendix

Inside Front Cover Foldout:

Photo 1:  Exterior view of office park in Irvine, California.
Photo 2:  Exterior view of facility in Findlay, Ohio.
Photo 3:  Exterior view of office building in Boston, Massachusetts.
Photo 4: Exterior view of industrial building in the Seattle, Washington area. Photo 5: Exterior view of a retail center in La Jolla, California.
Photo 6:  Exterior view of an office park in Minneapolis, Minnesota.

Map 1: Map of United States showing location of principal offices by region and square feet managed by region.

Map 2:   Insert map of Hawaii indicating location of office.

Map 3: Insert map of China, Japan and Indonesia showing location of offices and square feet managed.

Page 6: Pie chart showing property management of the top 10 and top 50 property managers of the total U.S. commercial real estate market.

Page 29: Pie chart showing property management of the top 10 and top 50 property managers of the total U.S. commercial real estate market.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission and the filing fee for the National Association of Securities Dealers, Inc.

       ITEM                                                            AMOUNT
       ----                                                           ---------
   SEC registration fee.............................................. $  29,742
   NASD filing fee...................................................     9,125
   Nasdaq listing fee................................................     *
   Blue Sky fees and expenses........................................     *
   Printing and engraving expense....................................     *
   Legal fees and expenses...........................................     *
   Officers and directors insurance..................................     *
   Accounting fees and expenses......................................     *
   Transfer agent and registrar fees.................................     *
   Miscellaneous.....................................................     *
                                                                      ---------
     Total........................................................... $   *
                                                                      =========

- --------
*  To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Koll Real Estate Services ("KRES") is a Delaware corporation. Article VI of KRES's Bylaws provides that KRES may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

  Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

  Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  Article IX of KRES's Certificate of Incorporation currently provides that each director shall not be personally liable to KRES or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to KRES or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

  Reference is made to the Form of Purchase Agreement (to be filed as Exhibit
1.1 to this Registration Statement) which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of KRES signing the Registration Statement and certain controlling persons of KRES against certain liabilities, including those arising under the Securities Act.

  KRES intends to carry directors' and officers' liability insurance covering its directors and officers.

  Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the formation of KRES on November 23, 1994, KRES issued 2,522,352 shares of Common Stock, $.01 par value per share ("Common Stock"), of KRES to Equity Partners for an aggregate purchase price of $25,223,520 in cash, or $10.00 per share and 2,522,352 shares of Common Stock to KHC in exchange for 1,576,470 shares of common stock of Koll Management Services, Inc. valued at $25,223,520. These issuances of Common Stock were made by private placement in reliance on the exemption from the registration provisions of the Securities Act provided for in Section 4(2) of the Securities Act.

  On October 1, 1995, KRES sold an aggregate of 248,650 shares of Common Stock to certain members of management of the Company for an aggregate purchase price of $2,486,500, or $10.00 per share. An aggregate of $1,252,100 of such purchase price was paid in cash and $1,234,400 was paid in the form of full recourse secured promissory notes. These sales of Common Stock were made by private placement in reliance on the exemption from the registration provisions of the Securities Act in reliance on Rule 701 promulgated under the Securities Act.

  On February 14, 1996, KRES sold 10,000 shares of Common Stock to a member of management of the Company for a purchase price of $120,000, or $12.00 per share, of which $60,000 was paid in cash and $60,000 was paid in the form of a full recourse secured promissory note. This sale of Common Stock was made by private placement in reliance on the exemption from the registration provisions of the Securities Act in reliance on Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1.1++   Form of Underwriting Agreement.
  2.1**** Agreement and Plan of Merger, dated as of July 26, 1994, by and among
          Koll Management Services, Inc., KMS Holding Corporation and KMS
          Acquisition Corporation.
  2.2**** Exchange Agreement, dated July 26, 1994, by and among KMS Holding
          Corporation, FS Equity Partners III, L.P., FS Equity Partners
          International, L.P., The Koll Company, Ray Wirta and William S.
          Rothe.
  3.1++   Restated Certificate of Incorporation of the Registrant.
  3.2++   Bylaws of the Registrant, as amended and currently in effect.
  5.1++++ Opinion of Riordan & McKinzie, a Professional Law Corporation
          regarding the validity of the issuance of the securities registered hereunder.
 10.1++   Credit Agreement, dated as of November 23, 1994, by and among Koll
          Management Services, Inc., Berliner Handels-Und Frankfurter Bank and
          Bankers Trust Company.
 10.2++   First Amendment to Credit Agreement, dated as of January 16, 1995, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.3++   Second Amendment to Credit Agreement, dated as of January 12, 1996, by and among Koll Management Services, Inc., BHF-Bank
          Aktiengesellschaft (formerly Berliner Handels-Und Frankfurter Bank)
          and Bankers Trust Company.
 10.4++   Third Amendment and Waiver, dated as of January 12, 1996, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.5++   Fourth Amendment to Credit Agreement, dated as of August 14, 1996, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.6++   Pledge Agreement, dated as of November 23, 1994, by and between Koll
          Management Services, Inc. and Bankers Trust Company.
 10.7++   Pledge Agreement, dated as of November 23, 1994, by and between KMS
          Holding Corporation and Bankers Trust Company.
 10.8++   Registration Rights Agreement, dated as of November 23, 1994, by and between KMS Holding Corporation, FS Equity Partners III, L.P. and FS
          Equity Partners International, L.P.
 10.9++   First Amendment to Registration Rights Agreement, dated October 18,
          1995, by and among KMS Holding Corporation, FS Equity Partners III,
          L.P., and FS Equity Partners International, L.P.
 10.10++  Second Amendment to Registration Rights Agreement, dated as of April
          1, 1996, by and among KMS Holding Corporation, FS Equity Partners
          III, L.P. and FS Equity Partners International, L.P.
 10.11++  Registration Rights Agreement, dated as of November 23, 1994, by and between KMS Holding Corporation and The Koll Holding Company.
 10.12++  First Amendment to Registration Rights Agreement, dated October 18,
          1995, by and among KMS Holding Corporation and The Koll Holding
          Company.
 10.13++  Registration Rights Agreement, dated October 18, 1995, by and among
          KMS Holding Corporation and AP KMS Partners, L.P.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.14++   First Amendment to Registration Rights Agreement, dated as of April
           1, 1996, by and among KMS Holding Corporation and AP KMS Partners,
           L.P.
 10.15++   Second Amended and Restated Stockholders Agreement, dated as of
           March 29, 1996, by and among KMS Holding Corporation, FS Equity
           Partners III, L.P., FS Equity Partners International, L.P., The Koll
           Holding Company, The Koll Company and AP KMS Partners, L.P.
 10.16++++ Form of Third Amended and Restated Stockholders Agreement by and
           among KMS Holding Corporation, FS Equity Partners III, L.P., FS
           Equity Partners International, L.P., The Koll Holding Company, The
           Koll Company and AP KMS Partners, L.P.
 10.17***  Management Services Agreement, effective as of April 1, 1993, by and between the Koll Management Services, Inc. and The Koll Company.
 10.18*    Business Opportunities Agreement, dated as of April 1, 1991, by and among the Koll Management Services, Inc., The Koll Company and
           certain other parties.
 10.19++   License Agreement, dated as of November 23, 1994, by and between The
           Koll Company and Koll Management Services, Inc.
 10.20++   Form of Lease, dated April 13, 1995, between Koll Management
           Services, Inc. and Koll Center Newport Number 14.
 10.21++   Form of Lease, dated October 2, 1995, between Koll Management
           Services, Inc. and Koll Center Newport Number 14.
 10.22++   Amendment Number 1, dated June 6, 1996, to the Office Building Lease dated October 2, 1995.
 10.23++   Lease Guaranty, dated as of November 15, 1994, by Koll Management
           Services, Inc. for the benefit of Koll Corporate Associates and
           Aetna Life Insurance Company.
 10.24*    The Koll Company 401(k) Plus Plan and Trust.
 10.25++   Form of Indemnity Agreement.
 10.26++   Employment Agreement by and between Koll Management Services, Inc.
           and Richard G. Wollack.
 10.27++   Employment Agreement by and between Koll Management Services, Inc.
           and Richard S. Abraham.
 10.28++   Amended 1994 Employee Stock Subscription Plan.
 10.29++   Amended 1994 Nonqualified Performance Stock Option Plan.
 10.30++   Amended and Restated Option Agreement, dated November 23, 1994, by and among The Koll Company, The Koll Holding Company, William S.
           Rothe, KMS Holding Corporation and Ray Wirta.
 10.31++   Amended and Restated Option Agreement, dated as of November 23,
           1994, by and among The Koll Company, The Koll Holding Company, Ray
           Wirta and Koll Management Services, Inc.
 10.32++   Noncompetition and Confidentiality Agreement, dated April 1, 1996, by and among KMS Holding Corporation, FS Equity Partners III, L.P.,
           FS Equity Partners International, L.P. and Donald M. Koll.
 10.33++   Noncompetition and Confidentiality Agreement, dated April 1, 1996, by and among KMS Holding Corporation, AP KMS Partners, L.P. and
           Donald M. Koll.
 10.34**   Agreement of General Partnership of Koll/CC&F Management Services,
           dated as of December 12, 1991, by and between Koll Management
           Services, Inc. and CC&F Management Co., Inc.
 10.35++   First Amendment to Agreement of General Partnership of Koll/CC&F
           Management Services, dated November 1, 1993, by and between Koll
           Management Services, Inc. and CC&F Asset Management Co., Inc.
           Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.36++ Stock Purchase Agreement, dated as of March 31, 1993, by and among
         Daniel M. Ardell and David B. Ardell, as Trustee of the David Barclay
         Ardell and Cynthia Sieling Ardell Family Trust, dated January 18,
         1985, Koll Management Services, Inc. and D.A. Management, Inc. Certain
         portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.37++ Stock Purchase Agreement, dated as of January 28, 1994, by and among
         John A. Bonutto, Harold C. Hofer, John A. Bonutto and Teresa L.
         Bonutto, as Trustees of the J&T Bonutto Revocable Trust u/d/t dated
         October 12, 1990, and Harold C. Hofer and Lisa Anne Hofer, as Trustees
         of the H&L Hofer Revocable Trust u/d/t dated March 1, 1990, Koll
         Partnerships I, Inc., Interstar Management, Inc. and Bonutto-Hofer
         Investments. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.38++ Asset Purchase Agreement of Certain General Partnership Interests,
         dated as of May 10, 1994, by and among Koll Partnerships II, Inc. and
         Dover Retail Properties, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of
         1933, as amended.
 10.39++ First Amendment to Asset Purchase Agreement of Certain General
         Partnership Interests, dated as of May 10, 1994, by and between Koll
         Partnerships II, Inc. and Dover Retail Properties, Inc.
 10.40++ Asset Purchase Agreement, dated as of September 14, 1994, by and among
         Steven M. Pagnotta and David A. Petersen, Koll Management Services,
         Inc. and Midstates Management Co., Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form
         S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities
         Act of 1933, as amended.
 10.41++ Stock and Asset Purchase Agreement, dated as of March 4, 1995, by and among Bradley C. Burgess, James W. Schlesing, J. Robert White, Jr.,
         CBS Investment Realty of California, Inc., Koll Management Services,
         Inc., CBS Investment Realty of New Mexico, Inc. and CBS Investment
         Realty, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.42++ First Amendment to Stock and Asset Purchase Agreement and Mutual
         Release, dated as of May 1, 1996, by and among Bradley C. Burgess,
         James W. Schlesing, J. Robert White, Jr., CBS Investment Realty of
         California, Inc. and Koll Management Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.43++ Asset Purchase Agreement, dated as of March 24, 1995, by and among
         Richard G. Wollack, Brent Donaldson, Koll Management Services, Inc.
         and Liquidity Financial Group, L.P. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of
         1933, as amended.
 10.44++ Asset Purchase Agreement, dated as of June 30, 1995, by and between
         The Shelard Group, Inc. and SCI Services, Inc. and Koll Management
         Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 10.45++  Amendment to Asset Purchase Agreement and Agreement for Construction
          Management Services, dated as of August 5, 1995, by and between Koll
          Management Services, Inc. and SCI Services, Inc.
 10.46++  Operating Agreement for Koll-Dove Global Disposition Services, LLC,
          dated as of March 13, 1995, by and among Ross-Dove Company, Inc.,
          Dovemedia Ltd., Dove Capital Corporation and Koll Management
          Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
          Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.47++  Koll-Dove Global Disposition Services, LLC Contribution Agreement,
          dated as of March 9, 1995, by among Ross-Dove Company, Inc.,
          Dovetech, Inc., Dovemedia, Ltd., Dove Capital Corporation, Ross Dove,
          Kirk Dove and Koll Management Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form
          S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities
          Act of 1933, as amended.
 10.48++  Buy/Sell Agreement, dated as of March 13, 1995, by and among Koll-
          Dove Global Disposition Services, LLC, Ross-Dove Company, Inc. and
          Dove Capital Corporation. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 11++     Statement Re: Computation of Per Share Earnings.
 21++     List of Subsidiaries of the Registrant.
 23.1++++ Consent of Riordan & McKinzie (contained in Exhibit 5.1).
 23.2++   Consent of Ernst & Young LLP.
 23.3++   Consent of Ernst & Young LLP.
 23.4++   Consent of Arthur Andersen LLP.
 24.1++   Powers of Attorney (included on the signature page).
 27.1++   Financial Data Schedule.

- --------
   * Filed an exhibit to the Koll Management Services, Inc.'s Registration Statement on Form S-1 (Registration No. 33-40948) on May 31, 1991 and incorporated herein by reference.
  ** Filed as an exhibit to Koll Management Services, Inc.'s Form 8-K dated
     January 1, 1992 and incorporated herein by reference.
 *** Filed as an exhibit to Koll Management Services, Inc.'s Annual Report on
     Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference.
**** Filed as an exhibit to Koll Management Services, Inc.'s Schedule 13E-3 filed August 18, 1994 and incorporated herein by reference.
  ++ Filed herewith.
++++ To be filed by amendment.

(b) Financial Statement Schedules

Report of Independent Auditors
Schedule I--Condensed Financial Information of Registrant
            Condensed Balance Sheets--March 31, 1996 and 1995
            Condensed Statements of Income--year ended March 31, 1996 and four months ended March 31, 1995
            Condensed Statements of Cash Flows--year ended March 31, 1996 and four months ended  March 31, 1995
            Notes to Condensed Financial Statements
Schedule II--Valuation and Qualifying Accounts--year ended March 31, 1996, four months ended March 31, 1995, eight months ended November 30, 1994 and year ended March 31, 1994

  Other schedules are not included because the required information is not present or is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described in Item 14 above, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEWPORT BEACH, STATE OF CALIFORNIA, ON THE 16TH DAY OF AUGUST 1996.

                                          KOLL REAL ESTATE SERVICES

                                                   /s/ Raymond E. Wirta
                                          By: _________________________________
                                                     RAYMOND E. WIRTA
                                                  CHIEF EXECUTIVE OFFICER


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond E. Wirta and William S. Rothe, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Donald M. Koll            Chairman and            August 16, 1996
- -------------------------------------   Director
           DONALD M. KOLL

        /s/ Raymond E. Wirta           Chief Executive         August 16, 1996
- -------------------------------------   Officer and
          RAYMOND E. WIRTA              Director (Principal
                                        Executive Officer)

      /s/ William S. Rothe, Jr.        President               August 16, 1996
- -------------------------------------
        WILLIAM S. ROTHE, JR.

         /s/ Gary W. Nielson           Senior Vice             August 16, 1996
- -------------------------------------   President, Finance
           GARY W. NIELSON              (Principal
                                        Financial Officer)

              SIGNATURE                         TITLE                DATE

       /s/ Michelle T. Tiffany          Chief Accounting       August 16, 1996
- -------------------------------------    Officer
         MICHELLE T. TIFFANY

       /s/ Bradford M. Freeman          Director               August 16, 1996
- -------------------------------------
         BRADFORD M. FREEMAN

          /s/ Jon D. Ralph              Director               August 16, 1996
- -------------------------------------
            JON D. RALPH

        /s/ W. Edward Scheetz           Director               August 16, 1996
- -------------------------------------
          W. EDWARD SCHEETZ

      /s/ J. Frederick Simmons          Director               August 16, 1996
- -------------------------------------
        J. FREDERICK SIMMONS

        /s/ Ronald P. Spogli            Director               August 16, 1996
- -------------------------------------
          RONALD P. SPOGLI

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
Koll Real Estate Services

  We have audited the consolidated financial statements of Koll Real Estate Services as of March 31, 1996 and 1995, and for each of the periods presented in the three years ended March 31, 1996 and have issued our report thereon
dated August 16, 1996, except Note 10, as to which the date is       , 1996,
included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                      Ernst & Young LLP

Newport Beach, California
August 16, 1996, except Note 2 to
Schedule I, as to which the date is
      , 1996

  The foregoing report is in the form that will be signed upon completion of the stock split described in Note 2 to Schedule I.

                                                  /s/ Ernst & Young LLP

Newport Beach, California
August 16, 1996

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KOLL REAL ESTATE SERVICES

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  MARCH 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
Assets
  Prepaid expenses and other current assets................... $    24  $    77
  Investment in subsidiary....................................  35,902   33,731
  Other assets................................................     235      284
                                                               -------  -------
                                                               $36,161  $34,092
                                                               =======  =======
Liabilities and stockholders' equity
  Current liabilities......................................... $   916  $ 1,107
Stockholders' equity
  Common stock................................................      53       53
  Other stockholders' equity..................................  36,342   33,992
  Stock subscription notes....................................  (1,150)  (1,060)
                                                               -------  -------
                                                                35,245   32,985
                                                               -------  -------
                                                               $36,161  $34,092
                                                               =======  =======

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KOLL REAL ESTATE SERVICES

                         CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                     FOUR MONTHS
                                                          YEAR ENDED    ENDED
                                                          MARCH 31,   MARCH 31,
                                                             1996       1995
                                                          ---------- -----------
Interest income..........................................   $   98      $ 33
Amortization expense.....................................      (60)      (23)
                                                            ------      ----
Income before equity in net income of subsidiary.........       38        10
Equity in net income of subsidiary.......................    2,009       378
                                                            ------      ----
Net income...............................................   $2,047      $388
                                                            ======      ====

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KOLL REAL ESTATE SERVICES

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     FOUR MONTHS
                                                          YEAR ENDED    ENDED
                                                          MARCH 31,   MARCH 31,
                                                             1996       1995
                                                          ---------- -----------
Cash used in operating activities........................   $ (51)    $   (201)
Investing activities
  Acquisition of Koll Management Services, Inc...........    (162)     (25,040)
Financing activities
  Net proceeds from sale of common stock.................     123       25,241
  Payments received on stock subscription notes..........      90          --
                                                            -----     --------
                                                              213       25,241
                                                            -----     --------
Change in cash...........................................   $ --      $    --
                                                            =====     ========

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KOLL REAL ESTATE SERVICES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                MARCH 31, 1996

1. BASIS OF PRESENTATION

  In these condensed parent company-only financial statements, the Company's investment in subsidiary is stated at cost plus equity in undistributed earnings since the date of acquisition. The Company's share of net income of its unconsolidated subsidiary is included in consolidated income using the equity method. The condensed parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

  Current liabilities includes $947,000 and $707,000 in amounts due to the unconsolidated subsidiary at March 31, 1996 and 1995, respectively.

2. SUBSEQUENT EVENT

  On    , 1996, the Board of Directors authorized a     for     stock split to
be distributed on or about    , 1996, to shareholders of record on    , 1996.
In addition, authorized common shares was increased from 6,000,000 to 35,000,000. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           KOLL REAL ESTATE SERVICES

          YEAR ENDED MARCH 31, 1996, FOUR MONTHS ENDED MARCH 31, 1995, EIGHT MONTHS ENDED NOVEMBER 30, 1994 AND YEAR ENDED MARCH 31, 1994

                                            ADDITIONS
                                      ----------------------
                                                 CHARGED TO
                          BALANCE AT  CHARGED TO    OTHER
                         BEGINNING OF COSTS AND  ACCOUNTS -- DEDUCTIONS --  BALANCE AT END
      DESCRIPTION           PERIOD     EXPENSES   DESCRIBE     DESCRIBE       OF PERIOD
      -----------        ------------ ---------- ----------- -------------  --------------
KOLL REAL ESTATE
 SERVICES
YEAR ENDED MARCH 31,
 1996
Reserves and allowances
 deducted from asset
 accounts
  Allowance for uncol-
   lectible accounts....   $965,000    $834,000     $ --       $652,000(1)    $1,147,000
FOUR MONTHS ENDED MARCH
 31, 1995
Reserves and allowances
 deducted from asset
 accounts
  Allowance for uncol-
   lectible accounts....   $638,000    $644,000     $ --       $317,000       $  965,000
- ----------------------------------------------------------------------------------------
KOLL MANAGEMENT
 SERVICES, INC.
 (PREDECESSOR)
EIGHT MONTHS ENDED
 NOVEMBER 30, 1994
Reserves and allowances
 deducted from asset
 accounts
  Allowance for uncol-
   lectible accounts....   $138,000    $500,000     $ --       $     --       $  638,000
YEAR ENDED MARCH 31,
 1994
Reserves and allowances
 deducted from asset
 accounts
  Allowance for uncol-
   lectible accounts....   $211,000    $115,000     $ --       $188,000(1)    $  138,000

- --------
(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1.1++   Form of Underwriting Agreement.
  2.1**** Agreement and Plan of Merger, dated as of July 26, 1994, by and among
          Koll Management Services, Inc., KMS Holding Corporation and KMS
          Acquisition Corporation.
  2.2**** Exchange Agreement, dated July 26, 1994, by and among KMS Holding
          Corporation, FS Equity Partners III, L.P., FS Equity Partners
          International, L.P., The Koll Company, Ray Wirta and William S.
          Rothe.
  3.1++   Restated Certificate of Incorporation of the Registrant.
  3.2++   Bylaws of the Registrant, as amended and currently in effect.
  5.1++++ Opinion of Riordan & McKinzie, a Professional Law Corporation
          regarding the validity of the issuance of the securities registered hereunder.
 10.1++   Credit Agreement, dated as of November 23, 1994, by and among Koll
          Management Services, Inc., Berliner Handels-Und Frankfurter Bank and
          Bankers Trust Company.
 10.2++   First Amendment to Credit Agreement, dated as of January 16, 1995, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.3++   Second Amendment to Credit Agreement, dated as of January 12, 1996, by and among Koll Management Services, Inc., BHF-Bank
          Aktiengesellschaft (formerly Berliner Handels-Und Frankfurter Bank)
          and Bankers Trust Company.
 10.4++   Third Amendment and Waiver, dated as of January 12, 1996, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.5++   Fourth Amendment to Credit Agreement, dated as of August 14, 1996, by and among Koll Management Services, Inc., BHF-Bank Aktiengesellschaft
          (formerly Berliner Handels-Und Frankfurter Bank) and Bankers Trust
          Company.
 10.6++   Pledge Agreement, dated as of November 23, 1994, by and between Koll
          Management Services, Inc. and Bankers Trust Company.
 10.7++   Pledge Agreement, dated as of November 23, 1994, by and between KMS
          Holding Corporation and Bankers Trust Company.
 10.8++   Registration Rights Agreement, dated as of November 23, 1994, by and between KMS Holding Corporation, FS Equity Partners III, L.P. and FS
          Equity Partners International, L.P.
 10.9++   First Amendment to Registration Rights Agreement, dated October 18,
          1995, by and among KMS Holding Corporation, FS Equity Partners III,
          L.P., and FS Equity Partners International, L.P.
 10.10++  Second Amendment to Registration Rights Agreement, dated as of April
          1, 1996, by and among KMS Holding Corporation, FS Equity Partners
          III, L.P. and FS Equity Partners International, L.P.
 10.11++  Registration Rights Agreement, dated as of November 23, 1994, by and between KMS Holding Corporation and The Koll Holding Company.
 10.12++  First Amendment to Registration Rights Agreement, dated October 18,
          1995, by and among KMS Holding Corporation and The Koll Holding
          Company.
 10.13++  Registration Rights Agreement, dated October 18, 1995, by and among
          KMS Holding Corporation and AP KMS Partners, L.P.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.14++   First Amendment to Registration Rights Agreement, dated as of April
           1, 1996, by and among KMS Holding Corporation and AP KMS Partners,
           L.P.
 10.15++   Second Amended and Restated Stockholders Agreement, dated as of
           March 29, 1996, by and among KMS Holding Corporation, FS Equity
           Partners III, L.P., FS Equity Partners International, L.P., The Koll
           Holding Company, The Koll Company and AP KMS Partners, L.P.
 10.16++++ Form of Third Amended and Restated Stockholders Agreement by and
           among KMS Holding Corporation, FS Equity Partners III, L.P., FS
           Equity Partners International, L.P., The Koll Holding Company, The
           Koll Company and AP KMS Partners, L.P.
 10.17***  Management Services Agreement, effective as of April 1, 1993, by and between the Koll Management Services, Inc. and The Koll Company.
 10.18*    Business Opportunities Agreement, dated as of April 1, 1991, by and among the Koll Management Services, Inc., The Koll Company and
           certain other parties.
 10.19++   License Agreement, dated as of November 23, 1994, by and between The
           Koll Company and Koll Management Services, Inc.
 10.20++   Form of Lease, dated April 13, 1995, between Koll Management
           Services, Inc. and Koll Center Newport Number 14.
 10.21++   Form of Lease, dated October 2, 1995, between Koll Management
           Services, Inc. and Koll Center Newport Number 14.
 10.22++   Amendment Number 1, dated June 6, 1996, to the Office Building Lease dated October 2, 1995.
 10.23++   Lease Guaranty, dated as of November 15, 1994, by Koll Management
           Services, Inc. for the benefit of Koll Corporate Associates and
           Aetna Life Insurance Company.
 10.24*    The Koll Company 401(k) Plus Plan and Trust.
 10.25++   Form of Indemnity Agreement.
 10.26++   Employment Agreement by and between Koll Management Services, Inc.
           and Richard G. Wollack.
 10.27++   Employment Agreement by and between Koll Management Services, Inc.
           and Richard S. Abraham.
 10.28++   Amended 1994 Employee Stock Subscription Plan.
 10.29++   Amended 1994 Nonqualified Performance Stock Option Plan.
 10.30++   Amended and Restated Option Agreement, dated November 23, 1994, by and among The Koll Company, The Koll Holding Company, William S.
           Rothe, KMS Holding Corporation and Ray Wirta.
 10.31++   Amended and Restated Option Agreement, dated as of November 23,
           1994, by and among The Koll Company, The Koll Holding Company, Ray
           Wirta and Koll Management Services, Inc.
 10.32++   Noncompetition and Confidentiality Agreement, dated April 1, 1996, by and among KMS Holding Corporation, FS Equity Partners III, L.P.,
           FS Equity Partners International, L.P. and Donald M. Koll.
 10.33++   Noncompetition and Confidentiality Agreement, dated April 1, 1996, by and among KMS Holding Corporation, AP KMS Partners, L.P. and
           Donald M. Koll.
 10.34**   Agreement of General Partnership of Koll/CC&F Management Services,
           dated as of December 12, 1991, by and between Koll Management
           Services, Inc. and CC&F Management Co., Inc.
 10.35++   First Amendment to Agreement of General Partnership of Koll/CC&F
           Management Services, dated November 1, 1993, by and between Koll
           Management Services, Inc. and CC&F Asset Management Co., Inc.
           Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.36++ Stock Purchase Agreement, dated as of March 31, 1993, by and among
         Daniel M. Ardell and David B. Ardell, as Trustee of the David Barclay
         Ardell and Cynthia Sieling Ardell Family Trust, dated January 18,
         1985, Koll Management Services, Inc. and D.A. Management, Inc. Certain
         portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.37++ Stock Purchase Agreement, dated as of January 28, 1994, by and among
         John A. Bonutto, Harold C. Hofer, John A. Bonutto and Teresa L.
         Bonutto, as Trustees of the J&T Bonutto Revocable Trust u/d/t dated
         October 12, 1990, and Harold C. Hofer and Lisa Anne Hofer, as Trustees
         of the H&L Hofer Revocable Trust u/d/t dated March 1, 1990, Koll
         Partnerships I, Inc., Interstar Management, Inc. and Bonutto-Hofer
         Investments. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.38++ Asset Purchase Agreement of Certain General Partnership Interests,
         dated as of May 10, 1994, by and among Koll Partnerships II, Inc. and
         Dover Retail Properties, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of
         1933, as amended.
 10.39++ First Amendment to Asset Purchase Agreement of Certain General
         Partnership Interests, dated as of May 10, 1994, by and between Koll
         Partnerships II, Inc. and Dover Retail Properties, Inc.
 10.40++ Asset Purchase Agreement, dated as of September 14, 1994, by and among
         Steven M. Pagnotta and David A. Petersen, Koll Management Services,
         Inc. and Midstates Management Co., Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form
         S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities
         Act of 1933, as amended.
 10.41++ Stock and Asset Purchase Agreement, dated as of March 4, 1995, by and among Bradley C. Burgess, James W. Schlesing, J. Robert White, Jr.,
         CBS Investment Realty of California, Inc., Koll Management Services,
         Inc., CBS Investment Realty of New Mexico, Inc. and CBS Investment
         Realty, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.42++ First Amendment to Stock and Asset Purchase Agreement and Mutual
         Release, dated as of May 1, 1996, by and among Bradley C. Burgess,
         James W. Schlesing, J. Robert White, Jr., CBS Investment Realty of
         California, Inc. and Koll Management Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.43++ Asset Purchase Agreement, dated as of March 24, 1995, by and among
         Richard G. Wollack, Brent Donaldson, Koll Management Services, Inc.
         and Liquidity Financial Group, L.P. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of
         1933, as amended.
 10.44++ Asset Purchase Agreement, dated as of June 30, 1995, by and between
         The Shelard Group, Inc. and SCI Services, Inc. and Koll Management
         Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
         Rule 406 promulgated under the Securities Act of 1933, as amended.

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 10.45++  Amendment to Asset Purchase Agreement and Agreement for Construction
          Management Services, dated as of August 5, 1995, by and between Koll
          Management Services, Inc. and SCI Services, Inc.
 10.46++  Operating Agreement for Koll-Dove Global Disposition Services, LLC,
          dated as of March 13, 1995, by and among Ross-Dove Company, Inc.,
          Dovemedia Ltd., Dove Capital Corporation and Koll Management
          Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to
          Rule 406 promulgated under the Securities Act of 1933, as amended.
 10.47++  Koll-Dove Global Disposition Services, LLC Contribution Agreement,
          dated as of March 9, 1995, by among Ross-Dove Company, Inc.,
          Dovetech, Inc., Dovemedia, Ltd., Dove Capital Corporation, Ross Dove,
          Kirk Dove and Koll Management Services, Inc. Certain portions of this exhibit have been omitted from the copies filed as part of this Form
          S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities
          Act of 1933, as amended.
 10.48++  Buy/Sell Agreement, dated as of March 13, 1995, by and among Koll-
          Dove Global Disposition Services, LLC, Ross-Dove Company, Inc. and
          Dove Capital Corporation. Certain portions of this exhibit have been omitted from the copies filed as part of this Form S-1 and are the subject of a request for confidential treatment with respect thereto pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
 11++     Statement Re: Computation of Per Share Earnings.
 21++     List of Subsidiaries of the Registrant.
 23.1++++ Consent of Riordan & McKinzie (contained in Exhibit 5.1).
 23.2++   Consent of Ernst & Young LLP.
 23.3++   Consent of Ernst & Young LLP.
 23.4++   Consent of Arthur Andersen LLP.
 24.1++   Powers of Attorney (included on the signature page).
 27.1++   Financial Data Schedule.

- --------
   * Filed an exhibit to the Koll Management Services, Inc.'s Registration Statement on Form S-1 (Registration No. 33-40948) on May 31, 1991 and incorporated herein by reference.
  ** Filed as an exhibit to Koll Management Services, Inc.'s Form 8-K dated
     January 1, 1992 and incorporated herein by reference.
 *** Filed as an exhibit to Koll Management Services, Inc.'s Annual Report on
     Form 10-K for the fiscal year ended March 31, 1993 and incorporated herein by reference.
**** Filed as an exhibit to Koll Management Services, Inc.'s Schedule 13E-3 filed August 18, 1994 and incorporated herein by reference.
   ++Filed herewith.
 ++++To be filed by amendment.